6 February 2017

ERIN ENERGY CORPORATION
as Parent

and

ERIN PETROLEUM NIGERIA LIMITED
as Company

and

THE MAURITIUS COMMERCIAL BANK LIMITED
as Mandated Lead Arranger

and

THE MAURITIUS COMMERCIAL BANK LIMITED
as Agent

and

THE MAURITIUS COMMERCIAL BANK LIMITED
as Security Agent

and

THE ENTITIES LISTED IN SCHEDULE 1
as Original Lender

USD 100,000,000 PRE-EXPORT FINANCE FACILITY AGREEMENT

Herbert Smith Freehills LLP

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42.	AMENDMENTS AND WAIVERS	115
43.	CONFIDENTIALITY	116
44.	CONFIDENTIALITY OF FUNDING RATES	120
45.	COUNTERPARTS	121
46.	GOVERNING LAW	121
47.	ENFORCEMENT	121
48.	WAIVER OF IMMUNITY	122
SCHEDULE 1 THE ORIGINAL LENDER		123
SCHEDULE 2 CONDITIONS PRECEDENT TO INITIAL UTILISATION		124
SCHEDULE 3 UTILISATION REQUESTS		127
SCHEDULE 4 FORM OF TRANSFER CERTIFICATE		130
SCHEDULE 5 FORM OF ASSIGNMENT AGREEMENT		132
SCHEDULE 6 COVER RATIOS CERTIFICATE		135
SCHEDULE 7 LMA FORM OF CONFIDENTIALITY UNDERTAKING		136
SCHEDULE 8 TIMETABLES		140
SCHEDULE 9 ZENITH SECURITY DOCUMENTS		141
SCHEDULE 10 SHAREHOLDER DEBT INSTRUMENTS		142
SCHEDULE 11 FORM OF LETTER OF CREDIT		143
SCHEDULE 12		145
FORM OF DEMAND		145
SCHEDULE 13 EXISTING FINANCIAL INDEBTEDNESS		146
SCHEDULE 14 EXISTING GUARANTEES		147
SCHEDULE 15 EXISTING SECURITY		148
SCHEDULE 16 EXISTING LOANS		149
SCHEDULE 17 DISCLOSURE TABLE		150
SCHEDULE 18 FORM OF OVERRIDE DEED		151

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THIS AGREEMENT is dated 6 February 2017 and made
BETWEEN

(1)	ERIN ENERGY CORPORATION, having its registered office at 1330 Post Oak Blvd., Suite 2250, Houston, TX 77056, with registration number 30-0349798 (the "Parent" or the "Guarantor");

(2)
ERIN PETROLEUM NIGERIA LIMITED (formerly known as Camac Petroleum Limited), having its registered office at Camac House, Plot 1649, Olosa Street, Victoria Island, Lagos, Nigeria, with registration number 860957 (the "Borrower" or the "Company");

(3)	THE MAURITIUS COMMERCIAL BANK LIMITED as mandated lead arrangers (the "Arranger");

(4)	THE ENTITIES listed in Schedule 1 (The Original Lender) as original lender (the "Original Lender");

(5)	THE MAURITIUS COMMERCIAL BANK LIMITED as agent of the other Finance Parties (the "Agent");

(6)	THE MAURITIUS COMMERCIAL BANK LIMITED as security trustee for the Secured Parties (the "Security Agent"); and

(7)	THE MAURITIUS COMMERCIAL BANK LIMITED as issuing bank (the "Issuing Bank").
IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:
"Abandonment Costs" means all costs and expenses incurred, or to be incurred, or any provision required to be made for such costs and expenses, in each case, in connection with the abandonment and/or demolition and removal (together with any site reinstatement) of the Fields.
"Acceptable Bank" means:

(a)
a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Agent.
"Accounting Principles" means generally accepted accounting principles in the United States of America (and in the case of the Company converted and reconciled to IFRS for purposes of the Company’s financial statements).
"Accounting Reference Date" means 31 December of each Financial Year.
"Actual Budget" means the actual budget of the Company provided to the Agent in accordance with Clause 23.4.2 (Information: miscellaneous).
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Agreement" means this agreement.
"Allied" means Allied Energy Plc, having its registered office at 1649 Olosa Street, Camac House, Victoria Island, Lagos, Nigeria.

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"Assignment Agreement" means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.
"Assumptions" mean the assumptions used to prepare the Financial Projection including:

(a)	petroleum prices (including the Crude Oil price deck) to be approved by the Lenders; and

(b)
the production forecasts in respect of the proved reserves volumes, CAPEX Program, operating expenditure and other relevant assumptions as provided by the Borrower and as approved by the Technical Advisor and the Lenders.

"Auditors" means name of current auditors of the Parent or any other firm appointed by the Parent to act as its statutory auditors.
"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
"Availability Period" means the period from and including the date of this Agreement to and including the End of the Grace Period.
"Available Commitment" means a Lender's Commitment minus:
(a)    its participation in any outstanding Utilisations; and

(b)	in relation to any proposed Utilisation, its participation in any other Utilisations that are due to be made on or before the proposed Utilisation Date.
"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.
"Basel III" has the meaning given to that term in Clause 17.1.2 (Increased costs).
"Benefit Plan" means any employee benefit plan (including such plans as defined in Section 3(3) of ERISA) that an Obligor or an ERISA Affiliate sponsors or maintains or to which an Obligor or a subsidiary of an Obligor makes, is making, or is obligated to make contributions and includes any Pension Plan.
"Break Costs" means the amount (if any) by which:

(a)
the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Bumi" means Bumi Armada Berhad, having its registered office at Level 21, Menara Perak, 24, Jalan Perak, 50450 Kuala Lumpur, Malaysia with registered number 370398-X.
"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Lagos, Geneva, Johannesburg and Port Louis, and in relation to any date for payment or purchase of dollars, New York.
"Buyer" means Glencore Energy UK Ltd or any other replacement buyer of Petroleum from the Fields acceptable to the Lenders who has concluded a sales contract in accordance with Clause 26.9 (Replacement Sales Contract).
"CAMAC" means CAMAC Energy Holdings Limited.

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"CAPEX Program" means the capital expenditures program of the Company in relation to the development of the Fields included in the then current Financial Projection, in form and substance satisfactory to the Technical Advisor and the Lenders.
"CAPEX Reserve Account" means the bank account opened and maintained by the Borrower in accordance with Clause 27 (Bank Accounts) and includes any interest of the Company in any replacement account or any sub-division or sub account of that account.
"Cash" means, at any time, cash denominated in USD in hand or at bank and (in the latter case) credited to an account in the name of an Obligor with a bank or financial institution approved by the Agent and to which an Obligor is alone (or together with the other Obligor) beneficially entitled and for so long as:
(a)    that cash is repayable within 3 days of the relevant date of calculation;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)
there is no Security over that cash except for Transaction Security or any Permitted Security constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements; and

(d)	the cash is freely and immediately available to be applied in repayment or prepayment of the Facility.
"Cash Equivalent Investments" means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by a bank or financial institution approved by the Agent;

(b)	governmental obligations consisting of:

(i)
any investment in marketable debt obligations issued or guaranteed by the government of any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(ii)	marketable securities issued by the U.S. Government and supported by the full faith and credit of the U.S. Treasury, either by statute or an opinion of the Attorney General of the United States; and

(iii)
marketable debt securities, rated Aaa by Moody’s and/or AAA by Standard & Poor’s Rating Services, issued by U.S. Government-sponsored enterprises, U.S. federal agencies, U.S. federal financing banks, and international institutions whose capital stock has been subscribed for by the United States.

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)
which has a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-

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term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)
any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (b)(ii) above and (iii) can be turned into cash on not more than 30 days' notice; or

(e)    any other debt security approved by the Majority Lenders,
in each case, denominated in USD and to which either Obligor is alone (or together with the other Obligor is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents).
"CFADS" has the meaning given to that term in Clause 24.1 (Definitions).
"Charged Property" means all of the assets of the Company which from time to time are, or are expressed to be, the subject of the Transaction Security.
"Close Family Member of a Public Official" means a spouse, one of his/her children or parents.
"Commitment" means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Schedule 1 (The Original Lender) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
"Company's Agent" means the Parent appointed to act on behalf of the Company in relation to the Finance Documents pursuant to Clause 2.3 (Company's Agent).
"Company Change of Ownership" means the Parent ceases directly or indirectly to hold 100% of the share capital and voting rights of the Company (save for any nominee shares as required under Nigerian law).
"Confidential Information" means all information relating to either Obligor, the Group, the Transaction Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 43 (Confidentiality); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

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(C)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate.
"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 7 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Parent and the Agent.
"Corrupt Act" has the meaning given to such term in Clause 22.18.5 (Anti-corruption law, anti-bribery law).
"Cover Ratios" has the meaning given to that term in Clause 24.1 (Definitions).
"Cover Ratios Certificate" means a certificate substantially in the form set out in Schedule 6 (Cover Ratios Certificate).
"CRD IV" has the meaning given to that term in Clause 17.1.2 (Increased costs).
"CRR" has the meaning given to that term in Clause 17.1.2 (Increased costs).
"Crude Oil" means liquid Petroleum which has been treated but not refined.
"Debt Purchase Transaction" means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of, any Commitment or amount outstanding under this Agreement.
"Debt Service Obligations" has the meaning given to that term in Clause 24.1 (Definitions).
"Debt Service Reserve Account" or "DSRA" means the bank account opened and maintained by the Company with the Agent in accordance with Clause 27 (Bank Accounts) and includes any interest of the Company in any replacement account or any sub-division or sub account of that account.
"Default" means an Event of Default or any event or circumstance specified in Clause 28 (Events Of Default) other than Clause 28.25 (Acceleration) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Agent.
"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

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(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
"DPR" means the Nigerian Department of Petroleum Resources.
"DSRA Pledge Agreement" means the DSRA pledge agreement to be dated on or about the date of this Agreement between the Company as pledgor and the Security Agent as pledgee pursuant to which the Company pledges all amounts standing to the credit of the DSRA in favour of the Security Agent to secure the Secured Obligations.
"End of the Grace Period" means 30 June 2017.
"Environment" means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).
"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.
"Environmental Law" means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including any waste.
"Environmental Permits" means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.
"ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.
"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with either Obligor within the meaning of Section 414(b) or (c) of the IRC (and Sections 414(m) and (o) of the IRC for purposes of provisions relating to Section 412 of the IRC).
"ERISA Event" means:

(a)	a Reportable Event with respect to a Pension Plan;

(b)
a withdrawal by either Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA;

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(c)	a complete or partial withdrawal by either Obligor or ERISA Affiliate from a Multi-employer Plan or notification that a Multi-employer Plan is in reorganization;

(d)
the filing of a notice of intent to terminate, the treatment of a Benefit Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multi-employer Plan;

(e)	a determination that a Pension Plan is considered an at-risk plan or a plan in critical or endangered status under the IRC or ERISA;

(f)
the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multi-employer Plan;

(g)	the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon either Obligor or ERISA Affiliate; or

(h)
the failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of the Pension Plan, whether or not waived, or to make a required contribution to a Multi-employer Plan.

"Event of Default" means any event or circumstance specified as such in Clause 28 (Events of Default) other than Clause 28.25 (Acceleration).
"Expiry Date" means, in respect of a Letter of Credit, the last day of its Term.
"Export Proceeds" means all proceeds paid or payable under the Sales Contract and credited directly to the Zenith Account in accordance with the terms of the Sales Contract and Clause 27.2 (Credits to Facility Accounts).
"Facility" means the term loan and letter of credit facilities made available under this Agreement as described in Clause 2.1 (The Facilities).
"Facility Accounts" means the Offshore Collection Account, the Zenith Account, the DSRA Account and the CAPEX Reserve Account.
"Facility Office" means:

(a)
in respect of a Lender or Issuing Bank, the office or offices notified by that Lender or Issuing Bank to the Agent in writing on or before the date it becomes a Lender or the Issuing Bank (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.
"FCPA" has the meaning given to such term in Clause 22.18.1 (Anti-corruption law, anti-bribery law).
"Federal Reserve Board" means the Board of Governors of the US Federal Reserve System or any successor thereto.
"Fee Letter" means any letter or letters dated on or about the date of this Agreement between the Arranger and the Company (or the Agent and the Company or the Security Agent and the Company) setting out any of the fees referred to in Clause 15 (Fees).
"Field" means any existing or future field and/or well within the OMLs including Oyo 7, 8, 9 and Oyo 10.
"Finance Document" means this Agreement, any Cover Ratios Certificate, any Fee Letter, the Override Deed, the Subordination Agreement, each Transaction Security Document, any Utilisation Request, the Irrevocable Payment Instructions and any other document designated as a "Finance Document" by the Agent and the Parent.

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"Finance Lease" means any lease or hire purchase contract, a liability under which would, in accordance with the Accounting Principles, be treated as a balance sheet liability (other than a lease or hire purchase contract which would, in accordance with the Accounting Principles in force prior to 1 January 2019 have been treated as an operating lease).
"Finance Party" means the Agent, the Arranger, the Security Agent, the Issuing Bank or a Lender.
"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under the Accounting Principles);

(f)
any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;

(h)
any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles);

(i)    any amount of any liability under an advance or deferred purchase agreement if:

(i)	one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question; or

(ii)	the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

(j)
any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.
"Financial Close" means the date on which the Agent notifies the Company and the Lenders that it has received all of the documents and other evidence set out in Schedule 2 (Conditions precedent to initial Utilisation) in form and substance satisfactory to the Agent and/or waived receipt of those documents and other evidence, to occur no later than 16 January 2017, unless such date is extended by agreement of the Parties.
"Financial Projection" means the financial projections used to establish CFADS in accordance with a computer model as may be amended and updated from time to time in

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accordance with Clause 23.9 (Financial Projection), in form and substance satisfactory to the Agent.
"Financial Quarter" means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.
"Financial Year" means the annual accounting period of the Group ending on or about 31 December in each year.
"Financing Support Agreement" means the financing support agreement dated on or about the date hereof entered into between the Parent and PIC relating to various matters in cluding delivery of the SBSA Guarantee.
"FPSO" means the floating production storage and offloading vessel, Armada Perdana, or any replacement vessel.
"FPSO Charter" means the charter agreement between Bumi and the Company relating to the FPSO, as amended by the FPSO Charter Amendment Agreement.
"FPSO Charter Amendment Agreement" means the amendment agreement to the FPSO Charter, in form and substance satisfactory to the Lenders.
"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to Clause 12.4.2 (Notification of rates of interest).
"Government Entity" has the meaning given to such term in Clause 22.18.3 (Anti-corruption law, anti-bribery law).
"Gross Expenditure" means, in relation to any period, the aggregate of (without double counting) the following items attributable to the Working Interests:

(a)	all costs and outgoings of the Company including operating costs (excluding any payments under the Finance Documents),

(b)	capital expenditures (not taking into account the CAPEX Program) and Abandonment Costs;

(c)	insurance costs;

(d)	hedging liabilities;

(e)	Taxes net of allowances on committed expenditure;

(f)	royalties; and

(g)	general and administrative costs,
in each case, payable or, as the case may be, projected to be payable, by the Company.
"Gross Revenue" means in relation to any period, the aggregate of (without double counting) the following items attributable to the Working Interests:

(a)	the gross proceeds of sale of all Petroleum to which the Company is entitled;

(b)	any proceeds of any insurances (other than in respect of any insurance to be paid in settlement of claims in respect of third party liability);

(c)	all refunds or reimbursements of Taxes;

(d)	all compensation or other consideration received on account of nationalisation, expropriation or requisition;

(e)	such other amounts as the Company and the Agent may agree to include for the purposes of this Agreement; and

(f)	all amounts payable to the Company under any hedging agreement entered into in accordance with this Agreement, in each case, paid or, as the case may be, projected to be paid, to the Company.
"Group" means the Parent and each of its Subsidiaries for the time being.

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"Group Structure Chart" means the group structure chart in the agreed form.
"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.
"IFRS" means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
"Impaired Agent" means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document; or

(c)	an Insolvency Event has occurred and is continuing with respect to the Agent;
unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and
payment is made within three Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
"Initial Repayment Date" means the End of the Grace Period.
"Insolvency Event" in relation to the Agent (or, for the purposes of Clause 26.8 (Buyer failure), the Buyer) means that the Agent or Buyer:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency

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proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(i)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
"Interest Payment Date" means:

(a)	prior to the End of the Grace Period, each Quarter Date after the first Utilisation Date;

(b)	the End of the Grace Period; and

(c)	each Repayment Date after the End of the Grace Period.
"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 13 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 12.3 (Default interest).
"Interpolated Screen Rate" means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of the Specified Time for dollars.
"IRC" means the US Internal Revenue Code of 1986, as amended.
"Irrevocable Payment Instructions" means the irrevocable payment instructions to and acknowledgement and acceptance in favour of the Agent on behalf of the Finance Parties by the Buyer providing that payments under the Sales Contract are to be paid directly to the Zenith Account, in form and substance satisfactory to the Agent.
"L/C Proportion" means in relation to a Lender in respect of any Letter of Credit the proportion (expressed as a percentage) borne by that Lender's Available Commitment to the relevant Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.
"Legal Reservations" means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

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(b)
the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, laws, regulations, rights and defences under the laws of any Relevant Jurisdiction.
"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 29 (Changes to the Lenders), which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.
"Letter of Credit" means:

(a)
a letter of credit, substantially in the form set out in Schedule 11 (Form Of Letter Of Credit) or in any other form requested by the Borrower and agreed by the Agent with the prior consent of the Majority Lenders and the Issuing Bank; or

(b)	any guarantee, indemnity or other instrument in a form requested by the Borrower and agreed by the Agent with the prior consent of the Majority Lenders and the Issuing Bank.
"LIBOR" means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time for dollars and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 14 (Changes to the Calculation of Interest),
and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.
"Limitation Acts" means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.
"LMA" means the Loan Market Association.
"Loan" means a loan to be made under the Facility or the principal amount outstanding for the time being of that loan.
"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 66 ⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 ⅔ per cent. of the Total Commitments immediately prior to that reduction).
"Margin" means six per cent. per annum.
"Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the Federal Reserve Board.
"Material Adverse Effect" means, in the opinion of the Majority Lenders, a material adverse effect on:

(a)	the business (including the production and export capacity), operations, property, condition (financial or otherwise) or prospects of either Obligor or the Group taken as a whole; or

(b)	the ability of either Obligor to perform its obligations under the Transaction Documents to which it is a party; or

(c)
the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

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"Material Licence" means the OMLs.
"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
"Multi-employer Plan" means a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six years contributed to, or been obligated to be contributed to, by any Obligor or any ERISA Affiliate.
"New Lender" has the meaning given to that term in Clause 29 (Changes to the Lenders).
"Non-Acceptable L/C Lender" means a Lender which:

(a)
is not an Acceptable Bank within the meaning of paragraph (a) of the definition of "Acceptable Bank" (other than a Lender which each Issuing Bank has agreed is acceptable to it notwithstanding that fact); or

(b)
has failed to make (or has notified the Agent that it will not make) a payment to be made by it under Clause 7.4 (Indemnities) or Clause 32.11 (Lenders' indemnity to the Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment.

"Obligor" means the Company or the Parent.
"OECD Convention" has the meaning given to such term in Clause 22.18.1 (Anti-corruption law, anti-bribery law).
"Offshore Collection Account" means the offshore bank account opened in Mauritius and maintained by the Company with the Agent in accordance with Clause 27 (Bank Accounts) and includes any interest of the Company in any replacement account or any sub-division or sub-account of that account.
"Offshore Collection Account Pledge Agreement" means the Offshore Collection Account pledge agreement dated on or about the date of this Agreement between the Company as pledgor, the Security Agent and the Agent, pursuant to which the Company pledges, inter alia, all amounts standing to the credit of the Offshore Collection Account in favour of the Security Agent to secure the Secured Obligations.
"OML 120" means the oil mining lease numbered 120 issued by the government of the Federal Republic of Nigeria to Allied Energy Resources (Nigeria) Limited (currently known as Allied Energy Plc) for a term of twenty (20) years with an effective date of 27 February 2001.
"OML 121" means the oil mining lease numbered 121 issued by the government of the Federal Republic of Nigeria to Allied Energy Resources (Nigeria) Limited (currently known as Allied Energy Plc) for a term of twenty (20) years with an effective date of 27 February 2001.

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"OMLs" means OML 120 and OML 121.
"Original Financial Statements" means:

(a)	in relation to the Parent, its audited consolidated financial statements for its Financial Year ended 31 December 2015; and

(b)	in relation to the Company, its audited financial statements for its Financial Year ended 31 December 2015.
"Original Jurisdiction" means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement and in the case of the Parent, "Original Jurisdiction" also means Texas.
"Override Deed" means the deed dated on or about the date hereof between, amongst others, the Parent, the Company, the Agent, the Security Agent and Zenith Bank, which organises, inter alia, pro-rata rights of the Lenders in respect of the Export Proceeds, sets out pro-rata sharing of enforcement proceeds between Zenith and the Agent in respect of the Zenith Security Documents and the Transaction Security Documents and waives certain provisions of the Zenith Finance Documents.
"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
"Party" means a party to this Agreement or any other Finance Document.
"PBGC" means the Pension Benefit Guaranty Corporation, or any Government Entity succeeding to the functions thereof or any Government Entity of another jurisdiction exercising similar functions in respect of any Benefit Plans of an Obligor.
"Pension Plan" means a pension plan or an employee benefit plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, which an Obligor or ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or has made contributions at any time during the immediately preceding five plan years.
"Permitted Acquisition" means:

(a)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;

(b)	an acquisition of shares or equity securities issued by any other member of the Group as otherwise permitted under the Finance Documents;

(c)	an acquisition of securities which are Cash Equivalent Investments so long as those Cash Equivalent Investments become subject to the Transaction Security as soon as is reasonably practicable;

(d)	the incorporation of a company which on incorporation becomes a member of the Group, but only if:

(i)	that company is incorporated with limited liability; and

(ii)
if the shares in the company are owned by an Obligor, Security over the shares of that company, in form and substance satisfactory to the Agent, is created in favour of the Security Agent within 30 days of the date of its incorporation;

(e)
an acquisition of (A) all of the issued share capital of a limited liability company or (B) (if the acquisition is made by a limited liability company whose sole purpose is to make the acquisition) a business or undertaking carried on as a going concern, but only if:

(i)	no Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition;

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(ii)	the acquired company, business or undertaking is engaged in a business substantially the same as that carried on by the Obligors; and

(iii)
the consideration (including associated costs and expenses) for the acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in the acquired company (or any such business) at the date of acquisition (when aggregated with the consideration (including associated costs and expenses) for any other Permitted Acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in any such acquired companies or businesses at the time of acquisition does not in any Financial Year of the Parent exceed in aggregate USD20,000,000 or its equivalent, provided that no Obligor will and each Obligor shall ensure that no other member of the Group will directly or indirectly acquire any interest in assets located in or connected with any country which is subject to trade sanctions imposed by a Sanctions Authority without the consent of all Lenders.
"Permitted Disposal" means any sale, lease, licence, transfer or other disposal which, except in the case of paragraph (b), is on arm's length terms:

(a)	of trading stock or cash made by any member of the Group in the ordinary course of trading of the disposing entity;

(b)	of any asset by a member of the Group (the "Disposing Company") to another member of the Group (the "Acquiring Company"), but if:

(i)	the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor; and

(ii)	the Disposing Company had given Security over the asset, the Acquiring Company must give equivalent Security over that asset;

(c)	of assets (other than shares or businesses) in exchange for other assets comparable or superior as to type, value and quality;

(d)	of obsolete or redundant vehicles, plant and equipment for cash or other consideration;

(e)	as required by applicable laws relating to the protection of Environment and health and safety requirements;

(f)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(g)	arising as a result of any Permitted Security; and

(h)
of assets (other than shares) for cash where the higher of the market value and net consideration receivable (when aggregated with the higher of the market value and net consideration receivable for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs or as a Permitted Transaction) does not exceed $20,000,000 (or its equivalent) in total during the term of this Agreement and does not exceed $20,000,000 (or its equivalent) in any Financial Year of the Company.

"Permitted Financial Indebtedness" means Financial Indebtedness:

(a)	arising under the Zenith Finance Documents, in the form existing as at the date of this Agreement;

(b)	arising in relation to its obligations to Bumi, as the FPSO owner, approved by the Agent in accordance with the terms hereof;

(c)	to the extent covered by a Letter of Credit;

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(d)
arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade, but not a foreign exchange transaction for investment or speculative purposes;

(e)	arising under a Permitted Loan or a Permitted Guarantee or as permitted by Clause 25.22 (Treasury Transactions);

(f)
of any person acquired by a member of the Group after the date of this Agreement which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of three months following the date of acquisition;

(g)
under Finance Leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed $20,000,000 (or its equivalent in other currencies) at any time;

(h)
not permitted by the preceding paragraphs (including letters of credit or bonds arising in the normal course of trading) or as a Permitted Transaction and the outstanding amount of which does not exceed $20,000,000 (or its equivalent) in aggregate for the Group at any time; or

(i)
any existing Financial Indebtedness set out in Schedule 13(Existing Financial Indebtedness) except to the extent the principal amount of Financial Indebtedness exceeds the amount stated in that Schedule.

"Permitted Guarantee" means:

(a)	the endorsement of negotiable instruments in the ordinary course of trade;

(b)	any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade;

(c)	any guarantee permitted under Clause 25.19 (Financial Indebtedness);

(d)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (c) of the definition of "Permitted Security";

(e)	letters of credit or bonds arising in the normal course of trading where the outstanding amount of which does not exceed USD 10,000,000 (or its equivalent) in aggregate for the Group at any time;

(f)
any indemnity given in the ordinary course of the documentation of an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal which indemnity is in a customary form and subject to customary limitations; or

(g)	any guarantees set out in Schedule 14 (Existing Guarantees) except to the extent the principal amount guaranteed exceeds the amount stated in that Schedule.
"Permitted Loan" means:

(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (except under paragraph (b) of that definition);

(c)
a loan made by a member of the Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not exceed USD 25,000 (or its equivalent) at any time;

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(d)
any loan (other than a loan made by a member of the Group to another member of the Group) so long as the aggregate amount of the Financial Indebtedness under any such loans does not exceed USD 3,000,000 (or its equivalent) at any time; and

(e)	any existing Loan set out in Schedule 16 (Existing Loans).
"Permitted Security" means:

(a)	Security arising under the Zenith Security Documents;

(b)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(c)
any netting or set-off arrangement entered into by any member of the Group with Zenith Bank and other commercial banks in Nigeria in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group but only so long as (i) such arrangement does not permit credit balances of Obligors to be netted or set off against debit balances of members of the Group which are not Obligors and (ii) such arrangement does not give rise to other Security over the assets of Obligors in support of liabilities of members of the Group which are not Obligors;

(d)
any payment or close out netting or set-off arrangement pursuant to any Treasury Transaction or foreign exchange transaction entered into by a member of the Group which constitutes Permitted Financial Indebtedness, excluding any Security or Quasi-Security under a credit support arrangement;

(e)
any Security or Quasi-Security arising under any retention of title, hire purchase, purchase money or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(f)	any Quasi-Security arising as a result of a disposal which is a Permitted Disposal;

(g)	any Security or Quasi-Security arising as a consequence of any Finance Lease permitted pursuant to paragraph (g) of the definition of "Permitted Financial Indebtedness";

(h)	any Security arising in respect of the Company's obligations under the FPSO Charter but only to the extent this is approved by the Agent;

(i)	any existing Security disclosed in Schedule 16 (Existing Security) except to the extent the principal amount secured exceeds the amount stated in that Schedule.
"Permitted Transaction" means:

(a)	the reduction of the FPSO Charter fee (and other material terms) the terms of which are documented in the FPSO Charter Amendment Agreement;

(b)	any composition, compromise or arrangement with Zenith Bank the terms of which have been notified to the Agent no later than the date of this Agreement;

(c)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;

(d)
the solvent liquidation or reorganisation of any member of the Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group; or

(e)	transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of

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Financial Indebtedness) conducted in the ordinary course of trading on arm's length terms.
"Petroleum" means any mineral oil or relative hydrocarbon and natural gas existing in its natural condition in strata but not including coal or bituminous shales or other stratified deposits from which oil can be extracted by destructive distillation.
"PIC" means the Public Investment Corporation SOC Ltd.
"PIC Letter" means the letter from PIC to the Lenders dated on or about the date hereof, in form and substance satisfactory to the Lenders.
"Production Sharing Contract" means the agreement dated 22 July 2005 originally entered into by Allied Energy Resources Nigeria Limited (currently known as Allied Energy Plc.), Camac International (Nigeria) Limited and Nigerian Agip Exploration Limited in respect of the rights, interests, duties and obligations arising under the OMLs as amended and novated by three (3) agreements dated (i) 17 April 2010 (ii) 15 February 2011 and 19 November 2013.
"Provisional Budget" means the provisional budget of the Company used to calculate CFADS in accordance with then current Financial Projection.
"Public Official" means an elected or appointed official, employee or agent, holding decision making power or similar, of any national, regional or local government/state or department, agency or instrumentality of any such government/state or any enterprise in which such a government/state owns, directly or indirectly, a majority or controlling interest; an official of a political party; a candidate for public office; and any official, employee or agent of any public international organization.
"Quarter Date" means each of 31 March, 30 June, 30 September and 31 December.
"Quasi-Security" has the meaning given to that term in Clause 25.14 (Negative pledge).
"Quotation Day" means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period, unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).
"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
"Relevant Jurisdiction" means, in relation to an Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business (directly and not through its Subsidiaries); and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.
"Relevant Market" means the London interbank market.
"Renewal Request" means a written notice delivered to the Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit).
"Repayment Date" means each date set out in the first column on the table in Clause 8.1 (Repayment of Loans).

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"Repayment Instalment" means each scheduled instalment for repayment of the Loans referred to in Clause 8.1 (Repayment of Loans).
"Repeating Representations" means each of the representations set out in Clause 22.2 (Status) to Clause 22.7 (Governing law and enforcement) inclusive, Clause 22.11 (No default), Clause 22.12 (No misleading information), Clause 22.13.4, 22.13.5 and 22.13.6 (Original Financial Statements), Clause 22.20 (Ranking) to Clause 22.22 (Legal and beneficial ownership), Clause 22.25 (Sales Contract), Clause 22.26 (FPSO Charter), Clause 22.27 (Centre of main interests and establishments), Clause 22.29 (No immunity) and Clause 22.30 (Private and commercial acts).
"Reportable Event" means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.
"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
"Required DSRA Balance" means from Financial Close, the amount equal to USD10,000,000 and on each Repayment Date thereafter.
"Reserves Consultant" means the Technical Advisor, or any other consultant selected by the Agent in consultation with the Company, acting reasonably.
"Reserves Report" means the annual report prepared by the Reserves Consultant showing, in form and detail satisfactory to Agent, acting reasonably, its estimate of the proved reserves and probable reserves in relation to the Fields, as supplemented from time to time in accordance with Clause 23.4.2(B) (Information: miscellaneous).
"Sales Contract" means the crude oil purchase agreement to be entered into on or prior to Financial Close between the Company as seller and the Buyer as off-taker for the sale of 100% of all Crude Oil arising from the Working Interests which, inter alia:

(a)	provides that the entire Crude Oil resulting from the Working Interests shall be sold exclusively to the Buyer;

(b)
shall be entered into for a fixed period of three years provided it shall be automatically renewed in accordance with its terms and shall not terminate so long as any amount is outstanding under the Finance Documents;

(c)	provides for all amounts payable to the Company under it to be:

(i)	paid in dollars;

(ii)	paid directly to the Zenith Account;

(iii)	paid within no more than 30 days from the date of delivery; and

(iv)
made without any withholding, counterclaim, deduction or set-off whatsoever (save to the extent expressly permitted under the terms of that contract as specifically approved by the Agent on the instructions of the Majority Lenders);

(d)	is capable of being freely assigned by the Company by way of security without any further consent of the relevant counterparty;

(e)	is expressed to be governed by English law or the law of another jurisdiction acceptable to the Agent on the instructions of the Majority Lenders; and

(f)	provides for disputes to be submitted to arbitration in or to the courts of a jurisdiction acceptable to the Agent on the instructions of the Majority Lenders, or any other replacement sales contract acceptable to the Lenders entered into in accordance with Clause 26.9 (Replacement Sales Contract).

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"Sales Contract Assignment Agreement" means the assignment agreement over the Company's rights, title and interest in and to the Sales Contract dated on or about the date hereof between the Company and the Security Agent.
"Sanctioned Activities" means any business or activity which might be designated as being subject to existing Sanctions by any Sanction Authority.
"Sanctioned Country" means a country or territory which is, or whose government is, at any time subject to general or country-wide Sanctions prohibiting dealings with such government, country or territory, including as at the date of this Agreement, Cuba, Iran, North Korea, Sudan, Syria, Myanmar (Burma) and Crimea.
"Sanctioned Person" means a person that is listed on, or owned or controlled by, or acting on behalf of, a person listed on any Sanctions List, or who is otherwise the target of Sanctions or persons with whom any Finance Party or either Obligor is otherwise prohibited from dealing pursuant to Sanctions.
"Sanctions" means any laws or regulations relating to economic or financial sanctions or trade embargoes or related restrictive measures imposed, administered or enforced from time to time by a Sanctions Authority.
"Sanctions Authority" means (i) the United Nations Security Council; (ii) the United States government; (iii) the European Union; (iv) the United Kingdom government; (v) the Mauritian government,(vi) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury ("OFAC"), the United States Department of State and Department of Commerce, and Her Majesty’s Treasury; and (vii) any other governmental institution or agency with responsibility for imposing, administering or enforcing Sanctions with jurisdiction over any Finance Party or any member of the Group (together, "Sanctions Authorities").
"Sanctions List" means the Specially Designated Nationals and Blocked Persons list maintained by OFAC, the Denied Persons List maintained by the US Department of Commerce, the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury, or any other list issued or maintained by any Sanctions Authorities of persons subject to Sanctions (including investment or related restrictions), each as amended, supplemented or substituted from time to time.
"SARB" means the South African Reserve Bank.
"SARB Authorisation" means the SARB authorisation to be provided in relation with the SBSA Guarantee and the Financing Support Agreement.
"SBSA Guarantee" means the independent on demand guarantee issued on or before Financial Close by The Standard Bank South Africa Limited for a maximum aggregate amount of USD 100,000,000, in connection with the obligations and liabilities of the Company under the Facility.
"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company.
"Secured Obligations" means all obligations at any time due, owing or incurred by the Company to any Secured Party under the Finance Documents, including the obligations set out in Clause 33.2 (Parallel debt (Covenant to pay the Security Agent)) whether present

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or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity).
"Secured Parties" means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.
"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Shareholder Debt Instruments" means the list of shareholder debt instruments set out in Schedule 10 (Shareholder Debt Instruments).
"Specified Time" means a day or time determined in accordance with Schedule 8 (Timetables).
"Subordination Agreement" means the agreement subordinating the Shareholder Debt Instruments any other Debt to the debt owed by the Obligors to the Finance Parties under the Finance Documents.
"Subsidiary" means any person (referred to as the "first person") in respect of which another person (referred to as the "second person"):

(a)
holds a majority of the voting rights in that first person or has the right under the constitution of the first person to direct the overall policy of the first person or alter the terms of its constitution; or

(b)	is a member of that first person and has the right to appoint or remove a majority of its board of directors or equivalent administration, management or supervisory body; or

(c)
has the right to exercise a dominant influence (which must include the right to give directions with respect to operating and financial policies of the first person which its directors are obliged to comply with whether or not for its benefit) over the first person by virtue of provisions contained in the articles (or equivalent) of the first person or by virtue of a control contract which is in writing and is authorised by the articles (or equivalent) of the first person and is permitted by the law under which such first person is established; or

(d)
is a member of that first person and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in the first person or the rights under its constitution to direct the overall policy of the first person or alter the terms of its constitution; or

(e)	has the power to exercise, or actually exercises dominant influence or control over the first person; or

(f)	together with the first person are managed on a unified basis, and, for the purposes of this definition, a person shall be treated as a member of another person if any of that person's Subsidiaries is a member of that other person or if any shares in that other person are held by a person acting on behalf of it or any of its Subsidiaries.
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Technical Advisor" means SacOil, Holdings Limited, a company incorporated under the laws of South Africa, with registered office at 1st Floor, 12 Culross Road, Bryanston, 2021, Johannesburg, Gauteng, South Africa appointed by PIC, or any other technical advisor acceptable to PIC and the Lenders.
"Termination Date" means 31 December 2019.
"Term" means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

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"Test Date" has the meaning given to that term in Clause 24.1 (Definitions).
"Total Commitments" means the aggregate of the Commitments, being USD 100,000,000 at the date of this Agreement.
"Transaction Documents" means the Finance Documents, the Sales Contract or the Production Sharing Agreement.
"Transaction Security" means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.
"Transaction Security Documents" means each of:

(a)	the Offshore Collection Account Pledge Agreement;

(b)	the Zenith Account Charge Agreement;

(c)	the DSRA Pledge Agreement;

(d)	the Sales Contract Assignment Agreement; and

(e)	the SBSA Guarantee.
together with any other document entered into by the Company creating or expressed to create any Security over all or any part of its assets in respect of its obligations under any of the Finance Documents.
"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.
"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.
"Transocean Arbitration" means the proceedings in connection with a request for arbitration filed with the London Court of International Arbitration by Transocean Offshore Gulf of Guinea VII Limited and Indigo Drilling Limited against the Parent and the Company.
"Treasury Transactions" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
"Unfunded Pension Liability" means, as of the most recent valuation date for any Pension Plan, the amount by which the funding target attainment percentage (as defined in Section 430(d)(2) of the IRC) for such Pension Plan is less than 60%.
"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.
"Utilisation" means a Loan or a Letter of Credit.
"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued.
"Utilisation Request" means a notice substantially in the relevant form set out in Schedule 3 (Utilisation Request).
"VAT" means:

(a)	any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)
any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

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"Working Interests" means the total economic interests, contractual rights, duties and obligations arising under the OMLs and subject to the terms and conditions of the Production Sharing Contract.
"Zenith Account" means the onshore bank account number 5050010111 opened in Nigeria and maintained by the Company with Zenith Bank in accordance with Clause 27 (Bank Accounts) and includes any interest of the Company in any replacement account or any sub-division or sub-account of that account.
"Zenith Account Charge Agreement" means the Zenith Account charge agreement dated on or about the date of this Agreement between the Company as chargor and the Security Agent as chargee, pursuant to which the Company charges, inter alia, all amounts standing to the credit of the Zenith Account in favour of the Security Agent to secure the Secured Obligations.
"Zenith Amendment Agreement" means the agreement dated 3 August 2016 documenting various amendments to the Zenith Facility Agreement.
"Zenith Bank" means Zenith Bank PLC, a banking company incorporated and licensed under the Federal Republic of Nigeria having its registered office at Plot 84 Ajose Adeogun Street, Victoria Island, Lagos State.
"Zenith Default" means any Event of Default (as defined in the Zenith Facility Agreement) or potential Event of Default (as defined in the Zenith Facility Agreement).
"Zenith Facility Agreement" means the term facility agreement dated 30 December 2014 entered into between, inter alia, Erin Petroleum Nigeria Limited (previously named Camac Petroleum Limited) and Zenith Bank PLC, as amended by the Zenith Amendment Agreement, in the form existing as at the date of this Agreement.
"Zenith Finance Documents" means the Zenith Security Documents, the Zenith Facility Agreement and the Zenith Amendment Agreement.
"Zenith Security Documents" are the list of security documents listed in Schedule 9 (Zenith Security Documents), in the form existing as at the date of this Agreement.

1.2	Construction

1.2.1	Unless a contrary indication appears, a reference in this Agreement to:

(A)
any person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(B)	a document in "agreed form" is a document which is previously agreed in writing by or on behalf of an Obligor and the Agent or, if not so agreed, is in the form specified by the Agent;

(C)	"assets" includes present and future properties, revenues and rights of every description;

(D)	a "Transaction Document" or any other agreement or instrument is a reference to that Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(E)	a "group of Lenders" includes all the Lenders;

(F)
"guarantee" means (other than in Clause 21 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person

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where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(G)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(H)	the "Interest Period" of a Letter of Credit shall be construed as a reference to the Term of that Letter of Credit;

(I)	a Lender's "participation" in relation to a Letter of Credit shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;

(J)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(K)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law being of the type with which a reasonably prudent person would be expected to comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(L)	a Utilisation made or to be made to the Borrower includes a Letter of Credit issued on its behalf;

(M)	a provision of law is a reference to that provision as amended or re-enacted; and

(N)	a time of day is a reference to Port Louis time.

1.2.2	any matter "including" specific instances or examples of such matter shall be construed without limitation to the generality of that matter (and reference to "include" shall be construed accordingly).

1.2.3
The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

1.2.4	Section, Clause and Schedule headings are for ease of reference only.

1.2.5
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.6
The Borrower providing "cash cover" for a Letter of Credit means the Borrower paying an amount in the currency of the Letter of Credit to an interest-bearing account in the name of the Borrower and the following conditions being met:

(A)	the account is with the Issuing Bank for which that cash cover is to be provided;

(B)
subject to Clause 7.7.2 (Regulation and consequences of cash cover provided by Borrower), until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit; and

(C)
the Borrower has executed a security document over that account, in form and substance satisfactory to the Finance Party with which that account is held, creating a first ranking security interest over that account.

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1.2.7	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

1.2.8	The Borrower "repaying" or "prepaying" a Letter of Credit means:

(A)	the Borrower providing cash cover for that Letter of Credit;

(B)	the maximum amount payable under the Letter of Credit being reduced or cancelled (but not renewed) in accordance with its terms; or

(C)	the Issuing Bank being satisfied that it has no further liability under that Letter of Credit, and the amount by which a Letter of Credit is repaid or prepaid under paragraphs (A) and (B) above is the amount of the relevant cash cover, reduction or cancellation.

1.2.9	An amount borrowed includes any amount utilised by way of Letter of Credit.

1.2.10	A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.

1.2.11	Amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit.

1.2.12	An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the Borrower in respect of that Letter of Credit at that time.

1.2.13	The Borrower's obligation on Utilisations becoming "due and payable" includes the Borrower repaying any Letter of Credit in accordance with Clause 1.2.8 above.

1.2.14	Any reference in this Agreement to a "Utilisation Request" for any Loan shall include any Utilisation Request which has been deemed to have been issued pursuant to Clause 7.3 (Loans to cover demands).

1.3	Currency symbols and definitions
"$", "USD" and "dollars" denote the lawful currency of the United States of America.

1.4	Third party rights

1.4.1
Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or enjoy the benefit of any term of this Agreement.

1.4.2
Subject to Clause 42.3 (Other exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2.	THE FACILITY

2.1	The Facilities
Subject to the terms of this Agreement, the Lenders make available to the Borrower a dollar term loan and letter of credit facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties' rights and obligations

2.2.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance

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Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with Clause 2.2.3 below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

2.2.3	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.3	Company's Agent

2.3.1
The Company by its execution of this Agreement irrevocably appoints the Parent (acting through one or more authorised signatories) as Company's Agent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(A)
the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including Utilisation Requests), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by it notwithstanding that they may affect the Company, without further reference to it or its consent; and

(B)	each Finance Party to give any notice, demand or other communication to the Company pursuant to the Finance Documents to the Parent, and in each case the Company shall be bound as though the Company itself had given the notices and instructions (including any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

2.3.2
Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Company's Agent or given to the Company's Agent under any Finance Document on behalf of the Company or in connection with any Finance Document (whether or not known to the Company and whether occurring before or after the Company became an Obligor under any Finance Document) shall be binding for all purposes on the Company as if the Company had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Company's Agent and the Company, those of the Company's Agent shall prevail.

3.	PURPOSE

3.1	Purpose
The Borrower shall apply all amounts utilised by it in the following order to priority to:

3.1.1
by way of a Loan on the first Utilisation Date, pay for or reimburse any related fees, costs and expenses incurred by the Company in connection with the negotiation and entry into of the Finance Documents on Financial Close;

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3.1.2	by way of a Loan on the first Utilisation Date, fund the DSRA up to the Required DSRA Balance on Financial Close;

3.1.3	by way of Loans or Letters of Credit, directly fund the Company's capital expenditure in accordance with the CAPEX Program; and

3.1.4	by way of Loans, fund the CAPEX Reserve Account.

3.2	Monitoring
Notwithstanding Clause 3.1 (Purpose) above, no Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

4.1.1
The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent to initial Utilisation) in form and substance satisfactory to the Agent. The Agent shall notify the Parent and the Lenders promptly upon being so satisfied.

4.1.2
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in Clause 4.1.1 above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification (otherwise than by reason of the Agent's gross negligence or wilful misconduct).

4.2	Further conditions precedent
Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

4.2.1	no Default is continuing or would result from the proposed Utilisation;

4.2.2	the Repeating Representations to be made by each Obligor are true in all material respects;

4.2.3	the proceeds of the Loan are required by the Borrower for any of the purposes set out in Clause 3.1 (Purpose);

4.2.4
subject to Clause 4.3 (Further conditions precedent for funding at the end of the Availability Period) below, for any Utilisation for the purpose set forth in Clause 3.1.3, the Agent has received an original copy (or certified copy) of the invoices to be financed under the CAPEX Program by the relevant Utilisation to be approved by the Technical Advisor and which shall include the following information:

(A)	name of the invoicing counterparty;

(B)	reference of the underlying contract;

(C)	amount of the invoice in USD; and

(D)	evidence that the relevant invoice is payable by the Borrower;

4.2.5
the Company has provided evidence in form and substance satisfactory to the Technical Advisor that the proceeds of all previous Utilisations requested to fund the CAPEX Program were applied to finance the CAPEX Program.

4.3	Further conditions precedent for funding at the end of the Availability Period

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4.3.1
The Borrower may, on or immediately prior to the final day of the Availability Period, draw down all or a portion of the Available Facility for the purpose referred to in Clause 3.1.3 (Purpose) for immediate transfer to the CAPEX Reserve Account for Capital Expenditure which is expected to be invoiced within six months of the end of the Availability Period.

4.3.2	The Borrower may make withdrawals from the CAPEX Reserve Account to pay for such Capital Expenditure in accordance with Clause 27.6 (Payments to and from the CAPEX Reserve Account).

4.4	Maximum number of Utilisations

4.4.1	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation, 26 or more Loans would be outstanding; or

4.4.2	The Borrower may not request that a Letter of Credit be issued under the Facility if as a result of the proposed Utilisation 10 or more Letters of Credit would be outstanding.

5.	UTILISATION - LOANS

5.1	Delivery of a Utilisation Request
The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

5.2.1	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(A)	it identifies the Facility to be utilised;

(B)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(C)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(D)
save for any Utilisation in accordance with Clause 4.3 (Further conditions precedent for funding at the end of the Availability Period), the relevant invoice specifies the account details for direct payment by the Agent of the proceeds of Utilisation to that account;

(E)
in relation to any Utilisation in accordance with 4.3 (Further conditions precedent for funding at the end of the Availability Period), the CAPEX Reserve Account has been confirmed by the Agent to be opened; and

(F)	the proposed Interest Period complies with Clause 13 (Interest Periods).

5.2.2	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

5.3.1	The currency specified in a Utilisation Request must be dollars.

5.3.2	The amount of the proposed Utilisation must be not more than the Available Facility and a minimum of $5,000,000 and multiples of $1,000,000 or, if less, the Available Facility.

5.4	Lenders' participation

5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

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5.4.2	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.4.3	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

5.5	Deemed Utilisation Requests

5.5.1
Notwithstanding any other provision of this Agreement, each Utilisation Request that is deemed to be issued pursuant to Clause 7.3 (Loans to cover demands) shall be deemed to have been issued in compliance with Clause 5.1 (Delivery of a Utilisation Request) and Clause 5.2 (Completion of a Utilisation Request) and all conditions (including the conditions set out in Clause 4.2 (Further conditions precedent)) that are required to be met in order for each Lender to make its participation in the Loan requested thereunder to be made available in accordance with Clause 5.4 (Lender's participation) shall be deemed to have been met on the Utilisation Date for such Loan. The making of such Loan shall not be construed as a waiver of (i) any such conditions for any other purposes or (ii) any Default that may be continuing at such time.

5.5.2	The proceeds of each Loan made pursuant to this Clause 5.5 (Deemed Utilisation Requests) shall be paid directly to the Issuing Bank.

5.6	Cancellation of Commitment
Subject to Clause 4.3 (Further conditions precedent for funding at the end of the Availability Period), the Commitments which are unutilised at the end of the Availability Period shall be immediately cancelled at that time.

6.	UTILISATION - LETTERS OF CREDIT

6.1	Letters of Credit

6.1.1	The Facility may be utilised by way of Letters of Credit.

6.1.2	Clause 5 (Utilisation - Loans) does not apply to utilisations by way of Letters of Credit.

6.1.3
In determining the amount of the Available Facility and a Lender's L/C Proportion of a proposed Letter of Credit for the purposes of this Agreement the Available Commitment of a Lender will be calculated ignoring any cash cover provided for outstanding Letters of Credit.

6.2	Delivery of a Utilisation Request for Letters of Credit
The Borrower may request a Letter of Credit to be issued by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

6.3	Completion of a Utilisation Request for Letters of Credit
Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

6.3.1	it specifies that it is for a Letter of Credit;

6.3.2	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Facility;

6.3.3	the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount);

6.3.4	the form of Letter of Credit is attached;

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6.3.5	the Expiry Date of the Letter of Credit falls on or before the Termination Date;

6.3.6	the Term of the Letter of Credit is 12 Months or less;

6.3.7	the delivery instructions for the Letter of Credit are specified; and

6.3.8	the identity of the beneficiary of the Letter of Credit is a provider of services or goods eligible under the CAPEX Program.

6.4	Currency and amount
The currency specified in a Utilisation Request must be dollars.

6.5	Issue of Letters of Credit

6.5.1	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

6.5.2
Subject to Clause 4.1 (Initial conditions precedent), the Issuing Bank will only be obliged to comply with Clause 6.5.1 above in relation to a Letter of Credit, if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(A)	no Default is continuing or would result from the proposed Utilisation;

(B)	the Repeating Representations to be made by each Obligor are true;

(C)	the proceeds of the Loan are required by the Borrower for any of the purposes set out in Clause 3.1 (Purpose);

(D)
for any Utilisation for the purpose set forth in Clause 3.1.3, the Agent has received an original copy (or certified copy) of the invoices to be financed under the CAPEX Program by the relevant Utilisation to be approved by the Technical Advisor and which shall include the following information:

(1)	name of the invoicing counterparty;

(2)	reference of the underlying contract;

(3)	amount of the invoice in USD; and

(4)	evidence that the relevant invoice is payable by the Borrower; and

(E)
the Company has provided evidence in form and substance satisfactory to the Technical Advisor that the proceeds of all previous Utilisations requested to fund the CAPEX Program were applied to finance the CAPEX Program.

6.5.3	The amount of each Lender's participation in each Letter of Credit will be equal to its L/C Proportion.

6.5.4	The Agent shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

6.5.5
The Issuing Bank has no duty to enquire of any person whether or not any of the conditions set out in Clause 6.5.2 above have been met. The Issuing Bank may assume that those conditions have been met unless it is expressly notified to the contrary by the Agent. The Issuing Bank will have no liability to any person for issuing a Letter of Credit based on such assumption.

6.5.6	The Issuing Bank is solely responsible for the form of the Letter of Credit that it issues. The Agent has no duty to monitor the form of that document.

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6.5.7
Subject to Clause 32.7.1 (Rights and discretions), each of the Issuing Bank and the Agent shall provide the other with any information reasonably requested by the other that relates to a Letter of Credit and its issue.

6.5.8	The Issuing Bank may issue a Letter of Credit in the form of a SWIFT message or other form of communication customary in the relevant market but has no obligation to do so.

6.6	Renewal of a Letter of Credit

6.6.1
The Borrower may request that any Letter of Credit issued is renewed by delivery to the Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

6.6.2
The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the condition set out in Clause 6.3.4 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

6.6.3	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(A)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(B)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

6.6.4	Subject to Clause 6.6.5 below, if the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

6.6.5
Where a new Letter of Credit is to be issued to replace by way of renewal an existing Letter of Credit, the Issuing Bank is not required to issue that new Letter of Credit until the Letter of Credit being replaced has been returned to the Issuing Bank or the Issuing Bank is satisfied either that it will be returned to it or otherwise that no liability can arise under it.

6.7	Reduction of a Letter of Credit

6.7.1	If, on the proposed Utilisation Date of a Letter of Credit, any Lender under the requested Utilisation is a Non-Acceptable L/C Lender and:

(A)	that Lender has failed to provide cash collateral to the Issuing Bank in accordance with Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover); and

(B)
the Borrower has not exercised its right to provide cash cover to the Issuing Bank in accordance with Clause 7.5.7 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover), the Issuing Bank may reduce the amount of that Letter of Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Letter of Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Finance Documents.

6.7.2	The Issuing Bank shall notify the Agent and the Parent of each reduction made pursuant to this Clause 6.7.

6.7.3	This Clause 6.7 shall not affect the participation of each other Lender in that Letter of Credit.

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6.8	Reduction or expiry of Letter of Credit
If the amount of any Letter of Credit is wholly or partially reduced or it is repaid or prepaid or it expires prior to its Expiry Date, the Issuing Bank and the Borrower (or on behalf of which the Parent requested) the issue of that Letter of Credit shall promptly notify the Agent of the details upon becoming aware of them..

7.	LETTERS OF CREDIT

7.1	Immediately payable
If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested (or on behalf of which the Parent requested) the issue of that Letter of Credit shall repay or prepay that amount immediately.

7.2	Claims under a Letter of Credit

7.2.1
The Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it (or requested by the Parent on its behalf) and which appears on its face to be in order (in this Clause 7, a "claim").

7.2.2
Save to the extent that any claim notice has been issued and Loan is made pursuant to Clause 7.3 (Loans to cover demands) in respect of any claim, the Borrower shall immediately on demand pay to the Agent for the Issuing Bank an amount equal to the amount of any claim.

7.2.3	The Borrower acknowledges that the Issuing Bank:

(A)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(B)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

7.2.4	The obligations of the Borrower under this Clause 7 will not be affected by:

(A)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(B)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.3	Loans to cover demands

7.3.1
The Issuing Bank shall promptly issue a notice (a "claim notice") to the Agent and the Company to notify them of (i) any claim made under any Letter of Credit; (ii) the amount of that claim (in the currency in which it is due to be paid); and (iii) the date on which it is due to pay that claim. Any failure by the Issuing Bank to provide any claim notice in accordance with this Clause 7.3.1 shall not release the Obligors and the Lenders from their obligations and liabilities under this Clause 7 (Utilisation – Letters of Credit) or otherwise prejudice such obligations and liabilities.

7.3.2
If a claim notice has been issued, the Borrower shall be deemed to have issued a Utilisation Request for a Loan on the later of (a) the date on which that claim notice is issued and (b) 11.00 am on the third Business Day prior to the date on which the Issuing Bank is due to pay the relevant claim (the "deemed issue date"). The amount of such a proposed Loan shall be equal to the amount of the claim specified in the claim notice. The Utilisation Date for such Loan shall be (i) the date specified in the claim notice as the date on which the relevant claim is due to be paid or (ii) if later, the third Business Day after the date on which the

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claim notice was issued. The Interest Period for such a Loan shall be determined by the Agent (in consultation with the Company).

7.4	Indemnities

7.4.1
The Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank's gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) that Borrower.

7.4.2
Each Lender shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank's gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

7.4.3
The Borrower which requested (or on behalf of which the Parent requested) a Letter of Credit shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.4 in respect of that Letter of Credit.

7.4.4
The obligations of each Lender or Borrower under this Clause 7 are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

7.4.5
If the Borrower has provided cash cover in respect of a Lender's participation in a Letter of Credit, the Issuing Bank shall seek reimbursement from that cash cover before making a demand of that Lender under Clause 7.4.2 above. Any recovery made by an Issuing Bank pursuant to that cash cover will reduce that Lender's liability under Clause 7.4.2 above.

7.4.6
The obligations of any Lender or Borrower under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(A)	any time, waiver or consent granted to, or composition with, either Obligor, any beneficiary under a Letter of Credit or any other person;

(B)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(C)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, either Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(D)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(E)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(F)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

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(G)	any insolvency or similar proceedings.

7.5	Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover

7.5.1
If, at any time, a Lender is a Non-Acceptable L/C Lender, the Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling 2 Business Days after the request by the Issuing Bank, an amount equal to that Lender's L/C Proportion of:

(A)	the outstanding amount of a Letter of Credit; or

(B)	in the case of a proposed Letter of Credit, the amount of that proposed Letter of Credit, and in the currency of that Letter of Credit to an interest-bearing account held in the name of that Lender with the Issuing Bank.

7.5.2
The Non-Acceptable L/C Lender to whom a request has been made in accordance with Clause 7.5.1 above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank, as collateral for any amounts due and payable under this Agreement by that Lender to the Issuing Bank in respect of that Letter of Credit.

7.5.3
Subject to Clause 7.5.6 below, withdrawals from such an account may only be made to pay the Issuing Bank amounts due and payable to it under this Agreement by the Non-Acceptable L/C Lender in respect of that Letter of Credit until no amount is or may be outstanding under that Letter of Credit.

7.5.4	Each Lender shall notify the Agent and the Parent:

(A)	on the date of this Agreement or on any later date on which it becomes such a Lender in accordance Clause 29 (Changes to the Lenders) whether it is a Non-Acceptable L/C Lender; and

(B)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender, and an indication in Schedule 1 (The Original Lender), in a Transfer Certificate or in an Assignment Agreement to that effect will constitute a notice under paragraph (A) above to the Agent and, upon delivery in accordance with Clause 29.7 (Copy of Transfer Certificate or Assignment Agreement to the Company), to the Company.

7.5.5
Any notice received by the Agent pursuant to Clause 7.5.4 above shall constitute notice to the Issuing Bank of that Lender's status and the Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender's status as specified in that notice.

7.5.6
Notwithstanding Clause 7.5.3 above, a Lender which has provided cash collateral in accordance with this Clause 7.5 may, by notice to the Issuing Bank, request that an amount equal to the amount provided by it as collateral in respect of the relevant Letter of Credit (together with any accrued interest) be returned to it:

(A)
to the extent that such cash collateral has not been applied in satisfaction of any amount due and payable under this Agreement by that Lender to the Issuing Bank in respect of the relevant Letter of Credit;

(B)	if:

(1)	it ceases to be a Non Acceptable L/C Lender; or

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(2)	its obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; and

(C)	if no amount is due and payable by that Lender in respect of a Letter of Credit, and the Issuing Bank shall pay that amount to the Lender within 2 Business Days of that Lender's request (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

7.5.7
To the extent that a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with this Clause 7.5 in respect of a proposed Letter of Credit, the Issuing Bank shall promptly notify the Parent (with a copy to the Agent) and the Borrower of that proposed Letter of Credit may, at any time before the proposed Utilisation Date of that Letter of Credit, provide cash cover to an account with the Issuing Bank in an amount equal to that Lender's L/C Proportion of the amount of that proposed Letter of Credit.

7.6	Requirement for cash cover from Borrower
If:

7.6.1
a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover) in respect of a Letter of Credit that has been issued;

7.6.2
the Issuing Bank notifies the Parent (with a copy to the Agent) that it requires the Borrower of the relevant Letter of Credit to provide cash cover to an account with the Issuing Bank in an amount equal to that Lender's L/C Proportion of the outstanding amount of that Letter of Credit; and

7.6.3	the Borrower has not already provided such cash cover which is continuing to stand as collateral, then the Borrower shall provide such cash cover within 2 Business Days of the notice referred to in Clause 7.6.2 above.

7.7	Regulation and consequences of cash cover provided by Borrower

7.7.1
Any cash cover provided by the Borrower pursuant to Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover) or Clause 7.6 (Requirement for cash cover from Borrower) may be funded out of a Loan.

7.7.2
Notwithstanding Clause 1.2.6 (Construction), the Borrower may request that an amount equal to the cash cover (together with any accrued interest) provided by it pursuant to Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover) or Clause 7.6 (Requirement for cash cover from Borrower) be returned to it:

(A)	to the extent that such cash cover has not been applied in satisfaction of any amount due and payable under this Agreement by the Borrower to the Issuing Bank in respect of a Letter of Credit;

(B)	if:

(1)	the relevant Lender ceases to be a Non Acceptable L/C Lender; or

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(2)	the relevant Lender's obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; and

(C)	if no amount is due and payable by the relevant Lender in respect of the relevant Letter of Credit, and the Issuing Bank shall pay that amount to the Borrower within 2 Business Days of the Borrower's request.

7.7.3
To the extent that the Borrower has provided cash cover pursuant to Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover) or Clause 7.6 (Requirement for cash cover from Borrower), the relevant Lender's L/C Proportion in respect of that Letter of Credit will remain (but that Lender's obligations in relation to that Letter of Credit may be satisfied in accordance with Clause 1.2.6(B) (Construction)). However the Borrower's obligation to pay any Letter of Credit fee in relation to the relevant Letter of Credit to the Agent (for the account of that Lender) in accordance with Clause 15.5.2 (Fees payable in respect of Letters of Credit) will be reduced proportionately as from the date on which it provides that cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

7.7.4
The Issuing Bank shall promptly notify the Agent of the extent to which the Borrower provides cash cover pursuant to Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover) or Clause 7.6 (Requirement for cash cover from Borrower) and of any change in the amount of cash cover so provided.

7.8	Rights of contribution
No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

8.	REPAYMENT

8.1	Repayment of Loans

8.1.1
The Borrower shall repay the aggregate Loans in instalments by repaying on each Repayment Date an amount which reduces the amount of the outstanding aggregate Loans by the amount set out opposite that Repayment Date below:

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Repayment Date	Repayment Instalment
30 June 2017	500,000
30 September 2017	10,000,000
31 December 2017	10,000,000
31 March 2018	10,500,000
30 June 2018	10,500,000
30 September 2018	10,500,000
31 December 2018	10,500,000
31 March 2019	10,500,000
30 June 2019	10,500,000
30 September 2019	10,500,000
31 October 2019	2,000,000
30 November 2019	2,000,000
31 December 2019	2,000,000

8.1.2	Notwithstanding the foregoing, the outstanding amount of all Loans shall be due and payable on the Termination Date.

8.2	Reborrowing of Loans
The Borrower may not reborrow any part of the Facility which is repaid.

8.3	Effect of cancellation and prepayment on scheduled repayments

8.3.1	If the Commitment of any Lender is cancelled and/or any of the Loans are repaid or prepaid under Clause 10.1 (Illegality) or Clause 10.3 (Change of Control) then

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the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled.

8.3.2
If the Borrower cancels the whole or any part of the Available Commitments in accordance with Clause 9.1 (Voluntary cancellation) then the amount of the Repayment Instalment for each Repayment Date falling after (and giving effect to) that cancellation will reduce pro rata by the amount cancelled.

8.3.3
If any of the Loans are prepaid in accordance with Clause 9.2 (Voluntary prepayment) or Clause 10.4 (Cash sweep), the amount of the Repayment Instalment for each Repayment Date falling after that prepayment will reduce pro rata the amount of the Loan prepaid.

8.3.4	If on the last day of the Availability Period, the aggregate Loans is less than the Total Commitments, the amount of each Repayment Instalment shall be reduced in inverse chronological order.

9.	VOLUNTARY PREPAYMENT AND CANCELLATION

9.1	Voluntary cancellation
The Company (or the Parent on its behalf) may, if it gives the Agent not less than 30 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $5,000,000 and multiples of $1,000,000) or, if less, of the Available Facility. Any cancellation under this Clause 9.1 shall reduce the Commitments of the Lenders rateably.

9.2	Voluntary prepayment

9.2.1
The Borrower may, if it (or the Parent on its behalf in the case of the Company) gives the Agent not less than 30 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Utilisation (but, if in part, being an amount that reduces the amount of that Loan by a minimum amount of $5,000,000 and multiples of USD2,500.000).

9.2.2	A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

10.	MANDATORY PREPAYMENT AND CANCELLATION

10.1	Illegality
If it is or becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

10.1.1	that Lender, shall promptly notify the Agent upon becoming aware of that event;

10.1.2	upon the Agent notifying the Company, the Available Commitment of that Lender will be immediately cancelled; and

10.1.3
the Borrower shall repay that Lender's participation in the Utilisations made to it on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment shall be cancelled in the amount of the participations repaid.

10.2	Illegality in relation to Issuing Bank

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If it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit or it becomes unlawful for any Affiliate of an Issuing Bank for that Issuing Bank to do so then:

10.2.1	that Issuing Bank shall promptly notify the Agent upon becoming aware of that event;

10.2.2	upon the Agent notifying the Parent, the Issuing Bank shall not be obliged to issue any Letter of Credit;

10.2.3
the Borrower shall use its best endeavours to procure the release of each Letter of Credit issued by that Issuing Bank and outstanding at such time on or before the date specified by the Issuing Bank in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law); and

10.2.4	unless any other Lender is or has become an Issuing Bank pursuant to the terms of this Agreement, the Facility shall cease to be available for the issue of Letters of Credit.

10.3	Change of Control
Upon the occurrence of:

10.3.1	PIC no longer being a direct shareholder of the Parent; or

10.3.2	the sale of all or substantially all of the assets of either Obligor whether in a single transaction or a series of related transactions,

(A)	each Obligor shall promptly notify the Agent upon becoming aware of that event;

(B)	a Lender shall not be obliged to fund a Utilisation;

(C)
if a Lender so requires and notifies the Agent within 30 days of either Obligor notifying the Agent of the event the Agent shall, by not less than 30 days' notice to the Obligors, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

10.4	Cash sweep
If any amount is credited to the Offshore Collection Account in accordance with clause 6.2.3 (E) (Payments prior to enforcement) of the Override Deed, the Borrower shall use those proceeds to prepay the Loans on the next Quarter Date in an amount equal to those proceeds.

11.	RESTRICTIONS

11.1	Notices of Cancellation or Prepayment
Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 9 (Voluntary Prepayment and Cancellation) or Clause 10 (Mandatory Prepayment and Cancellation) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

11.2	Interest and other amounts

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Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

11.3	No reborrowing
No Borrower may reborrow any part of the Facility which is prepaid.

11.4	Prepayment in accordance with Agreement
No Borrower shall repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

11.5	No reinstatement of Commitments
No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

11.6	Agent's receipt of Notices
If the Agent receives a notice under Clause 9 (Voluntary Prepayment and Cancellation) or Clause 10 (Mandatory Prepayment and Cancellation), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender(s), as appropriate.

11.7	Effect of repayment and prepayment on Commitments
If all or part of any Lender's participation in a Utilisation under a Facility is repaid or prepaid and is not available for redrawing, an amount of that Lender's Commitment (equal to the amount of the participation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.

12.	INTEREST

12.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

12.1.1	Margin; and

12.1.2	LIBOR.

12.2	Payment of interest
The Borrower shall pay accrued interest on each Loan made to it on each Interest Payment Date.

12.3	Default interest

12.3.1
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 12.3.2 below, is two per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 12.3 shall be immediately payable by the relevant Obligor on demand by the Agent.

12.3.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

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(A)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(B)
the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

12.3.3
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

12.4	Notification of rates of interest

12.4.1	The Agent shall promptly notify the Lenders and the Company (or the Parent) of the determination of a rate of interest under this Agreement.

12.4.2	The Agent shall promptly notify the Company (or the Parent) of each Funding Rate relating to a Loan.

13.	INTEREST PERIODS

13.1	Interest Periods
The duration of Interest Periods for each Loan shall be determined in accordance with the following provisions:

13.1.1	subject to the other Clauses of this Clause 13:

(A)	the first Interest Period shall be the period from (and including) the Utilisation Date for that Loan to (and excluding) the next Interest Payment Date;

(B)	each subsequent Interest Period for a Loan will start on the expiry of the preceding Interest Period and end on the next Interest Payment Date;

13.1.2
if any Interest Period in respect of a Loan starts prior to the End of the Grace Period and would otherwise end after such date, such Interest Period shall end on (but exclude) the End of the Grace Period;

13.1.3
any Interest Period which would otherwise extend beyond the due date of any Repayment Instalment as determined by the Agent pursuant to Clause 8 (Repayment) will be adjusted by the Agent to the extent necessary to end upon such Repayment Date;

13.1.4	if an Interest Period for a Loan would otherwise overrun the Termination Date, it will be shortened so that it ends on the Termination Date;

13.1.5	the Agent, acting on the instructions of all Lenders, and the Company may enter into such other arrangements as they may agree for the adjustment of Interest Periods and the consolidation of Loans;

13.1.6	no Interest Period shall extend beyond a Test Date, a Repayment Date or the Termination Date; and

13.1.7	the duration of each Interest Period may be shortened by the Agent to align the duration of the relevant Interest Period on the delivery dates under the Sales Contract:

(A)	in respect of the first Interest Period, no later than two days before the Utilisation Date; and

(B)	in respect of each subsequent Interest Period, no later than two days before the first day of that Interest Period.

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13.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

13.3	Consolidation of Loans
If two or more Interest Periods relate to Loans and end on the same date, those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

14.	CHANGES TO THE CALCULATION OF INTEREST

14.1	Unavailability of Screen Rate

14.1.1
Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of a Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

14.1.2	Cost of Funds: If no Screen Rate is available for LIBOR for:

(A)	dollars; or

(B)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate, there shall be no LIBOR for that Loan and Clause 14.3 (Cost of funds) shall apply to that Loan for that Interest Period

14.2	Market disruption
If before close of business in Port Louis on the Quotation Day for the relevant Interest Period the Lender notifies the Company that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 14.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

14.3	Cost of funds

14.3.1	If this Clause 14.3 applies, the rate of interest on the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(A)	the Margin; and

(B)
the rate notified to the Company by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding its participation in that Loan from whatever source it may reasonably select.

14.3.2
If this Clause 14.3 applies and the Lender or the Company so requires, the Lender and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

14.4	Break Costs

14.4.1
The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

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14.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

15.	FEES

15.1	Commitment fee

15.1.1
The Company shall pay to the Agent (for the account of each Lender) a fee in dollars computed at the rate of 2 per cent. per annum on that Lender's Available Commitment under the Facility for the Availability Period.

15.1.2
The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

15.2	Structuring fee
The Company shall pay to the Arranger a structuring fee in the amount and at the times agreed in a Fee Letter.

15.3	Underwriting fee
The Company shall pay to the Original Lender an underwriting fee in the amount and at the times agreed in a Fee Letter.

15.4	Management fee
The Company shall pay to the Agent and the Security Agent (for their own account) a management fee in the amount and at the times agreed in a Fee Letter.

15.5	Fees payable in respect of Letters of Credit

15.5.1
The Borrower shall pay to the Issuing Bank a fronting fee at the rate of 1% per cent. per annum on the outstanding amount which is counter-indemnified by the other Lenders of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date, for the avoidance of doubt, this fronting fee will not be payable on the Issuing Bank's L/C Proportion as Lender.

15.5.2
The Borrower shall pay to the Agent (for the account of each Lender) a Letter of Credit fee in dollars (computed at the rate equal to the Margin) on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date. Subject to Clause 7.7.3 (Regulation and consequences of cash cover provided by Borrower), this fee shall be distributed according to each Lender's L/C Proportion of that Letter of Credit.

15.5.3
The accrued fronting fee and Letter of Credit fee on a Letter of Credit shall be payable on the last day of each successive period of three Months (or such shorter period as shall end on the Expiry Date for that Letter of Credit) starting on the date of issue of that Letter of Credit If the outstanding amount of a Letter of Credit is reduced, any fronting fee and Letter of Credit fee accrued in respect of the amount of that reduction shall be payable on the day that that reduction becomes effective.

15.5.4	If the Borrower provides cash cover in respect of any Letter of Credit:

(A)
the fronting fee payable to the Issuing Bank and (subject to Clause 7.7.3 (Regulation and consequences of cash cover provided by Borrower)), the Letter of Credit fee payable for the account of each Lender shall continue to be payable until the expiry of the Letter of Credit; and

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(B)	the Borrower shall be entitled to withdraw interest accrued on the cash cover to pay the fees described in paragraph (A) above.

16.	TAX GROSS UP AND INDEMNITIES

16.1	Definitions

16.1.1	In this Agreement:
"Protected Party" means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
"Tax Credit" means a credit against, relief or remission for, or repayment of, any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.
"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 16.2 (Tax gross-up) or a payment under Clause 16.3 (Tax indemnity).
"Treaty Lender" means a Lender which:
(a)    is treated as a resident of a Treaty State for the purposes of a Treaty; and

(b)	does not carry on a business in Nigeria through a permanent establishment with which that Lender's participation in the Loan is effectively connected.
"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with Nigeria which makes provision for a full or partial exemption from tax imposed by Nigeria on interest.

16.1.2	Unless a contrary indication appears, in this Clause 16 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

16.2	Tax gross-up

16.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

16.2.2
The Parent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender or Issuing Bank shall notify the Agent on becoming so aware in respect of a payment payable to that Lender or Issuing Bank. If the Agent receives such notification from a Lender or Issuing Bank it shall notify the Obligors.

16.2.3
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

16.2.4
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

16.2.5
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence

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reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

16.2.6
Either Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate with that Treaty Lender in completing any procedural formalities necessary for the relevant Obligor to obtain authorisation to make payments without a Tax Deduction or at a reduced rate of Tax Deduction.

16.3	Tax indemnity

16.3.1
Each Obligor shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

16.3.2	Clause 16.3.1 above shall not apply:

(A)	with respect to any Tax assessed on a Finance Party:

(1)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(2)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(B)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 16.2 (Tax gross-up).

16.3.3
A Protected Party making, or intending to make a claim under Clause 16.3.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Parent.

16.3.4	A Protected Party shall, on receiving a payment from an Obligor under this Clause 16.3, notify the Agent.

16.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

16.4.1	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

16.4.2	that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

16.5	Stamp taxes
Each Obligor shall pay and, within three Business Days of demand, indemnify each Secured Party and the Arranger against any cost, loss or liability that Secured Party or an Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

16.6	VAT

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16.6.1
All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Clause 16.6.2 below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

16.6.2
If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

16.6.3
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

16.6.4
Any reference in this Clause 16.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994).

16.6.5
In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

17.	INCREASED COSTS

17.1	Increased costs

17.1.1	Subject to Clause 17.3 (Exceptions), the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the

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amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(A)	the introduction of or any change in (or in the interpretation, administration or application of) any law, regulation or any form of compulsory rules or instructions; or

(B)	compliance with any law or regulation made after the date of this Agreement or the implementation of, application of, compliance with, change to or replacement of, Basel III, CRD IV or CRR.

17.1.2	In this Agreement:

(A)	"Increased Costs" means:

(1)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(2)	an additional or increased cost; or

(3)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document or Letter of Credit.

(B)	"Basel III" means:

(1)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(2)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(3)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

(C)	"CRD IV" means:

(1)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(2)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

(D)	"CRR" means Regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012.

17.2	Increased cost claims

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17.2.1
A Finance Party intending to make a claim pursuant to Clause 17.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

17.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

17.3	Exceptions

17.3.1	Clause 17.1 (Increased costs) does not apply to the extent any Increased Cost is:

(A)	attributable to a Tax Deduction required by law to be made by an Obligor;

(B)
compensated for by Clause 16.3 (Tax indemnity) (or would have been compensated for under Clause 16.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 16.3.2 (Tax indemnity) applied); or

(C)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

17.3.2	In this Clause 17.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 16.1 (Definitions).

18.	OTHER INDEMNITIES

18.1	Currency indemnity

18.1.1
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(A)	making or filing a claim or proof against that Obligor; or

(B)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Arranger and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

18.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

18.2	Other indemnities

18.2.1	Each Obligor shall within three Business Days of demand, indemnify the Arranger and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(A)	the occurrence of any Event of Default;

(B)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 35 (Sharing among the Finance Parties);

(C)	funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made by

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reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(D)
issuing or making arrangements to issue a Letter of Credit requested by the Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(E)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Borrower, unless that loss of liability is caused by such Secured Party's gross negligence of wilful misconduct.

18.2.2
Each Obligor shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of:

(A)
the use of proceeds under the Facility or Transaction Security being taken over the Charged Property (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the use of proceeds under the Facility), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate); and

(B)	any investigation, proceeding, lawsuit relating to a member of the Group concerning any anti-corruption law.
Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 18.2 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

18.3	Indemnity to the Agent
Each Obligor shall promptly indemnify the Agent against:

18.3.1	any cost, loss or liability, unless that loss or liability is caused by the Agent's gross negligence or wilful misconduct incurred by the Agent (acting reasonably) as a result of:

(A)	investigating any event which it reasonably believes is a Default;

(B)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(C)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

18.3.2
any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 36.11 (Disruption to Payment Systems etc.) notwithstanding the Agent's negligence but not including any claim based on the fraud of the Agent in acting as Agent under the Finance Documents.

18.4	Indemnity to the Security Agent

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18.4.1	Each Obligor jointly and severally shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(A)	any failure by the Company to comply with its obligations under Clause 20 (Costs and Expenses);

(B)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(C)	the taking, holding, protection or enforcement of the Transaction Security;

(D)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(E)	any default by either Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(F)
acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct).

18.4.2
Each Obligor expressly acknowledges and agrees that the continuation of its indemnity obligations under this Clause 18.4 will not be prejudiced by any release under Clause 33.25 (Releases) or otherwise in accordance with the terms of this Agreement.

18.4.3
The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 18.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

19.	MITIGATION BY THE LENDERS

19.1	Mitigation

19.1.1
Each Finance Party shall, to the extent practicable, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 10.1 (Illegality), (or, in respect of the Issuing Bank, Clause 10.2 (Illegality in relation to Issuing Bank)). Clause 16 (Tax Gross Up and Indemnities) or Clause 17 (Increased Costs) including transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

19.1.2	Clause 19.1.1 above does not in any way limit the obligations of either Obligor under the Finance Documents.

19.2	Limitation of liability

19.2.1	Each Obligor shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 19.1 (Mitigation).

19.2.2
Without prejudice to the provisions of Clause 19.2.1, Clause 19.1 (Mitigation) does not purport to create any obligation whatsoever on the part of any Finance Party and the latter shall not be obliged to take any steps under Clause 19.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

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20.	COSTS AND EXPENSES

20.1	Transaction expenses
Each Obligor shall promptly on demand pay the Agent, the Arranger and the Security Agent the amount of all previously agreed costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, execution and perfection of:

20.1.1	the Transaction Security, this Agreement and any other documents referred to in this Agreement; and

20.1.2	any other Finance Documents executed after the date of this Agreement.

20.2	Amendment costs
If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 36.10 (Change of currency) or an amendment to the Transaction Documents is required to be made due to a change in law or regulation, the Company shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.

20.3	Security Agent's management time and additional remuneration
Any amount payable to the Security Agent under Clause 18.4 (Indemnity to the Security Agent) and this Clause 20 shall include the cost of utilising the Security Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Security Agent may notify to the Company and the Lenders, and is in addition to any other fee paid or payable to the Security Agent.

20.4	Enforcement and preservation costs
The Company shall, within three Business Days of demand, pay to the Agent, the Security Agent and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

21.	GUARANTEE AND INDEMNITY

21.1	Guarantee and indemnity
The Parent irrevocably and unconditionally:

21.1.1	guarantees to each Finance Party punctual performance by the Company of each and all of its obligations under the Finance Documents;

21.1.2
undertakes with each Finance Party that whenever the Company does not pay any amount when due under or in connection with any Finance Document, the Parent shall immediately on demand pay that amount as if it was the principal obligor; and

21.1.3
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Company not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Parent under this indemnity will not exceed the

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amount it would have had to pay under this Clause 21 if the amount claimed had been recoverable on the basis of a guarantee.

21.2	Continuing Guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Company under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

21.3	Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of either Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Parent under this Clause 21 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

21.4	Waiver of defences
The obligations of the Parent under this Clause 21 will not be affected by an act, omission, matter or thing which, but for this Clause 21, would reduce, release or prejudice any of its obligations under this Clause 21 (without limitation and whether or not known to it or any Finance Party) including:

21.4.1	any time, waiver or consent granted to, or composition with, either Obligor or other person;

21.4.2	the release of the Company or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

21.4.3
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, either Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

21.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

21.4.5
any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

21.4.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

21.4.7	any insolvency or similar proceedings.

21.5	Guarantor Intent
Without prejudice to the generality of Clause 21.4 (Waiver of defences), the Parent expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

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21.6	Immediate recourse
The Parent waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Parent under this Clause 21. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

21.7	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

21.7.1
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Parent shall not be entitled to the benefit of the same; and

21.7.2	hold in an interest-bearing suspense account any moneys received from the Parent or on account of the Parent's liability under this Clause 21.

21.8	Deferral of the Parent's rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Parent will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 21:

21.8.1	to be indemnified by the Company;

21.8.2	to claim any contribution from any other guarantor of the Company's obligations under the Finance Documents;

21.8.3
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

21.8.4
to bring legal or other proceedings for an order requiring the Company to make any payment, or perform any obligation, in respect of which the Parent has given a guarantee, undertaking or indemnity under Clause 21.1 (Guarantee and indemnity);

21.8.5	to exercise any right of set-off against the Company; and/or

21.8.6	to claim or prove as a creditor of the Company in competition with any Finance Party.
If the Parent receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Company under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 36 (Payment Mechanics).

21.9	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

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22.	REPRESENTATIONS

22.1	General
Each Obligor makes the representations and warranties set out in this Clause 22 to each Finance Party.

22.2	Status

22.2.1	It is a limited liability corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.

22.2.2	Each of its Subsidiaries is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

22.2.3	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

22.3	Binding obligations
Subject to the Legal Reservations:

22.3.1	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

22.3.2
(without limiting the generality of Clause 22.3.1 above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid, effective and enforceable.

22.4	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party and the granting of the Transaction Security do not and will not conflict with:

22.4.1	any law or regulation applicable to it;

22.4.2	the constitutional documents of any member of the Group; or

22.4.3
save for, until Financial Close, the item disclosed at row 22.4.3 of Schedule 16, any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group's assets or constitute a default or termination event (however described) under any such agreement or instrument.

22.5	Power and authority

22.5.1
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

22.5.2	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

22.6	Validity and admissibility in evidence

22.6.1	All Authorisations and any other acts, conditions or things required or advisable:

(A)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(B)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

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have been obtained, effected, done, fulfilled or performed and are in full force and effect and each Obligor is in compliance with the provisions thereof and save as permitted under the Finance Documents, there are no documents, or agreements in existence which have the effect of varying, amending or supplementing any such Authorisation which will be promptly obtained, effected, done, fulfilled or performed after the date of this Agreement.

22.6.2	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect or, (as applicable).

22.6.3	All the Material Licences have been obtained or effected and are in full force and effect.

22.6.4
Subject to the Legal Reservations, and matter disclosed in row 22.6.4 of Schedule 17 the Company is the sole beneficiary of the beneficial title and economic rights in the Material Licences and no third party has any right or interest in the Material Licences subject only to the legal title in the Material Licences being held by Allied Energy Plc and Camac International Nigeria Limited.

22.7	Governing law and enforcement

22.7.1	The choice of governing law of the Transaction Documents to which it is a party will be recognised and enforced in its Relevant Jurisdictions.

22.7.2
Subject to the Legal Reservations, any judgment obtained in relation to a Transaction Document to which it is a party in the relevant jurisdiction as specified in that Transaction Document will be recognised and enforced in its Relevant Jurisdictions.

22.7.3
Subject to the Legal Reservations, any arbitral award obtained in relation to a Transaction Document in the relevant seat of that arbitral tribunal specified in that Transaction Document will be recognised and enforced in its Relevant Jurisdictions.

22.8	Insolvency
No:

22.8.1	corporate action, legal proceeding or other procedure or step described in Clause 28.7.1 (Insolvency proceedings); or

22.8.2	creditors' process described in Clause 28.8 (Creditors' process), has been taken or, to the knowledge of the Parent, threatened in relation to a member of the Group; and none of the circumstances described in Clause 28.6 (Insolvency) applies to a member of the Group.

22.9	No filing or stamp taxes
Under the laws of its Relevant Jurisdictions it is not necessary that the Transaction Documents to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Transaction Documents or the transactions contemplated by the Transaction Documents except:

22.9.1	stamping at the Nigerian Stamp Duties Office of the Federal Inland Revenue Service; and

22.9.2	registration at the Nigerian Corporate Affairs Commission;

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which stamping and registrations, filings, taxes and fees will be made and paid promptly after the date of the relevant Transaction Document, and in any case, no later than 30 days after the date of execution of the relevant Transaction Document.

22.10	Deduction of Tax
It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document except (i) for any withholding tax imposed by Nigerian law on any fees and interest paid under a Finance Document or (ii) any withholding tax imposed by United States law on payments made by the Guarantor that are deemed to be from U.S. sources under the IRC.

22.11	No default

22.11.1
No Event of Default and, on the date of this Agreement, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document to which it is a party.

22.11.2
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which has or is reasonably likely to have a Material Adverse Effect.

22.12	No misleading information

22.12.1
Any factual information provided by any member of the Group (including its advisers) to the Finance Parties was true, complete and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

22.12.2	The financial projections provided to the Finance Parties have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

22.12.3	No information has been delivered in writing pursuant to this Agreement or withheld that results in the information delivered to the Finance Parties being untrue or misleading in any material respect.

22.13	Original Financial Statements

22.13.1
Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied unless expressly disclosed to the Agent in writing to the contrary before the date of this Agreement.

22.13.2
Its Original Financial Statements fairly represent (if unaudited) or (if audited) give a true and fair view of its financial condition and results of operations (consolidated in the case of the Parent) during the relevant period unless expressly disclosed to the Agent in writing to the contrary prior to the date of this Agreement.

22.13.3
Save for the matter disclosed at row 22.13.3 of Schedule 17, there has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Parent) since the date of the Original Financial Statements.

22.13.4	Its most recent financial statements delivered pursuant to Clause 23.1 (Financial statements):

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(A)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

(B)
give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

22.13.5
The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

22.13.6
Since the date of the Original Financial Statements or, once subsequent financial statements have been delivered pursuant to Clause 23.1 (Financial statements), the most recent financial statements delivered under that Clause, there has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Parent).

22.14	No proceedings pending or threatened

22.14.1
No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, would reasonably be expected to be adversely determined and, if adversely determined, are reasonably likely to result in any liabilities for either Obligor exceeding USD 5,000,000 in aggregate, have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against (i) it or any of its Subsidiaries or (ii) to its best knowledge, any of Allied Energy Plc or Camac International Nigeria Limited directly relating to the OMLs, other than, in the case of the Parent, the Transocean Arbitration the liabilities of which shall not exceed $30,000,000.

22.15	No breach of laws

22.15.1
(i) It has not (and none of its Subsidiaries has) and (ii) neither of Allied Energy Plc nor Camac International Nigeria Limited have breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

22.15.2
No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

22.16	Environmental laws

22.16.1
Each member of the Group is in compliance with Clause 25.5 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

22.16.2
No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

22.17	Taxation

22.17.1
It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax of USD 70,000,000 (or its equivalent in any other currency) or more.

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22.17.2
No claims or investigations are being, or (to the best of its knowledge after due and careful inquiry) are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes.

22.17.3	It is resident for Tax purposes only in its Original Jurisdiction or any Relevant Jurisdiction.

22.18	Anti-corruption law, anti-bribery law
In recognition of the principles enshrined in the relevant international and regional conventions on combating corruption and to ensure compliance with the anti-corruption laws applicable in relation to the Facility and any other anti-corruption law, statute, regulation or convention otherwise applicable to the Obligors and their Affiliates, each Obligor represents, warrants and agrees as follows:

22.18.1
It is aware of, understands and has been advised by legal counsel on the meaning of the OECD Convention on combating Bribery of Foreign Public Officials (the "OECD Convention"), and of any of the other laws, regulations, rules, decrees and/or official government orders applicable to it relating to anti-bribery or anti-money laundering, including but not limited to, the U.S. Foreign Corrupt Practices Act ("FCPA") as well as Buyer's code of conduct as at the date hereof.

22.18.2
It is familiar with the OECD Convention and the FCPA’s prohibition of paying, offering, promising or giving anything of value, either directly or indirectly, to a Public Official in order to influence any act or decision of such Public Official in his official capacity, or inducing him to do or omit to do any act in violation of his lawful duty, or to secure any improper advantage in order to obtain or retain business for or with, or directing business to, any person or entity.

22.18.3	For the purpose of this Facility, "Government Entity" shall mean:

(A)	any agency or instrumentality of any national, regional or local government;

(B)	any business or entity that is owned wholly or partially or otherwise controlled by the government (such as Stare owned oil companies);

(C)	any public international organisation such as the United Nations or the World Bank; or

(D)	any political party.

22.18.4
It has not, inter alia in connection with the execution of this Facility and the Finance Documents, and agrees that it shall not breach any provision of any provision of any United National, United States, European Union or any other applicable law related to bribery, whether in relation to a Public Official or a private person including the FCPA, and that it has not and shall not take any action which would constitute a breach of Buyer's code of conduct.

22.18.5
It will not, directly or indirectly, offer, give or agree to offer or give any payment, gift or other advantage with respect to any matter which is the subject of this Facility, including its responsibilities and obligations hereunder (i) which is intended to, or does influence any person to act or reward any person for acting in breach of an expectation of good faith, impartiality or trust; (ii) which it would otherwise be improper for the recipient to accept; or (iii) which is made to, or for a Public Official with the intention of influencing them to allow one of the Parties or any Affiliate to obtain or retain an advantage in the conduct of its business (a "Corrupt Act").

22.18.6
Except as previously disclosed to the other Parties in writing, none of its senior representatives or its senior representatives’ Close Family Members is presently, or has been in the last year, a Public Official. It further warrants that it will inform

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the other Parties promptly in writing if any such person assumes such position while at the same time remaining one of its senior representatives or a Close Family Member of a Public Official.

22.18.7	Neither it, nor any of its executives or employees is under current criminal investigation or has been subject to enforcement activities for improper conduct relating to bribery or corruption.

22.18.8
Each member of the Group has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws and the proceeds of any Utilisation will not be used in any manner which would result in a violation of any such law.

22.19	Security and Financial Indebtedness

22.19.1	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

22.19.2	All the Security granted in connection with the Zenith Finance Documents are as listed in Schedule 9 (Zenith Security Documents).

22.19.3	No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

22.20	Ranking
Other than as set out in the Override Deed and subject to the Legal Reservations, the Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

22.21	Good title

22.21.1
It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

22.21.2	It has good and marketable title to all Crude Oil arising from the OMLs free from any Security other than under the Security created under the Zenith Security Documents.

22.21.3
The Working Interests are held by the Company as owner of those rights free from any claims, third party rights or competing interests other than Security over the Working Interest under the Transaction Security Documents and the Zenith Security Documents.

22.22	Legal and beneficial ownership
It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets and Working Interests over which it purports to grant Security free from any claims, third party rights or competing interests other than Permitted Security permitted under Clause 25.14 (Negative pledge).

22.23	Group Structure Chart
The Group Structure Chart delivered to the Agent pursuant to paragraph 7.2 of Schedule 2 (Conditions precedent to initial Utilisation) is true, complete and accurate in all material respects and shows the following information:

22.23.1
each member of the Group, including current name and company registration number, its Original Jurisdiction (in the case of an Obligor), its jurisdiction of incorporation (in the case of a member of the Group which is not an Obligor), a

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list of shareholders (other than in relation to the Parent) and indicating whether a company is not a company with limited liability; and

22.23.2	all minority interests in any member of the Group and any person in which any member of the Group holds shares in its issued share capital or equivalent ownership interest of such person.

22.24	Accounting Reference Date
The Accounting Reference Date of each member of the Group is 31 December of each Financial Year.

22.25	Sales Contract

22.25.1	Capability: the Company is fully capable of performing and complying with its obligations under the Sales Contract, and possesses all technical and financial means required for this purpose.

22.25.2
Sales Contract in effect: the Sales Contract is in full force and effect and any condition precedent to its coming into force was satisfied (or waived, with the prior written consent of the Agent on the instructions of the Majority Lenders) by the date on which such condition precedent was due to be satisfied under the terms of the Sales Contract and the payment obligations of the Buyer under the Sales Contract are legal, valid, binding and enforceable obligations (subject to the Legal Reservations) and do not and will not conflict with any applicable law or regulation.

22.25.3	Sales Contract in form provided: except as the same may be amended after the date of this Agreement in accordance with Clause 26.3 (Dealings with counterparties):

(A)
the Sales Contract is in the form supplied to the Agent, other than in respect of amendments permitted to be made under this Agreement and notified in writing to the Agent in accordance with Clause 26.3 (Dealings with counterparties);

(B)
there are no contracts, agreements or other arrangements in existence (other than any Finance Document) that amend, modify, vary or otherwise relate to the Sales Contract, the Working Interest or the Financing Support Agreement, other than those notified by the Borrower to the Agent in writing prior to the execution of this Agreement or any amendments permitted to be made under this Agreement and notified in writing to the Agent in accordance with Clause 26.3 (Dealings with counterparties).

22.25.4
No breach or repudiation: neither the Company nor (to the best knowledge of the Company after due and careful enquiry) any other party to the Sales Contract is in breach of any payment, delivery, or other material obligation thereunder or has repudiated or done or caused to be done any act or thing evidencing an intention to repudiate the Sales Contract.

22.25.5
No notice of inability to perform: no Obligor has received or given any notification (written or otherwise) of a failure or inability by any party to the Sales Contract to comply with its obligations thereunder.

22.25.6
No early termination event: no event or circumstance has occurred that gives rise or might reasonably be expected to give rise to a right to terminate early, suspend performance under, repudiate or cancel the Sales Contract.

22.25.7	No claims or liabilities: There are no claims, liabilities or obligations in existence between either Obligor and the Buyer or any other person that if adversely

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determined, are or might reasonably be expected to be materially detrimental to the rights of any Finance Party under the Finance Documents.

22.25.8	Arm's length terms: the Company has entered into the Sales Contract on arm's length terms.

22.25.9	No other offtaker: the Buyer is the sole offtaker of any Crude Oil resulting from the OMLs.

22.26	FPSO Charter
After signing the FPSO Charter Amendment Agreement, the Company is not in breach of its material obligations under the FPSO Charter, including its payment obligations.

22.27	Centre of main interests and establishments
For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the "Regulation"), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its Original Jurisdiction and it has no "establishment" (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

22.28	No adverse consequences

22.28.1	It is not necessary under the laws of its Relevant Jurisdictions:

(A)	in order to enable any Finance Party to enforce its rights under any Finance Document to which it is a party; or

(B)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document to which it is a party, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.

22.28.2
No Finance Party is or will be deemed to be resident, domiciled or carrying on business in an Obligor's Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

22.29	No immunity
In any proceedings taken in its jurisdiction of incorporation in relation to the Finance Documents to which it is a party, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

22.30	Private and commercial acts
Its execution of the Finance Documents to which it is a party constitutes, and its exercise of its rights and performance of its obligations thereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

22.31	Regulated Entities
None of the Obligors, or any Group Member, is an "Investment Company" within the meaning of the US Investment Company Act of 1940. Neither Obligors nor any Group Member is subject to regulation under the US Federal Power Act or the US Interstate Commerce Act.

22.32	ERISA

22.32.1
Each Benefit Plan is in compliance in all material respects with the applicable provisions of ERISA, the IRC, and other US federal or state law or other applicable law. Each Benefit Plan which is intended to qualify under Section 401(a) of the IRC has received a favourable determination letter from the IRS and to

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the best knowledge of the Obligors, nothing has occurred that would cause the loss of such qualification. Each Obligor and each ERISA Affiliate, as applicable, has made all required contributions to any Benefit Plan subject to Section 412 of the IRC, or other applicable laws when due, and no application for a funding waiver or an extension of any amortization period (pursuant to Section 412 of the IRC, or otherwise) has been made with respect to any Benefit Plan.

22.32.2
There are no pending or, to the best knowledge of the Obligors, threatened, claims, actions or lawsuits, or action by any Government Entity, with respect to any Benefit Plan which has resulted or could reasonably be expected to result in a material adverse effect. There has been no prohibited transaction or violation of fiduciary responsibility by an Obligor, or to the knowledge of either Obligor, any administrator, trustee or their respective agents, with respect to any Benefit Plan which has resulted or would reasonably be expected to result in a material adverse effect.

22.32.3
(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Benefit Plan has any material Unfunded Pension Liability; (iii) neither any Obligor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Obligor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multi-employer Plan; and (v) neither any Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

22.33	Use of Proceeds; Margin Regulations
The proceeds of the Loans have been and are to be used in accordance with Clause 3.1 (Purpose). Neither Obligor nor any Group Member is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

22.34	Sanctions

22.34.1
(i) No member of the Group or any directors nor employees of any member of the Group is a Sanctioned Person, and (ii) no member of the Group nor any directors and employees of any member of the Group acts directly or indirectly on behalf of a Sanctioned Person.

22.34.2	Save as disclosed in writing to the Agent before the date of this Agreement, no Obligor is incorporated, located or resident in a country which is subject to Sanctions.

22.34.3
Each member of the Group is in compliance with all applicable Sanctions and is not engaged in any activities that would reasonably be expected to result in any member of the Group being designated as a Sanctioned Person.

22.35	Material Licences and Working Interests

22.35.1	There are no obligations or terms affecting the Material Licences or the Working Interests which have not been (i) disclosed to the Agent or (ii) complied with in full.

22.35.2
The government of the Federal Republic of Nigeria does not benefit from any back-in right to acquire a participating interest in any of the Material Licences (other than statutory rights) and no such rights have been exercised.

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22.35.3
The legal holders of the Material Licences, Allied Energy Plc and Camac International Nigeria Limited, hold good title to the Material Licences subject to all of the beneficial and economic rights having been validly assigned to the Company and have complied with and continue to comply with all obligations under the Material Licences and and all applicable Nigerian laws and/or regulations.

22.35.4	All local content commitments have been complied with in respect to the Material Licences and the OMLs, including but not limited to any foreign participation interest restrictions.

22.35.5
All transfers of participating interests under the OMLs have been validly effected (with all relevant consents and approvals obtained) and there are no claims brought by or potential claims that may be brought by the Federal Republic of Nigeria in connection with such transfers.

22.35.6
All obligations with respect to relinquishment of any part of the lease area under the OMLs have been complied with and there are no claims brought by or potential claims that may be brought by the Federal Republic of Nigeria in connection with such relinquishment obligations.

22.35.7	No area under the Material Licences has been nor could be subject to any mandatory carve out from the scope of the OMLs by the Federal Republic of Nigeria.

22.35.8
No litigation, arbitration or administrative proceedings or investigations of, or before any court, arbitral body or agency have started or threatened in relation to the Material Licences including but not limited to the validity thereof.

22.35.9	No breach of any law or regulation which breach has or is reasonably likely to affect the validity of any of the Material Licences.

22.35.10
There are no rights of Allied Energy Plc or Camac International Nigeria Limited which have or are reasonably likely to have an adverse effect on the performance obligations of the Company under this Agreement.

22.36	Times when representations made

22.36.1	All the representations and warranties in this Clause 22 (other than Clause 22.25) are made by the relevant Obligor on the date of this Agreement.

22.36.2
The Repeating Representations are deemed to be made by the relevant Obligor on the date of each Utilisation Request, on each Utilisation Date, on the first day of each Interest Period, (with respect to the Sales Contract) on each Test Date and on each date any withdrawal is made from the CAPEX Reserve Account.

22.36.3
Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

23.	INFORMATION UNDERTAKINGS
The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
In this Clause 23:
"Annual Financial Statements" means the financial statements for a Financial Year delivered pursuant to Clause 23.1.1 (Financial statements).
"Quarterly Financial Statements" means the financial statements delivered pursuant to Clause 23.1.2 (Financial statements).

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23.1	Financial statements
The Parent shall supply to the Agent:

23.1.1	(A) as soon as they are available, but in any event within 75 days after the end of each of its Financial Years, its audited consolidated financial statements for that Financial Year;

(B)
as soon as they are available, but in any event within 270 days after the end of each of its Financial Years the audited financial statements (consolidated if appropriate) of the Company for that Financial Year; and

(C)
as soon as they are available, but in any event within 365 days after the end of each of its Financial Years the audited financial statements of any other Subsidiary for that Financial Year if requested by the Agent; and

23.1.2	as soon as they are available, but in any event within 60 days after the end of each Financial Quarter of each of its Financial Years its consolidated financial statements for that Financial Quarter.

23.2	Requirements as to financial statements

23.2.1
The Parent shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement in the same form as submitted by Parent to the United States Securities and Exchange Commission. In addition the Parent shall procure that:

(A)	each set of Annual Financial Statements shall be audited by the Auditors; and

(B)	each set of Quarterly Financial Statements includes a statement forecast in respect of the Group relating to the three month period terminating at the end of the relevant Financial Quarter.

23.2.2	Each set of financial statements delivered pursuant to Clause 23.1 (Financial statements):

(A)
shall be certified by an officer or director of the Parent as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the auditors of those Financial Statements and accompanying those Annual Financial Statements; and

(B)	shall be prepared in accordance with the Accounting Principles.

23.2.3
If the Agent, having reasonable concerns about the financial position of the Group, wishes to discuss the financial position of any member of the Group with the auditors of that member of the Group, the Agent may notify the Parent, stating the questions or issues which the Agent wishes to discuss with those auditors. In this event, the Parent must ensure that those auditors are authorised (at the reasonable expense of the Parent):

(A)	to discuss the financial position of the relevant member of the Group with the Agent on request from the Agent; and

(B)	to disclose to the Agent for the Finance Parties any information which the Agent may reasonably request.

23.3	Year-end
The Parent shall not change its Accounting Reference Date.

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23.4	Information: miscellaneous

23.4.1	The Parent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests for information not in electronic form):

(A)
at the same time as they are dispatched, copies of all documents dispatched by each of the Parent and the Company to its shareholders generally (or any class of them) or dispatched by each of the Parent or the Company to its creditors generally (or any class of them);

(B)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(C)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents; and

(D)
promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, or other material provided by either Obligor under this Agreement and an up to date copy of its shareholders' register (or equivalent in its Original Jurisdiction)) as any Finance Party through the Agent may reasonably request.

23.4.2	The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests for information not in electronic form):

(A)	written evidence of any renegotiation of the FPSO Charter fee, if any, and any subsequent communication in relation thereto;

(B)	on an annual basis not later than 31 March of each year, an update of the Reserves Report originally provided on or prior to the first Utilisation Date.

(C)	as soon as available and in any event no later than 30 days after each Quarter Date:

(1)	the Actual Budget for the preceding Quarter; and

(2)	a reconciliation between the Actual Budget and the Provisional Budget for preceding Quarter.

(D)	no later than the 10th day of each month production reports for each well included in the CAPEX Program for the preceding month.

23.5	Information: Sales Contract
The Company shall:

23.5.1
permit each of the Agent and the Security Agent and any of its officers and agents to have access to and examine at reasonable times and on reasonable notice its minute books and other corporate records, and books of account and financial records, in relation to the Sales Contract, but no more than once every calendar year unless an Event of Default is continuing or the Agent reasonably suspects an Event of Default is continuing;

23.5.2
promptly supply to the Agent copies of all documents relevant to its material obligations and rights under the Sales Contract (including all its delivery obligations and the payment obligations of the Buyer), and notify the Agent of the price of any delivery under the Sales Contract promptly after such price has been determined;

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23.5.3	keep the Finance Parties (via the Agent) regularly informed of all material developments and material progress under the Sales Contract;

23.5.4
notify the Agent of any material default or breach, any termination or suspension of the Sales Contract or of any material dispute or claim in relation to the Sales Contract and deliver to the Agent a copy of all notices received or given by it in connection with the Sales Contract promptly upon receipt or dispatch thereof (including any notice of default and termination, material dispute or claim made against it under the Sales Contract together with details of any action it proposes to take in relation to the same);

23.5.5
(without prejudice to its obligations under Clause 26.3 (Dealings with counterparties)), promptly provide the Agent with a copy of any documents that amend, waive or otherwise vary the terms of the Sales Contract;

23.5.6
from time to time on the Agent’s reasonable request, promptly provide the Agent with such other information relating to the Sales Contract (and its ability to perform its obligations thereunder) as the Agent may reasonably require;

23.5.7	promptly on becoming aware of them, provide the Agent with details of:

(A)	any event or circumstance which is or may be a force majeure event under the Sales Contract; and

(B)	(without prejudice to its obligations under Clause 26.3 (Dealings with counterparties)), the invocation of indemnity provisions by it or the Buyer;

23.5.8	promptly on becoming aware of them, provide the Agent with details of any claim made under:

(A)	any cargo insurance policy relating to the Sales Contract where the claim is for a sum in excess of $5,000,000 (before deductibles);

(B)	any business interruption insurance policy relating to either Obligor, where:

(1)	the claim affects the Sales Contract;

(2)	events giving rise to the claim continue for more than 30 days; and

(3)	the amount of the claim is in excess of $10,000,000 (before deductibles);

23.5.9	deliver to the Agent, promptly upon receipt or dispatch thereof, a copy of any notice relating to:

(A)	the exercise by the Buyer of any rights it may have to reduce the quantities of Crude Oil to be delivered to it; and

(B)	the exercise by the Buyer of any rights it may have to suspend or reject deliveries;

23.5.10	deliver to the Agent, in relation to each delivery of Crude Oil made under the Sales Contract:

(A)	no later than five Business Days after each such delivery is made, a copy of the final commercial invoice issued in respect of such delivery;

(B)
no later than five Business Days after any such delivery is made, copies of all applicable delivery documents (including, but not limited to, all bills of lading and preliminary invoices as required under the terms of the Sales Contract); and

(C)	promptly on request, such other certificates or documents required in connection with the sale or delivery of Crude Oil under the Sales Contract as Agent may reasonably request; and

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23.5.11	deliver to the Agent, no later than the first Business Day of each calendar month a schedule of planned deliveries under the Sales Contract for that calendar month.

23.6	Notification of default

23.6.1
Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

23.6.2
Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

23.7	"Know your customer" checks

23.7.1	If:

(A)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(B)
any change in the status of an Obligor or the composition of the shareholders of the Company, or in the case of the Parent if CAMAC or PIC changes their level of shareholding, after the date of this Agreement; or

(C)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of Clause 23.7.1(C) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in Clause 23.7.1(C) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in Clause 23.7.1(C) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

23.7.2
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

23.8	Cover Ratios Certificate
On each Test Date, the Company shall supply to the Agent a Cover Ratios Certificate setting out (in reasonable detail) computations as to compliance with Clause 24.2 (Cover Ratios) as at that Test Date.

23.9	Financial Projection

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23.9.1
The Company shall update the Financial Projection on each Quarter Date. The updated Financial Projection shall be established on the basis of the Assumptions and shall be approved by the Technical Advisor and the Lenders.

23.9.2
The Agent may to the extent it determines necessary following consultation with the Technical Advisor and the Company request that the Company updates the Financial Projection on a date other than a Quarter Date, provided that the Agent may not request that the Company makes such update more than once per calendar quarter.

23.9.3	Any changes to the Financial Projection resulting from the provisions of Clauses 23.9.1 and 23.9.2 above shall be communicated to the Company and the Finance Parties.

24.	COVER RATIOS

24.1	Definitions
In this Clause 24 and to the extent relevant elsewhere in this Agreement,
"CFADS" means, in relation to any period, an amount equal to the projected Gross Revenue projected to be received by the Company for that period less the projected Gross Expenditure projected to be made by the Company for that period.
"Cover Ratios" means each of:

(a)	the Debt Service Cover Ratio; and

(b)	the PXF Life Cover Ratio.
"DSCR Calculation Period" means each Interest Period commencing after the date of this Agreement.
"Debt Service Cover Ratio" means, on any Test Date, the ratio of A to B calculated in accordance with the Financial Projection where:

(a)
"A" is the CFADS for the DSCR Calculation Period commencing on that Test Date plus Cash and Cash Equivalents held on the Facility Accounts (including for the avoidance of doubt, all amounts in the DSRA and other accounts at Zenith over which Security has also been granted in favour of the Security Agent and excluding all amounts in the CAPEX Reserve Account); and

(b)	"B" is the amount of the Debt Service Obligations falling due during that DSCR Calculation Period.
"Debt Service Obligations" means, at any time, in relation to any period:

(a)	each Repayment Instalment falling due during such period; and

(b)
any interest (calculated on the basis of the applicable LIBOR prevailing at the relevant date), and any fees, costs, or expenses falling due under or in connection with this Agreement (but excluding for the avoidance of doubt, amounts falling due or in connection with the Zenith Facility Agreement) during such period.

"PXF Life Cover Ratio" means, on any Test Date, the ratio of A to B calculated in accordance with the Financial Projection where:

(a)
"A" is the CFADS plus Cash and Cash Equivalents held on the Facility Accounts (including for the avoidance of doubt all amounts in the DSRA and other accounts at Zenith over which Security has also been granted in favour of the Security Agent and excluding all amounts in the CAPEX Reserve Account) from the period commencing on such Test Date and ending on the Termination Date; and

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(b)	"B" is the sum of all outstanding principal, interest, fees or any other amounts owed to the Finance Parties under the Finance Documents less amounts in the DSRA.
"Test Date" means, save as otherwise provided in this Agreement:

(a)	each Utilisation Date; and

(b)	each Quarter Date commencing after the first Utilisation Date.

24.2	Cover Ratios
Starting from the first Test Date and for so long as any amount is outstanding under the Finance Documents or any Commitment is in force the Company shall ensure that:

24.2.1	the Debt Service Cover Ratio is equal to or greater than 1.2:1; and

24.2.2	the PXF Life Cover Ratio is equal to or greater than 1.2:1.

24.3	Top-Up
If at any Test Date a Cover Ratio is less than 1.2:1 but is more than 1.0:1 the Company shall, within 10 Business Days (the "Top-Up Period") prepay the relevant portion of the Utilisations in accordance with Clause 9.2 (Voluntary prepayment), provided that the minimum notice period for the prepayment shall be 10 Business Days and no minimum amount requirement shall apply, so as to ensure that the relevant Cover Ratio, if retested as at the relevant Test Date, but taking account of the actions above, would be in compliance with Clause 24.2 (Cover Ratios), as tested by reference to a Cover Ratios Certificate delivered by the Company to the Agent not later than the last day of the Top-Up Period.

25.	GENERAL UNDERTAKINGS
The undertakings in this Clause 25 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
Authorisations and compliance with laws

25.1	Authorisations
Each Obligor shall promptly:

25.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

25.1.2	supply certified copies to the Agent of:

(A)	any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(1)	enable it (or in the case of the SBSA Guarantee, The Standard Bank South Africa Limited) to perform its obligations under the Transaction Documents;

(2)	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document to which it is a party; and

(3)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect; and

(B)	any Material Licence.

25.2	Compliance with laws

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Each Obligor shall (and the Parent shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

25.3	Compliance with Production Sharing Contract
Each Obligor shall comply with the terms of the Production Sharing Contract and shall do all that is necessary to maintain it in full force and effect.

25.4	Compliance with Material Licences
Each Obligor shall comply with the terms of the Material Licences and shall procure that Allied Energy Plc and Camac International Nigeria Limited shall promptly comply with the terms thereof and shall do all that is necessary to maintain the Material Licences in full force and effect.

25.5	Environmental compliance
Each Obligor shall (and the Parent shall ensure that each member of the Group will):

25.5.1	comply with all applicable Environmental Law;

25.5.2	obtain, maintain and ensure compliance with all requisite Environmental Permits; and

25.5.3	implement procedures to monitor compliance with and to prevent liability under any applicable Environmental Law, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

25.6	Environmental claims
Each Obligor shall promptly upon becoming aware of the same, inform the Agent in writing of:

25.6.1	any Environmental Claim against any member of the Group which is current, pending or threatened; and

25.6.2	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group, where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

25.7	Anti-corruption law

25.7.1
No Obligor shall (and the Parent shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the FCPA or other similar legislation in other jurisdictions, or Buyer's code of conduct as at the date hereof.

25.7.2	Each Obligor shall (and the Parent shall ensure that each member of the Group and their respective affiliates, officers and directors will):

(A)	comply with and conduct its businesses in compliance with applicable anti-corruption laws; and

(B)	maintain policies and procedures designed to promote and achieve compliance with such laws.

25.7.3
It will maintain proper and accurate books, records and accounts which accurately and fairly reflect any and all payments made, expenses incurred, and assets disposed of, in connection with the Facility. It will maintain such books and records for five years following termination of the Facility, or any such longer period as may be required by the law applicable to such Party.

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25.7.4	It warrants not to use any of the proceeds of any payment made under this Facility, directly or indirectly, for the purpose of, or in connection with, any Corrupt Act.

25.7.5
It will not make any payment to a Public Official that would be considered a facilitating payment, a grease payment, or any similar type of payment while fulfilling its responsibilities and obligations hereunder.

25.8	Taxation

25.8.1
Each Obligor shall (and the Parent shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(A)	such payment is being contested in good faith;

(B)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 23.1 (Financial statements); and

(C)	such payment can be lawfully withheld.

25.8.2	No member of the Group may change its residence for Tax purposes.
Restrictions on business focus

25.9	Merger
No Obligor shall (and the Parent shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction or a Permitted Disposal.

25.10	Change of business
The Parent shall procure that no substantial change is made to the general nature of the business of the Obligors or the Group taken as a whole from that carried on by the Group at the date of this Agreement.

25.11	Acquisitions

25.11.1	Except as permitted under Clause 25.11.2 below, no Obligor shall (and the Parent shall ensure that no other member of the Group will):

(A)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(B)	incorporate a company.

25.11.2
Clause 25.11.1 above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:

(A)	a Permitted Acquisition; or

(B)	a Permitted Transaction.
Restrictions on dealing with assets and Security

25.12	Preservation of assets
Each Obligor shall (and the Parent shall ensure that each other member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or advisable in the conduct of its business other than in respect of a Permitted Transaction or a Permitted Disposal.

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25.13	Pari passu ranking
Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

25.14	Negative pledge
In this Clause 25.14, "Quasi-Security" means an arrangement or transaction described in Clause 25.14.2 below.
Except as permitted under Clause 25.14.3 below:

25.14.1	No Obligor shall (and the Parent shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

25.14.2	No Obligor shall (and the Parent shall ensure that no other member of the Group will):

(A)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;

(B)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(C)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(D)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

25.14.3	Clauses 25.14.1 and 25.14.2 above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(A)	Permitted Security; or

(B)	a Permitted Transaction.

25.15	Disposals

25.15.1
Except as permitted under Clause 25.15.2 below, no Obligor shall (and the Parent shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

25.15.2	Clause 25.15.1 above does not apply to any sale, lease, transfer or other disposal which is:

(A)	a Permitted Disposal; or

(B)	a Permitted Transaction.

25.15.3	Notwithstanding the above, no Obligor shall dispose of any Working Interest.

25.16	Arm's length basis

25.16.1
Except as permitted by Clause 25.16.2 below, no Obligor shall (and the Parent shall ensure that no other member of the Group will) enter into any transaction with any person except on arm's length terms and for full market value.

25.16.2	The following transactions shall not be a breach of this Clause 25.16:

(A)	intra-Group loans permitted under Clause 25.17 (Loans or credit);

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(B)
fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents delivered to the Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Agent; and

(C)	any Permitted Transaction.
Restrictions on movement of cash - cash out

25.17	Loans or credit

25.17.1	Except as permitted under Clause 25.17.2 below, no Obligor shall (and the Parent shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

25.17.2	Clause 25.17.1 above does not apply to:

(A)	a Permitted Loan; or

(B)	a Permitted Transaction.

25.18	No Guarantees or indemnities

25.18.1
Except as permitted under Clause 25.18.2 below, no Obligor shall (and the Parent shall ensure that no other member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

25.18.2	Clause 25.18.1 does not apply to a guarantee which is:

(A)	a Permitted Guarantee; or

(B)	a Permitted Transaction.
Restrictions on movement of cash - cash in

25.19	Financial Indebtedness

25.19.1	Except as permitted under Clause 25.19.2 below, no Obligor shall (and the Parent shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

25.19.2	Clause 25.19.1 above does not apply to Financial Indebtedness which is:

(A)	Permitted Financial Indebtedness; or

(B)	a Permitted Transaction.
Miscellaneous

25.20	Insurance

25.20.1
Each Obligor shall (and the Parent shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

25.20.2	All insurances must be with reputable independent insurance companies or underwriters.

25.21	Access
If a Default is continuing or the Agent reasonably suspects a Default is continuing, each Obligor shall, and the Parent shall ensure that each other member of the Group will, permit the Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent free access, upon at least three Business Days’ notice to the Parent at normal business hours and, subject to compliance by such persons

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with relevant health and safety rules of the Parent/and or the Company (as applicable) at the risk and reasonable cost of the Parent to (a) the premises, assets, books, accounts and records of the Parent and/or the Company and (b) meet and discuss matters with senior management of the Obligors.

25.22	Treasury Transactions
No Obligor shall (and the Parent shall ensure that no other member of the Group will) enter into any Treasury Transaction, other than:

25.22.1	hedging transactions for the purpose of hedging the types of liabilities and/or risks that, at the time of entry into that hedging transaction, which are approved by the Agent;

25.22.2	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and

25.22.3
any Treasury Transaction entered into for the hedging of actual or projected real exposures (including in respect of petroleum prices) arising in the ordinary course of trading activities of a member of the Group and not for speculative purposes, which are approved by the Agent.

25.23	Stamping and Registration
The Company shall promptly and in any case no later than 30 days after the date of this Agreement proceed to the following formalities:

25.23.1	stamping the Finance Documents at the Nigerian Stamp Duties Office of the Federal Inland Revenue Service; and

25.23.2	registering the Finance Documents at the Nigerian Corporate Affairs Commission;

25.23.3	providing the Agent with a duly issued receipt of the Stamp Duties Office for the value stamped under Clause 22.9 above within 3 Business Days; and

25.23.4	providing the Agent with duly issued certificate of registration from the Nigerian Corporate Affairs Commission within 5 Business Days.

25.24	Financing Support Agreement
The Parent shall not without the prior written consent of the Agent:

25.24.1
rescind, amend, vary or waive (or agree to or permit any amendment to, or variation or waiver of) any term of the Financing Support Agreement except as required or as expressly allowed by the Finance Documents.

25.24.2	consent to the transfer by a counterparty of any of its rights, title or interest in, or its obligations under, the Financing Support Agreement.

25.25	Capital expenditure

25.25.1	Subject to Clause 25.26.2 below, the Company must not incur any capital expenditure, other than in accordance with the CAPEX Program.

25.25.2
To the extent the Parent receives proceeds from the issuance of equity and remits such proceeds to the Company or to the extent that excess amount remain on the Zenith Account in accordance with clause 6.2.3 of the Override Deed, the Company may incur capital expenditure financed by such proceeds for exploration drillings without regard to the restriction set out in Clause 25.25.1 above.

25.26	Petroleum won and saved

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25.26.1	Each Obligor will ensure that all Petroleum won and saved which it is entitled to lift is dealt with in accordance with good commercial practice and is sold pursuant to the Sales Contract.

25.26.2	The Company shall provide the Agent with written details on pricing relating to its Petroleum sales.

25.27	Good oilfield practice
Each Obligor will ensure that it undertakes all activities in a good and workmanlike manner in accordance with good oilfield practice and all applicable agreements, laws, licences, rules and regulations in all material respects.

25.28	FPSO Charter fee
The Company shall not amend or renegotiate the FPSO Charter fee other than for the purpose of the satisfaction of the condition precedent listed in paragraph 8.6 of Schedule 2 (Conditions precedent to initial Utilisation) or with the prior written consent of the Agent.

25.29	Further assurance

25.29.1
Each Obligor shall (and the Parent shall procure that the Company shall) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(A)
to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents as in effect at Financial Close or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents as in effect on Financial Close or by law; and/or

(B)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

25.29.2
Each Obligor shall (and the Parent shall procure that each other member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

25.30	Group contractors

25.30.1	The Company undertakes to implement an established due diligence process when selecting contractors for the development of the OMLs:

(A)	all contracts awarded by the Company for the development of the OMLs shall include appropriate anti-corruption representations; and

(B)
each Lender shall have the right to audit each Obligor's contracts with its contractors in connection with the development of the OMLs in order to ensure that they include appropriate anti-corruption provisions and verify other potential elements of interest, such as the method of payment of the contractors.

25.31	Compliance with Sanctions

25.31.1	Each Obligor shall and shall ensure that each other member of the Group shall:

(A)	comply in all respects with all applicable Sanctions;

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(B)	not, and shall not permit or authorise any other person, directly or indirectly, to use, lend, make payments of, or otherwise make available, all or any part of the proceeds of the Facility:

(1)	in connection with any trade, business or other activities with or for the benefit of any Sanctioned Person;

(2)
in any other manner that could result in any member of the Group or a Finance Party being in breach of any Sanctions, being subject to any penalties or restrictive measures being imposed pursuant to Sanctions or being designated as a Sanctioned Person;

(3)
in connection with any trade, business or other activities in countries as are subject to trade sanctions imposed by a Sanctions Authority and are notified by the Agent to the Company from time to time;

(C)
not use any revenue or benefit derived from any activity or dealing with a Sanctioned Person, or from any trade, business or other activities in the countries referred to in Clause 25.31.1(B)(3), to discharge any obligation due to a Finance Party;

(D)
to the extent permitted by law, promptly upon becoming aware of them, provide to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority; and

(E)	maintain in effect policies and procedures reasonably designed to ensure compliance by it with applicable Sanctions.

25.32	Condition subsequent

25.32.1	The Obligors undertake to provide to the Agent a duly executed copy of the FPSO Charter Amendment Agreement within 3 months of the signing date of this Agreement.

25.32.2
The Obligors undertake to provide to the Agent a copy of (i) any environmental and social impact assessment or environmental and social impact assessment or other reports or permits when required by the DPR and (ii) any other document reasonably required by the Agent for it to comply with its environmental social responsibility monitoring policy (including any document to be produced by a third party consultant) no later than 3 months following Financial Close, at the reasonable cost of the Company.

26.	SALES CONTRACTS UNDERTAKINGS
The undertakings in this Clause 26 are given in relation to the Sales Contract and remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

26.1	Compliance with the Sales Contract
The Company shall:

26.1.1	comply in all material respects with its obligations under the Sales Contract in the manner and at the times provided for therein;

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26.1.2
use its best efforts to procure that the Buyer duly complies in all material respects with its payment and other material obligations under the Sales Contract in the manner and at the times provided for therein (and in accordance with the directions of the Agent or the Security Agent from time to time given pursuant to the terms of the Finance Documents); and

26.1.3	not take or omit to take any action that might result in:

(A)	any default on any of its payment, delivery and other material obligations under the Sales Contract;

(B)	any right to terminate the Sales Contract becoming exercisable by the Buyer; or

(C)
any counterclaim or right of set off arising under the Sales Contract other than any set-off under the Sales Contract that occurs prior to an Event of Default that is continuing, and in the ordinary course of trading as part of the settlement of final invoices for deliveries made thereunder.

26.2	Pursuit of remedies
Subject to any provision of the Finance Documents to the contrary, the Company shall, and always in accordance with good business practice, diligently pursue any remedies available to it in respect of any breach or claim arising in relation to the Sales Contract.

26.3	Dealings with counterparties
The Company shall not without the prior written consent of the Agent:

26.3.1
in respect of any matter under the Sales Contract that, pursuant to the terms of the Sales Contract, falls to be decided by mutual agreement of the parties thereto, negotiate or agree such matter except in accordance with the instructions of the Agent or the Security Agent, other than in respect of any minor administrative or technical matters or matters required by the parties thereto to improve the practical performance of their obligations under the Sales Contract, provided further that:

(A)	such matters do not relate to the financial obligations of the parties under the Sales Contract or vary or have the effect of varying the Sales Contract; and

(B)	the Agent or the Security Agent is notified of such matters as soon as reasonably practicable;

26.3.2
rescind, amend, vary or waive (or agree to or permit any amendment to, or variation or waiver of) any term of the Sales Contract except as required or as expressly allowed by the Finance Documents, provided that the parties thereto may agree to immaterial amendments to and waivers of the Sales Contract where such amendments or waivers relate to minor administrative or technical matters or matters required by the parties to the Sales Contract to improve the practical performance of their obligations under the Sales Contract, provided further that:

(A)
such matters are not prejudicial to the interests of the Lenders under the Finance Documents and do not relate to the payment obligations of the parties under the Sales Contract or vary or have the effect of varying the Sales Contract; and

(B)	such amendments or waivers are notified to the Agent or the Security Agent as soon as reasonably practicable;

26.3.3	consent to the transfer by a counterparty of any of its rights, title or interest in, or its obligations under, the Sales Contract;

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26.3.4	consent to any act or decision by a counterparty that might constitute a breach of the Sales Contract or otherwise adversely affect any rights of the Finance Parties thereunder or in relation thereto;

26.3.5
make or agree to any claim that the Sales Contract is frustrated or permit or agree to the cancellation, suspension, rescission, repudiation or other termination of the Sales Contract or accept any material breach thereof or default thereunder as repudiatory; or

26.3.6	seek relief from performance of its payment, delivery or other material obligations under the Sales Contract whether under any force majeure, time limit for claims or any other provision.

26.4	Payments under Sales Contract

26.4.1	The Company shall ensure that each payment made to it under the Sales Contract is

(A)	made in dollars;

(B)	credited to the Zenith Account; and

(C)
unless specifically approved by the Agent on the instructions of the Majority Lenders and subject to the Zenith Finance Documents and the Override Deed, free and clear of any set off, deduction, counterclaim or condition.

26.5	Deliveries under Sales Contract
The Company shall:

26.5.1
make all deliveries under the Sales Contract directly to the place specified for such deliveries in the Sales Contract (or in directions given pursuant to the Sales Contract), and in accordance with the delivery schedule set out therein; and

26.5.2
ensure that the aggregate quantities of Crude Oil delivered and scheduled to be delivered under the Sales Contract are at all times sufficient to ensure that the obligations under Clause 24.2 (Cover Ratios) are complied with.

26.6	Fair market price
The Company shall ensure that the price (including any applicable discount) charged and payable for each delivery of Crude Oil under the Sales Contract pursuant to the terms thereof is on arm's length terms and reflects and will reflect the fair market price for Crude Oil.

26.7	Sales Contract failure

26.7.1	If:

(A)	on any date the Sales Contract is varied without the consent of the Agent;

(B)	the representations set out in Clause 22 (Representations) in relation to the Sales Contract are not true in any material respect; or

(C)
the Company is in breach of its obligations in relation to the Sales Contract under Clause 26.1 (Compliance with the Sales Contract) to (and including) Clause 26.6 (Fair market price) or otherwise under the Finance Documents, the Company shall, immediately upon becoming aware of the same, notify the Agent.

26.8	Buyer failure

26.8.1	If in relation to the Buyer:

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(A)
it defaults on its obligations under the Sales Contract, its acknowledgement of the Sales Contract Assignment Agreement or its acceptance of the Irrevocable Payment Instructions in respect of the Sales Contract, unless such default does not relate to a payment obligation, is otherwise technical in nature and is remedied within 14 Business Days;

(B)	an Insolvency Event has occurred and is continuing;

(C)	it rescinds or repudiates the Sales Contract or does or causes to be done any act or thing evidencing its intention to rescind or to repudiate the Sales Contract; or

(D)
it otherwise ceases to be sufficiently creditworthy or capable of performing its obligations under the Sales Contract, as determined by the Agent on the instructions of the Majority Lenders and notified to the Company, the Company shall, immediately upon becoming aware of the same, notify the Agent.

26.9	Replacement Sales Contract
Should the Buyer fail to become a risk participant in this Agreement within 3 months of the signing date of the Sales Contract for 10% of the Total Commitments, the Company shall give notice to the Buyer to terminate the Sales Contract and ensure that it is replaced within 3 months of that notice of termination by a new Sales Contract in form and substance acceptable to the Lenders and with a new Buyer acceptable to the Lenders, who becomes a risk participant in this Agreement for 10% of the Total Commitments no later than the signing date of the new Sales Contract.

27.	BANK ACCOUNTS

27.1	Designation of Accounts

27.1.1	The Company shall, on or before the first Utilisation Date, open and maintain in its name the following interest-bearing bank accounts:

(A)	a domiciliary deposit account in dollars designated "Zenith Account" with Zenith Bank

(B)	a deposit account in dollars designated "Offshore Collection Account" with, the Mauritius Commercial Bank Ltd, the Agent; and

(C)	a deposit account in dollars designated "Debt Service Reserve Account" with, the Mauritius Commercial Bank Ltd, Agent.

27.1.2
If the Company exercises the option described in Clause 4.3 (Further conditions precedent for funding at the end of the Availability Period), the Agent shall, on or before the relevant Utilisation Date, open a deposit account in dollars designated "ERIN Petroleum Nigeria - Agent CAPEX Reserve Account" with, the Mauritius Commercial Bank Ltd, Agent.

27.2	Credits to Facility Accounts

27.2.1	The Agent shall have sole signing rights on the Facility Accounts (other than the Zenith Account).

27.2.2
The Company shall procure that all monies payable under the Sales Contract are credited in USD to the Zenith Account, for further transfer to the Offshore Collection Account in accordance with Clause 27.4 (Payments from the Zenith Account to the Offshore Collection Account).

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27.2.3
The Agent and the Onshore Account Bank as applicable, shall credit and debit the relevant Facility Accounts with such amounts as are provided for in this Agreement and make such other credits and debits thereto as it is required to make pursuant to any provision of the Finance Documents.

27.2.4	The Agent shall credit any interest accruing on any amount standing to the credit of each Facility Account directly to that same Facility Account.

27.3	Withdrawals from the Offshore Collection Account

27.3.1
Subject to Clause 27.3.2 below, the Company may only withdraw amounts from the aggregate amount standing to the credit of the Offshore Collection Account on each Interest Payment Date and each Repayment Date (each, a "Waterfall Date") and, as the case may be for any balancing payment in accordance with the Override Deed, two Business Days prior to the Waterfall Date (the "Balancing Payment Date")) the following purposes and in the following order of priority:

(A)	to make any mandatory prepayment required under Clause 10.4 (Cash sweep);

(B)	to make a balancing payment in accordance with clause 6.2.5 (A) of the Override Deed;

(C)	to make payments of any fees, costs and expenses due and payable to the Finance Parties under the Finance Documents;

(D)	to make payment of interest due and payable under the Finance Documents;

(E)	to make principal payment of the Loans when due and payable;

(F)	to make payments of other sums then due and payable to the Finance Parties;

(G)	to make any voluntary principal repayment under Clause 9 (Voluntary Prepayment and Cancellation ) where favourable production and oil price context allows for this;

(H)	to make transfers to the Debt Service Account up to the Required DSRA Balance; and

(I)	after paying in full the amounts required to be paid above, to make payments to the Opex Reserve Account (as defined in the Override Deed).

27.3.2	While a Default is outstanding, the Agent may only permit withdrawals by the Company from the Offshore Collection Account in accordance with Clause 27.3.1 above with the consent of the Agent.

27.4	Payments from the Zenith Account to the Offshore Collection Account
Transfers from the Zenith Account to the Offshore Collection Account shall be made no later than two Business Days following receipt of payments under the Sales Contract on the Zenith Account in accordance with a payment instruction to be issued by the Agent to Zenith Bank on behalf of the Company directing the proceeds to be paid to the Offshore Collection Account in accordance with the Override Deed.

27.5	Debt Service Reserve Account

27.5.1	The Company shall ensure that on or before the first Utilisation Date, an amount sufficient to meet requirements of Clause 27.5.2 below is deposited into the DSRA.

27.5.2	The Company shall ensure that the amounts standing to the credit of the DSRA shall not, at any time, be less than the Required DSRA Balance.

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27.5.3
The Company shall ensure that, if at any time there are insufficient moneys standing to the credit of the DSRA to satisfy the requirements of Clause 27.5.2 above, any amounts standing to the credit of the Offshore Collection Account shall, no later than 30 days following the insufficiency, be transferred to the DSRA to ensure that the amount standing to the credit of the DSRA is not less than the amount referred to in Clause 27.5.2 above.

27.5.4	The Company irrevocably authorises the Agent to apply amounts credited to the DSRA to pay amounts due and payable under the Finance Documents.

27.5.5	The Company may not without the prior written consent of the Security Agent receive, withdraw or otherwise transfer any amount credited to the DSRA.

27.6	Payments to and from the CAPEX Reserve Account

27.6.1	Proceeds of the Utilisation under Clause 4.3 (Further conditions precedent for funding at the end of the Availability Period) will be directly credited by the Agent to the CAPEX Reserve Account.

27.6.2	The Company may only withdraw amounts from the aggregate amount standing to the credit of the CAPEX Reserve Account to pay for Capital Expenditure in accordance with Clause 3.1.1 (Purpose) and:

(A)
upon presentation to the Agent of an original (or certified copy) of an invoice (to be in form and substance satisfactory to the Agent) for such expenditure to be funded by a transfer from the CAPEX Reserve Account of the payment to the account indicated by the Company;

(B)	provided that no Default would result from the proposed transfer; and

(C)	provided that all Repeating Representations to be made by each Obligor are true in all material respects.

28.	EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 28 is an Event of Default (save for Clause 28.25 (Acceleration).

28.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

28.1.1	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

28.1.2	payment is made within three Business Days of its due date.

28.2	Financial covenants and other obligations

28.2.1	An Obligor does not comply with any provision of any Transaction Security Document.

28.2.2	Any requirement of Clause 24.2 (Cover Ratios) is not satisfied and either:

(A)	Clause 24.3 (Top-Up) does not apply or cannot apply; or

(B)	Clause 24.3 (Top-Up) applies, but the Company does not comply with the provisions of that Clause in the time and manner required.

28.2.3	Any requirement of Clause 27 (Bank Accounts) is not satisfied.

28.2.4	The Company does not comply with the provisions of Clause 3.1 (Purpose) and Clause 25.23 (Stamping and Registration).

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28.2.5
No Event of Default under Clause 28.2.1 above will occur if the failure to comply is capable of remedy and is remedied within 5 days of the earlier of (i) the Agent giving notice to the Company or the Parent and (ii) the Company or the Parent becoming aware of the failure to comply.

28.3	Other obligations

28.3.1	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 28.1 (Non-payment) and Clause 28.2 (Financial covenants and other obligations)).

28.3.2
No Event of Default under Clause 28.3.1 above will occur if the failure to comply is capable of remedy and is remedied within 14 days of the earlier of (i) the Agent giving notice to the Company or the Parent and (ii) the Company or the Parent becoming aware of the failure to comply.

28.4	Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of either Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made unless the circumstances giving rise to the misrepresentation, breach of warranty or misstatement:

28.4.1	are capable of remedy; and

28.4.2
are remedied within 14 days of the earlier of the Agent giving notice of the misrepresentation, breach of warranty or misstatement to the Company and either Obligor becoming aware of the misrepresentation, breach of warranty or misstatement .

28.5	Cross default

28.5.1	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

28.5.2	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

28.5.3	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

28.5.4
Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

28.5.5
Subject to Clause 28.5.6 below, no Event of Default will occur under this Clause 28.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 28.5.1 to 28.5.4 above is less than $15,000,000 (or its equivalent in any other currency or currencies).

28.5.6	Clause 28.5.5 above shall not apply to the Financial Indebtedness arising under the Zenith Finance Documents.

28.6	Insolvency

28.6.1	A member of the Group:

(A)	is unable or admits inability to pay its debts as they fall due;

(B)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

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(C)	suspends or threatens to suspend making payments on any of its debts; or

(D)
by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness unless prior to such negotiations the Agent is notified of the proposed negotiations and the Agent has provided its consent to such negotiations (such consent not to be unreasonably withheld).

28.6.2	A moratorium is declared in respect of any indebtedness of any member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

28.7	Insolvency proceedings

28.7.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(A)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group;

(B)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(C)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or

(D)	enforcement of any Security over any assets of any member of the Group, or any analogous procedure or step is taken in any jurisdiction.

28.7.2	Clause 28.7.1 shall not apply to:

(A)	any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement; or

(B)	any step or procedure contemplated by paragraph (a), (b) or (d) of the definition of "Permitted Transaction".

28.8	Creditors' process
Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a member of the Group having an aggregate value of $15,000,000 and is not discharged within 14 days.

28.9	Unlawfulness and invalidity

28.9.1
It is or becomes unlawful for either Obligor to perform any of its obligations under the Transaction Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

28.9.2
Any obligation or obligations of either Obligor under any Transaction Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively adversely affects the interests of the Lenders under the Finance Documents.

28.9.3	Any Transaction Document ceases to be in full force and effect (subject to the Legal Reservations) or any Transaction Security ceases to be legal, valid,

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binding, enforceable or effective or is alleged by a party to it (other than a Finance Party or Zenith) to be ineffective.

28.10	Cessation of business
Any member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a Permitted Disposal or a Permitted Transaction.

28.11	Audit qualification

28.11.1	The Auditors qualify the audited annual consolidated financial statements of the Parent which, in the opinion of the Agent, is material and adverse.

28.11.2	The auditors of the Company qualify the audited annual financial statements of the Company which, in the opinion of the Agent, is material and adverse.

28.12	Repudiation and rescission of agreements
An Obligor (or any other relevant party, including The Standard Bank South Africa Limited in the case of the SBSA Guarantee) rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

28.13	Accounts
Without the prior written consent of the Agent on the instructions of the Majority Lenders any of the Facility Accounts is closed or requested to be closed (other than in accordance with the terms of this Agreement).

28.14	Sales Contract

28.14.1
The Sales Contract is amended, varied or waived in a way that, in the reasonable opinion of the Majority Lenders, is likely to have a material adverse effect on the ability of either Obligor to perform its obligations under any Finance Document.

28.14.2
An event or circumstance occurs that gives rise to, or might reasonably be expected to give rise to, the termination, frustration, repudiation, rescission or cancellation of the Sales Contract, or to a right to effect or make such termination, repudiation, rescission or cancellation in a way that, in the reasonable opinion of the Majority Lenders, is likely to have a material adverse effect on the ability of either Obligor to perform its obligations under any Finance Agreement.

28.15	Material Licences

28.15.1	Any Material Licence is terminated, cancelled, suspended or revoked (whether wholly or in part).

28.15.2	Any restrictions or conditions are imposed on any Material Licence.

28.15.3	Any Material Licence is modified or varied in a way that is adverse in any material respect to the interests of the relevant member or members of the Group.

28.15.4	Any Material Licence expires and is not renewed on substantially the same terms.

28.15.5	The government of the Federal Republic of Nigeria exercises any of its back-in right to acquire a participating interest in any of the Material Licences.

28.15.6
The disclosure to the Agent of the existence of any terms or conditions which would reasonably likely have a negative impact on the Material Licences and which was not fully disclosed as at the date of this Agreement.

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28.15.7	The non-compliance (either in part or in whole) of the obligations and terms affecting the Material Licences.

28.15.8	The non-compliance of any relinquishment obligations in connection with the Material Licences.

28.16	Production Sharing Contract

28.16.1
The Production Sharing Contract is novated, amended, terminated, varied, waived in a way that, in the reasonable opinion of the Majority Lenders, is likely to have a material adverse effect on the ability of any Obligor to perform its obligations under any Finance Document.

28.16.2
An event or circumstance occurs that gives rise to, or might reasonably be expected to give rise to, the termination, frustration, repudiation, rescission or cancellation of the Production Sharing Contract, or to a right to effect or make such termination, repudiation, rescission or cancellation in a way that, in the reasonable opinion of the Majority Lenders, is likely to have a material adverse effect on the ability of any Obligor to perform its obligations under any Finance Agreement.

28.16.3	The disclosure to the Agent of the existence of any terms or conditions affecting the Working Interests which was not fully disclosed as at the date of this Agreement.

28.16.4	The non-compliance (either in part or in whole) of the obligations and terms affecting the Working Interests.

28.17	Litigation

28.17.1
Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any member of the Group or its assets which are reasonably likely to be adversely determined and, if so adversely determined have or are reasonably likely to give rise to liabilities in excess of USD 10,000.000 in aggregate and in relation to the Parent and the Transocean Arbitration, USD20,000,000.

28.17.2
A member of the Group receives any formal or informal notification from a government authority of competent jurisdiction alleging that a breach of anti-corruption laws by any member of the Group in either written or oral form, including without limitation, a notice issued by the Securities and Exchange Commission or/and notification from the US Department of Justice that it is becoming a target of any pending grand jury investigation.

28.18	Expropriation
The authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, compulsory acquisition, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets or the shares in that member of the Group (including without limitation the displacement of all or part of the management of any member of the Group).

28.19	Convertibility/Transferability
Any foreign exchange law is amended, enacted or introduced or is reasonably likely to be after the date of this Agreement amended, enacted or introduced in Nigeria that (in the opinion of the Majority Lenders):

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28.19.1
has or may reasonably be expected to have the effect of prohibiting, or restricting or delaying in any material respect any payment or delivery that either Obligor is required to make pursuant to the terms of any of the Transaction Documents; or

28.19.2	is materially prejudicial to the interests of the Finance Parties under or in connection with any of the Transaction Documents.

28.20	Political and economic risk
A deterioration occurs in the political or economic situation generally in Nigeria, or an act of war or hostilities, invasion, armed conflict or act of foreign enemy, revolution, insurrection, insurgency or threat thereof occurs in or involving Nigeria, unless (in any such case) this does not and will not have a Material Adverse Effect.

28.21	Material adverse change
Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

28.22	Company Change of Ownership
A Company Change of Ownership occurs.

28.23	Override Deed

28.23.1	Zenith Bank fails to comply with the provisions of, or does not perform its obligations under, the Override Deed; or

28.23.2	a representation or warranty given by Zenith Bank in the Override Deed is incorrect in any material respect, and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied by any party within three Business Days of the earlier of the Agent giving notice to that party or that party becoming aware of the non-compliance or misrepresentation.

28.24	SBSA Guarantee
If, for any reason, the SBSA Guarantee shall cease to exist, be terminated, or be, or be deemed to be, unenforceable.

28.25	Acceleration
On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

28.25.1	cancel the Total Commitments at which time they shall immediately be cancelled;

28.25.2
declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

28.25.3	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

28.25.4	declare that cash cover in respect of each Letter of Credit is immediately due and payable at which time it shall become immediately due and payable;

28.25.5
declare that cash cover in respect of each Letter of Credit is payable on demand at which time it shall immediately become due and payable on demand by the Agent on the instructions of the Majority Lenders; and/or

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28.25.6	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

29.	CHANGES TO THE LENDERS

29.1	Assignments and transfers by the Lenders
Subject to this Clause 29 and to Clause 30 (Prohibition on debt purchase transactions by the Group), a Lender (the "Existing Lender") may:

29.1.1	assign any of its rights; or

29.1.2	transfer by novation any of its rights and obligations,
under any Finance Document to another bank or financial institution or to a trust, fund or other entity which:

29.1.3	is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets;

29.1.4	is not established, domiciled or conducts any commercial activity in a Sanctioned Country;

29.1.5	is not a Sanctioned Person and has not conducted a commercial activity nor dealt with a Sanctioned Person;

29.1.6	does not (directly or indirectly) conduct Sanctioned Activities or violate any applicable Sanctions,
(the "New Lender").

29.2	Other conditions of assignment or transfer

29.2.1	The consent of the Issuing Bank is required for any assignment or transfer by an Existing Lender.

29.2.2	An assignment or transfer of part of a Lender's participation in Commitments or Loans must be in a minimum amount of $5,000,000.

29.2.3	An assignment will only be effective on:

(A)
receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender; and

(B)
the performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

29.2.4	A transfer will only be effective if the procedure set out in Clause 29.5 (Procedure for transfer) is complied with.

29.2.5	If:

(A)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(B)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 17 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing

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Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This Clause 29.2.5 shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

29.2.6
Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

29.3	Assignment or transfer fee
Unless the Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender, (ii) to a Related Fund or (iii) made in connection with primary syndication of the Facility, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $2,500.

29.4	Limitation of responsibility of Existing Lenders

29.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(A)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(B)	the financial condition of either Obligor;

(C)	the performance and observance by either Obligor of its obligations under the Transaction Documents or any other documents; or

(D)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document, and any representations or warranties implied by law are excluded.

29.4.2	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(A)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(B)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

29.4.3	Nothing in any Finance Document obliges an Existing Lender to:

(A)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 29; or

(B)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by either Obligor of its obligations under the Transaction Documents or otherwise.

29.5	Procedure for transfer

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29.5.1
Subject to the conditions set out in Clause 29.2 (Other conditions of assignment or transfer) a transfer is effected in accordance with Clause 29.5.3 below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 29.5.2 below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

29.5.2
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

29.5.3	Subject to Clause 29.9 (Pro rata interest settlement), on the Transfer Date:

(A)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the "Discharged Rights and Obligations");

(B)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(C)
the Agent, the Arranger, the Security Agent, the New Lender, the other Lenders and the Issuing Bank shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Agent, the Issuing Bank and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(D)	the New Lender shall become a Party as a "Lender".

29.6	Procedure for assignment

29.6.1
Subject to the conditions set out in Clause 29.2 (Other conditions of assignment or transfer) an assignment may be effected in accordance with Clause 29.6.3 below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 29.6.2 below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

29.6.2
The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

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29.6.3	Subject to Clause 29.9 (Pro rata interest settlement), on the Transfer Date:

(A)
the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(B)
the Existing Lender will be released from the obligations (the "Relevant Obligations") expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(C)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

29.6.4
Lenders may utilise procedures other than those set out in this Clause 29.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 29.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 29.2 (Other conditions of assignment or transfer).

29.7	Copy of Transfer Certificate or Assignment Agreement to the Company
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Company a copy of that Transfer Certificate or Assignment Agreement.

29.8	Security over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 29, each Lender may without consulting with or obtaining consent from either Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:

29.8.1	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

29.8.2
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(A)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(B)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

29.9	Pro rata interest settlement

29.9.1
If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 29.5 (Procedure for transfer) or any assignment pursuant to Clause 29.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

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(A)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(B)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(1)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(2)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 29.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

29.9.2	In this Clause 29.9, references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.

30.	PROHIBITION ON DEBT PURCHASE TRANSACTIONS BY THE GROUP
The Parent shall not, and shall procure that each other member of the Group shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction.

31.	CHANGES TO THE OBLIGORS

31.1	Assignment and transfers by Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

32.	ROLE OF THE AGENT AND THE ARRANGER

32.1	Appointment of the Agent

32.1.1	The Arranger, the Lender and the Issuing Bank appoint the Agent to act as its agent under and in connection with the Finance Documents.

32.1.2
The Arranger, the Lender and the Issuing Bank authorise the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

32.2	Instructions

32.2.1	The Agent shall:

(A)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(1)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; or

(2)	in all other cases, the Majority Lenders; and

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(B)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with Clause 32.2.1(A) above.

32.2.2
The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

32.2.3
Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

32.2.4
The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

32.2.5	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

32.2.6
Subject to the provisions of Clause 32.2.7 below, the Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

32.2.7
Clause 32.2.6 above shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Finance Documents (other than the Transaction Security Documents which shall be enforced in accordance with Clause 33 (The Security Agent), subject to the Agent reporting to the Finance Parties on any such proceedings and any step taken by the Agent on behalf of the Finance Parties in respect of such proceedings.

32.3	Duties of the Agent

32.3.1	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

32.3.2	Subject to Clause 32.3.3 below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

32.3.3
Without prejudice to Clause 29.7 (Copy of Transfer Certificate or Assignment Agreement to the Company), Clause 32.3.1 and Clause 7.5.5 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover) Clause 32.3.2 above shall not apply to any Transfer Certificate or any Assignment Agreement.

32.3.4	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

32.3.5
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

32.3.6	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or

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the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

32.3.7
The Agent shall provide to the Company, within 2 Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

32.3.8	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

32.4	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger have no obligations of any kind to any other Party under or in connection with any Finance Document.

32.5	No fiduciary duties

32.5.1	Nothing in any Finance Document constitutes the Agent and/or the Arranger or the Issuing Bank as a trustee or fiduciary of any other person.

32.5.2	None of the Agent the Arranger or the Issuing Bank shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

32.6	Business with the Group
The Agent and the Arranger and the Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

32.7	Rights and discretions

32.7.1	The Agent and the Issuing Bank may

(A)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(B)	assume that:

(1)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(2)	unless it has received notice of revocation, that those instructions have not been revoked; and

(C)	rely on a certificate from any person:

(1)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

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(2)	to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of Clause 32.7.1(C)(1) above, may assume the truth and accuracy of that certificate.

32.7.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(A)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 28.1 (Non-payment));

(B)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(C)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors; and

32.7.3
The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts and, without prejudice to Clause 20 (Costs and Expenses), if the fees which are due in connection with such advice or services are payable by the Lenders, are no greater than USD25,000 per advisor.

32.7.4
Without prejudice to the generality of Clause 32.7.3 above or Clause 32.7.5 below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

32.7.5
The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

32.7.6	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(A)	be liable for any error of judgment made by any such person; or

(B)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person, unless such error or such loss was directly caused by the Agent's gross negligence or wilful misconduct.

32.7.7	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

32.7.8
Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Arranger or the Issuing Bank is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

32.7.9
Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for

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believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

32.8	Responsibility for documentation
None of the Agent the Arranger or the Issuing Bank is responsible or liable for:

32.8.1
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, the Issuing Bank, an Obligor or any other person in or in connection with any Transaction Document or the transactions contemplated in the Transaction Documents or any other agreement, arrangement or document entered into made or executed in anticipation of, under or in connection with any Transaction Document;

32.8.2
the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Transaction Security; or

32.8.3
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

32.9	No duty to monitor
The Agent shall not be bound to enquire:

32.9.1	whether or not any Default has occurred;

32.9.2	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

32.9.3	whether any other event specified in any Finance Document has occurred.

32.10	Exclusion of liability

32.10.1
Without limiting Clause 32.10.2 below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent or the Issuing Bank) none of the Agent nor the Issuing Bank will be liable (including for negligence or any other category of liability whatsoever) for:

(A)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(B)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(C)	without prejudice to the generality of Clauses 32.10.1(A) and (B) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(1)	any act, event or circumstance not reasonably within its control; or

(2)	the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation

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or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

32.10.2
No Party (other than the Agent) or the Issuing Bank may take any proceedings against any officer, employee or agent of the Agent or the Issuing Bank in respect of any claim it might have against the Agent or the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent or the Issuing Bank may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

32.10.3
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

32.10.4	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(A)	any "know your customer" or other checks in relation to any person; or

(B)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender, on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

32.10.5
Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

32.11	Lenders' indemnity to the Agent

32.11.1
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 36.11 (Disruption to Payment Systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

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32.11.2	Subject to Clause 32.11.3 below, the Company shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to Clause 32.11.1 above.

32.11.3	Clause 32.11.2 above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

32.12	Resignation of the Agent

32.12.1	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom, France or Mauritius as successor by giving notice to the Lenders and the Company

32.12.2	Alternatively the Agent may resign by giving 30 days' notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

32.12.3
If the Majority Lenders have not appointed a successor Agent in accordance with Clause 32.12.2 above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom, France or Mauritius).

32.12.4
If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under Clause 32.12.3 above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 32 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency or management fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

32.12.5
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Company shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

32.12.6	The Agent's resignation notice shall only take effect upon the appointment of a successor.

32.12.7
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 32.12.5 above) but shall remain entitled to the benefit of Clause 18.3 (Indemnity to the Agent) and this Clause 32 (and any agency or management fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

32.13	Replacement of the Agent

32.13.1
After consultation with the Company, the Majority Lenders may, by giving 30 days' notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by

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appointing a successor Agent (acting through an office in the United Kingdom, France or Mauritius).

32.13.2
The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

32.13.3
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 32.13.2 above) but shall remain entitled to the benefit of Clause 18.3 (Indemnity to the Agent) and this Clause 32 (and any agency or management fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

32.13.4	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

32.14	Confidentiality

32.14.1
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division, which shall be treated as a separate entity from any other of its divisions or departments.

32.14.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

32.14.3
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

32.15	Relationship with the Lenders

32.15.1
Subject to Clause 29.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(A)	entitled to or liable for any payment due under any Finance Document on that day; and

(B)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

32.15.2
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 38.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be

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made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 38.2 (Addresses) and Clause 38.6.1(B) (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

32.16	Credit appraisal by the Lenders and Issuing Bank
Without affecting the responsibility of either Obligor for information supplied by it or on its behalf in connection with any Transaction Document, each Lender and the Issuing Bank confirms to the Agent and the Arranger and the Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Transaction Document including but not limited to:

32.16.1	the financial condition, status and nature of each member of the Group;

32.16.2
the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Transaction Security;

32.16.3
whether that Lender or the Issuing Bank has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Transaction Document, the Transaction Security, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Transaction Security;

32.16.4
the adequacy, accuracy or completeness of the Reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Transaction Document, the transactions contemplated by any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

32.16.5
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

32.17	Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

33.	THE SECURITY AGENT

33.1	Security Agent as trustee

33.1.1	The Security Agent declares that it holds the Transaction Security on trust for the Secured Parties on the terms contained in this Agreement.

33.1.2
Each of the Agent, the Arranger and each Lender authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under

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or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

33.2	Parallel debt (Covenant to pay the Security Agent)

33.2.1
Notwithstanding any other provision of this Agreement, the Company hereby irrevocably and unconditionally undertakes to pay to the Security Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by the Company to each of the Secured Parties under each of the Finance Documents as and when that amount falls due for payment under the relevant Finance Document or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting the Company, to preserve its entitlement to be paid that amount.

33.2.2
The Security Agent shall have its own independent right to demand payment of the amounts payable by the Company under this Clause 33.2 irrespective of any discharge of the Company's obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting the Company, to preserve their entitlement to be paid those amounts.

33.2.3
Any amount due and payable by the Company to the Security Agent under this Clause 33.2 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Finance Documents and any amount due and payable by the Company to the other Secured Parties under those provisions shall be decreased to the extent that the Security Agent has received (and is able to retain) payment in full of the corresponding amount under this Clause 33.2.

33.3	Enforcement through Security Agent only
The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or the SBSA Guarantee or to exercise any right, power, authority or discretion arising under the Transaction Security Documents except through the Security Agent.

33.4	Instructions

33.4.1	The Security Agent shall:

(A)
subject to Clauses 33.4.4 and 33.4.5 below exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Majority Lenders (or the Agent on their behalf);

(B)
not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with Clause 33.4.1(A) above (or if this Agreement stipulates the matter is a decision for any other Lender or group of Lenders in accordance with instructions given to it by that Lender or group of Lenders).

33.4.2
The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or the Agent on their behalf) (or, if this Agreement stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

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33.4.3
Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under this Agreement and unless a contrary intention appears in this Agreement, any instructions given to the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Secured Parties.

33.4.4	Clause 33.4.1 above shall not apply:

(A)	where a contrary indication appears in this Agreement;

(B)	where this Agreement requires the Security Agent to act in a specified manner or to take a specified action;

(C)
in respect of any provision which protects the Security Agent's own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including Clauses 33.7 (No duty to account) to Clause 33.12 (Exclusion of liability), Clause 33.15 (Confidentiality) to Clause 33.21 (Custodians and nominees) and Clause 33.24 (Acceptance of title) to Clause 33.28 (Disapplication of Trustee Acts);

(D)	in respect of the exercise of the Security Agent's discretion to exercise a right, power or authority under any of:

(1)	Clause 33.29 (Order of Application); and

(2)	Clause 33.32 (Permitted Deductions).

33.4.5
If giving effect to instructions given by the Majority Lenders would (in the Security Agent's opinion) have an effect equivalent to an amendment or waiver which is subject to Clause 42.2 (All Lender matters), the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent) whose consent would have been required in respect of that amendment or waiver.

33.4.6	In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:

(A)	it has not received any instructions as to the exercise of that discretion; or

(B)	the exercise of that discretion is subject to Clause 33.4.4(D) above, the Security Agent shall do so having regard to the interests of all the Secured Parties.

33.4.7
The Security Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

33.4.8
Without prejudice to the provisions of the remainder of this Clause 33.4, in the absence of instructions, the Security Agent may act (or refrain from acting) as it considers in its discretion to be appropriate.

33.5	Duties of the Security Agent

33.5.1	The Security Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

33.5.2	The Security Agent shall promptly:

(A)	forward to the Agent a copy of any document received by the Security Agent from either Obligor under any Finance Document; and

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(B)	forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party.

33.5.3
Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

33.5.4
If the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

33.5.5	The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

33.6	No fiduciary duties to Obligors
Nothing in this agreement constitutes the Security Agent as an agent, trustee or fiduciary of either Obligor.

33.7	No duty to account
The Security Agent shall not be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account.

33.8	Business with the Group
The Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

33.9	Rights and discretions

33.9.1	The Security Agent may:

(A)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(B)	assume that:

(1)	any instructions received by it from the Majority Lenders, the Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents;

(2)	unless it has received notice of revocation, that those instructions have not been revoked; and

(3)	if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(C)	rely on a certificate from any person:

(1)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(2)	to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of Clause 33.9.1(C)(1) above, may assume the truth and accuracy of that certificate.

33.9.2
The Security Agent shall be entitled to carry out all dealings with the Lenders through the Agent and may give to the Agent any notice or other communication required to be given by the Security Agent to the Lenders.

33.9.3	The Security Agent may assume (unless it has received notice to the contrary in its capacity as Security Agent for the Secured Parties) that:

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(A)	no Default has occurred;

(B)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(C)	any notice made by the Parent is made on behalf of and with the consent and knowledge of all the Obligors.

33.9.4	The Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

33.9.5
Without prejudice to the generality of Clause 33.9.4 above or Clause 33.9.6 below, the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Security Agent (and so separate from any lawyers instructed by the Lenders and/or the Agent) if the Security Agent in its reasonable opinion deems this to be desirable.

33.9.6
The Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

33.9.7	The Security Agent, any Receiver and any Delegate may act in relation to the Finance Documents and the Transaction Security through its officers, employees and agents and shall not:

(A)	be liable for any error of judgment made by any such person; or

(B)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person, unless such error or such loss was directly caused by the Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct.

33.9.8	Unless this Agreement expressly specifies otherwise, the Security Agent may disclose to any other Party any information it reasonably believes it has received as security trustee under this Agreement.

33.9.9
Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

33.9.10
Notwithstanding any provision of any Finance Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

33.10	Responsibility for documentation
None of the Security Agent, any Receiver nor any Delegate is responsible or liable for:

33.10.1
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

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33.10.2
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

33.10.3
any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

33.11	No duty to monitor
The Security Agent shall not be bound to enquire:

33.11.1	whether or not any Default has occurred;

33.11.2	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

33.11.3	whether any other event specified in any Finance Document has occurred.

33.12	Exclusion of liability

33.12.1
Without limiting Clause 33.12.2 below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate), none of the Security Agent, any Receiver nor any Delegate will be liable for:

(A)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security unless directly caused by its gross negligence or wilful misconduct;

(B)
exercising or not exercising any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security;

(C)	any shortfall which arises on the enforcement or realisation of the Transaction Security; or

(D)	without prejudice to the generality of Clause 33.12.1(A) to (C) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:

(1)	any act, event or circumstance not reasonably within its control; or

(2)	the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

33.12.2	No Party (other than the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of

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the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Security and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

33.12.3	Nothing in this Agreement shall oblige the Security Agent to carry out:

(A)	any "know your customer" or other checks in relation to any person; or

(B)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any other Secured Party, on behalf of any other Secured Party and each other Secured Party confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

33.12.4
Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate, any liability of the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

33.13	Lenders' indemnity to the Security Agent

33.13.1
Each Lender shall (in the proportion that its Commitments bear to the Total Commitments for the time being (or, if the Total Commitments are zero, immediately prior to their being reduced to zero)), indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under, or exercising any authority conferred under, the Debt Documents (unless the relevant Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).

33.13.2	Subject to Clause 33.13.3 below, each Obligor shall immediately on demand reimburse any Lender for any payment that Lender makes to the Security Agent pursuant to Clause 33.13.1 above.

33.13.3	Clause 33.13.2 above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Security Agent to an Obligor.

33.14	Resignation of the Security Agent

33.14.1	The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Company.

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33.14.2	Alternatively the Security Agent may resign by giving 30 days' notice to the Lenders and the Company, in which case the Majority Lenders may appoint a successor Security Agent.

33.14.3
If the Majority Lenders have not appointed a successor Security Agent in accordance with Clause 33.14.2 above within 20 days after notice of resignation was given, the retiring Security Agent (after consultation with the Agent) may appoint a successor Security Agent.

33.14.4
The retiring Security Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents. The Company shall, within three Business Days of demand, reimburse the retiring Security Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

33.14.5	The Security Agent's resignation notice shall only take effect upon:

(A)	the appointment of a successor; and

(B)	the transfer of all the Transaction Security to that successor.

33.14.6
Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 33.26.2 (Winding up of trust) and Clause 33.14.4 above) but shall remain entitled to the benefit of this Clause 33 and Clause 18.4 (Indemnity to the Security Agent) (and any Security Agent fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

33.14.7
The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with Clause 33.14.2 above. In this event, the Security Agent shall resign in accordance with Clause 33.14.2 above but the cost referred to in Clause 33.14.4 above shall be for the account of the Company.

33.15	Confidentiality

33.15.1
In acting as trustee for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any other of its divisions or departments.

33.15.2
If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

33.15.3
Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

33.16	Information from the Lenders
Each Lender shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

33.17	Credit appraisal by the Secured Parties

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Without affecting the responsibility of either Obligor for information supplied by it or on its behalf in connection with any Transaction Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Transaction Document including but not limited to:

33.17.1	the financial condition, status and nature of each member of the Group;

33.17.2
the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Transaction Security;

33.17.3
whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Transaction Document, the Transaction Security, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Transaction Security;

33.17.4
the adequacy, accuracy or completeness of any information provided by the Security Agent, any Party or by any other person under or in connection with any Transaction Document, the transactions contemplated by any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

33.17.5
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

33.18	Reliance and engagement letters
The Security Agent may obtain and rely on any certificate or report from either Obligor's auditor and may enter into any reliance letter or engagement letter relating to that certificate or report on such terms as it may consider appropriate (including restrictions on the auditor's liability and the extent to which that certificate or report may be relied on or disclosed).

33.19	No responsibility to perfect Transaction Security
The Security Agent shall not be liable for any failure to:

33.19.1	require the deposit with it of any deed or document certifying, representing or constituting the title of either Obligor to any of the Charged Property;

33.19.2	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Transaction Document or the Transaction Security;

33.19.3
register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Transaction Document or of the Transaction Security;

33.19.4
take, or to require either Obligor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

33.19.5	require any further assurance in relation to any Transaction Security Document.

33.20	Insurance by Security Agent

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33.20.1	The Security Agent shall not be obliged:

(A)	to insure any of the Charged Property;

(B)	to require any other person to maintain any insurance; or

(C)	to verify any obligation to arrange or maintain insurance contained in any Finance Document.
and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

33.20.2
Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders request it to do so in writing and the Security Agent fails to do so within 14 days after receipt of that request.

33.21	Custodians and nominees
The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

33.22	Delegation by the Security Agent

33.22.1
Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

33.22.2
That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

33.22.3
No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

33.23	Additional Security Agents

33.23.1	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(A)	if it considers that appointment to be in the interests of the Secured Parties;

(B)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(C)	for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Company and the Secured Parties of that appointment.

33.23.2
Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

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33.23.3
The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

33.24	Acceptance of title
The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that either Obligor may have to any of the Charged Property and shall not be liable for, or bound to require either Obligor to remedy, any defect in its right or title.

33.25	Releases
Upon a disposal of any of the Charged Property pursuant to the enforcement of the Transaction Security by a Receiver or the Security Agent, the Security Agent is irrevocably authorised (at the cost of the Obligors and without any consent, sanction, authority or further confirmation from any other Secured Party) to release, without recourse or warranty, that property from the Transaction Security and to execute any release of the Transaction Security or other claim over that asset and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

33.26	Winding up of trust
If the Security Agent, with the approval of the Agent, determines that:

33.26.1	all of the Secured Obligations and all other obligations secured by the Transaction Security Documents have been fully and finally discharged; and

33.26.2	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to either Obligor pursuant to the Finance Documents, then:

(A)
the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Transaction Security Documents; and

(B)
any Security Agent which has resigned pursuant to Clause 33.14 (Resignation of the Security Agent) shall release, without recourse or warranty, all of its rights under each Transaction Security Document.

33.27	Powers supplemental to Trustee Acts
The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

33.28	Disapplication of Trustee Acts
Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

33.29	Order of Application

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All amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Documents, under Clause 33.2 (Parallel debt (Covenant to pay the Security Agent)), or in connection with the realisation or enforcement of all or any part of the Transaction Security shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law, in the following order of priority:

33.29.1	in discharging any sums owing to the Security Agent (in its capacity as such) (other than pursuant to Clause 33.2 (Parallel debt (Covenant to pay the Security Agent)), any Receiver or any Delegate;

33.29.2
in payment or distribution to the Agent, on its behalf and on behalf of the other Secured Parties, for application towards the discharge of all sums due and payable by either Obligor under any of the Finance Documents in accordance with Clause 36.6 (Partial payments);

33.29.3
if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to either Obligor; and

33.29.4	the balance, if any, in payment or distribution to the relevant Obligor.

33.30	Investment of proceeds
Prior to the application of the proceeds of the Transaction Security in accordance with Clause 33.29 (Order of Application) the Security Agent may, at its discretion, hold all or part of those proceeds in one or more interest bearing suspense or impersonal accounts in the name of the Security Agent with any financial institution (including itself) and for so long as the Security Agent thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Agent's discretion in accordance with the provisions of Clause 33.29 (Order of Application).

33.31	Currency conversion

33.31.1
For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at the spot rate at which the Security Agent is able to purchase the currency in which the Secured Obligations are due with the amount received.

33.31.2	The obligations of either Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

33.32	Permitted Deductions
The Security Agent shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any law or regulation to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties or exercising its rights, powers, authorities and discretions, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

33.33	Good discharge

33.33.1	Any distribution or payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Agent on behalf of the Lenders and any

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distribution or payment made in that way shall be a good discharge, to the extent of that payment or distribution, by the Security Agent.

33.33.2	The Security Agent is under no obligation to make payment to the Agent in the same currency as that in which any Unpaid Sum is denominated.

33.34	Amounts received by Obligors
If any of the Obligors receives or recovers any amount which, under the terms of any of the Finance Documents, should have been paid to the Security Agent, that Obligor will hold the amount received or recovered on trust for the Security Agent and promptly pay that amount to the Security Agent for application in accordance with the terms of this Agreement.

33.35	Application and consideration
In consideration for the covenants given to the Security Agent by each Obligor in relation to Clause 33.2 (Parallel debt (Covenant to pay the Security Agent)), the Security Agent agrees with each Obligor to apply all moneys from time to time paid by such Obligor to the Security Agent in accordance with the foregoing provisions of this Clause 33.

34.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of this Agreement will:

34.1.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

34.1.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

34.1.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

35.	SHARING AMONG THE FINANCE PARTIES

35.1	Payments to Finance Parties

35.1.1
Subject to Clause 35.2 (Redistribution of payments), if a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 36 (Payment Mechanics) or Clause 33.29 (Order of Application) to and including Clause 33.35 (Application and consideration]) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(A)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(B)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 36 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(C)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 36.6 (Partial payments).

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35.1.2	Clause 35.1.1 above shall not apply to any amount received or recovered by an Issuing Bank in respect of any cash cover provided for the benefit of that Issuing Bank.

35.2	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 36.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

35.3	Recovering Finance Party's rights
On a distribution by the Agent under Clause 35.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

35.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

35.4.1
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

35.4.2	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

35.5	Exceptions

35.5.1
This Clause 35 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

35.5.2
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(A)	it notified the other Finance Party of the legal or arbitration proceedings; and

(B)
the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

36.	PAYMENT MECHANICS

36.1	Payments to the Agent

36.1.1
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

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36.1.2
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or Port Louis, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

36.2	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 36.3 (Distributions to an Obligor) and Clause 36.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or Port Louis, as specified by that Party).

36.3	Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with Clause 37 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

36.4	Clawback and pre-funding

36.4.1
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

36.4.2
Unless Clause 36.4.3 below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

36.4.3
If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to that Borrower:

(A)	the Agent shall notify that Borrower of that Lender's identity and that Borrower shall on demand refund it to the Agent; and

(B)
the Lender by whom those funds should have been made available or, if that Lender fails to do so, that Borrower shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

36.5	Impaired Agent

36.5.1
If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 36.1 (Payments to the Agent) may instead either:

(A)	pay that amount direct to the required recipient(s); or

(B)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or

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the relevant part of that amount to an interest-bearing account held with a bank or financial institution acceptable to it and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the "Paying Party") and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the "Recipient Party" or "Recipient Parties").
In each case such payments must be made on the due date for payment under the Finance Documents.

36.5.2	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

36.5.3
A Party which has made a payment in accordance with this Clause 36.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

36.5.4
Promptly upon the appointment of a successor Agent in accordance with Clause 32.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to Clause 36.5.5 below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 36.2 (Distributions by the Agent).

36.5.5	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(A)	that it has not given an instruction pursuant to Clause 36.5.4 above; and

(B)	that it has been provided with the necessary information by that Recipient Party, give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

36.6	Partial payments

36.6.1
If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(A)
first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Issuing Bank (other than any amount under Clause 7.2 (Claims under a Letter of Credit) or to the extent relating to the reimbursement of a claim (as defined in Clause 7 (Letters of Credit) Clause 7.4 (Indemnities) or the Security Agent under those Finance Documents;

(B)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(C)
thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents and any amount due but unpaid under Clause 7.2 (Claims under a Letter of Credit) and Clause 7.4 (Indemnities); and

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(D)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

36.6.2	The Agent shall, if so directed by the Majority Lenders, vary the order set out in Clauses 36.6.1(B) to 36.6.1(D) above.

36.6.3	Clauses 36.6.1 and 36.6.2 above will override any appropriation made by an Obligor.

36.7	Set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

36.8	Business Days

36.8.1
Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

36.8.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

36.9	Currency of account

36.9.1	Subject to Clauses 36.9.2 and 36.9.3 below, dollar is the currency of account and payment for any sum due from an Obligor under any Finance Document.

36.9.2	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

36.9.3	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

36.10	Change of currency

36.10.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(A)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(B)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

36.10.2
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

36.11	Disruption to Payment Systems etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

36.11.1	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Parent such changes to the operation

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or administration of the Facility as the Agent may deem necessary in the circumstances;

36.11.2
the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in Clause 36.11.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

36.11.3
the Agent may consult with the Finance Parties in relation to any changes mentioned in Clause 36.11.1 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

36.11.4
any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 42 (Amendments and Waivers);

36.11.5
the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 36.11; and

36.11.6	the Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 36.11.4 above.

37.	SET-OFF
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

38.	NOTICES

38.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated and as provided in Clause 38.6 (Electronic communication), may be made by fax or letter.

38.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

38.2.1	in the case of each Obligor, that identified with its name below;

38.2.2	in the case of each Lender or the Issuing Bank that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

38.2.3	in the case of the Agent or the Security Agent, that identified with its name below, or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

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38.3	Delivery

38.3.1
Except as set forth in Clause 38.6 (Electronic communication), any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(A)	if by way of fax, when received in legible form; or

(B)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 38.2 (Addresses), if addressed to that department or officer.

38.3.2
Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's or Security Agent's signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

38.3.3	All notices from or to an Obligor shall be sent through the Agent.

38.3.4
Except as set forth in Clause 38.6 (Electronic communication), any communication or document made or delivered to the Company in accordance with this Clause 38.3 will be deemed to have been made or delivered to each of the Obligors.

38.3.5
Any communication or document which becomes effective, in accordance with Clauses 38.3.1 to 38.3.4 above, after 5.00pm in the place of receipt shall be deemed only to become effective on the following day.

38.4	Notification of address and fax number
Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 38.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

38.5	Communication when Agent is Impaired Agent
If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

38.6	Electronic communication

38.6.1
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including by way of posting to a secure website) if those two Parties:

(A)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(B)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

38.6.2	Any such electronic communication as specified in Clause 38.6.1 above to be made between an Obligor and a Finance Party may only be made in that way to

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the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

38.6.3
Any such electronic communication as specified in Clause 38.6.1 above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

38.6.4
Any electronic communication which becomes effective, in accordance with Clause 38.6.2 above, after 5.00pm in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

38.6.5	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 38.6.

38.7	Use of websites

38.7.1
The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the "Designated Website") if:

(A)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(B)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(C)	the information is in a format previously agreed between the Company and the Agent.
If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

38.7.2	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

38.7.3	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(A)	the Designated Website cannot be accessed due to technical failure;

(B)	the password specifications for the Designated Website change;

(C)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(D)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(E)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Company notifies the Agent under Clause 38.7.3(A) or (E) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each

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Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

38.7.4
Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall at its own cost comply with any such request within 10 Business Days.

38.8	English language

38.8.1	Any notice given under or in connection with any Finance Document must be in English.

38.8.2	All other documents provided under or in connection with any Finance Document must be:

(A)	in English; or

(B)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

39.	CALCULATIONS AND CERTIFICATES

39.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

39.2	Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

39.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

40.	PARTIAL INVALIDITY
If, at any time, any provision of a Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

41.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The

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rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

42.	AMENDMENTS AND WAIVERS

42.1	Required consents

42.1.1
Subject to Clause 42.2 (All Lender matters) and Clause 42.3 (Other exceptions), any term of the Finance Documents may be amended or waived only in writing and with the consent of the Majority Lenders and the Company. Any such amendment or waiver will be binding on all Parties.

42.1.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 42.

42.1.3
Without prejudice to the generality of Clauses 32.7.3, 32.7.4 and 32.7.5 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment or waiver under this Agreement.

42.2	All Lender matters

42.2.1	Subject to Clause 42.4 (Replacement of Screen Rate), an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(A)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(B)	an extension to the date of payment of any amount under the Finance Documents;

(C)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(D)	a change in currency of payment of any amount under the Transaction Documents;

(E)	an increase in any Commitment or the Total Commitments, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments rateably;

(F)	a change to the Obligors;

(G)	any provision which expressly requires the consent of all the Lenders;

(H)
Clause 2.2 (Finance Parties' rights and obligations), Clause 10 (Mandatory Prepayment and Cancellation), Clause 29 (Changes to the Lenders), this Clause 42, the governing law of any Finance Document or Clause 47.1 (Jurisdiction of English courts);

(I)	the nature or scope of:

(1)	the guarantee and indemnity granted under Clause 21 (Guarantee and Indemnity);

(2)	the Charged Property; or

(3)	the manner in which the proceeds of enforcement of the Transaction Security are distributed; or

(J)	the release of any guarantee and indemnity granted under Clause 21 (Guarantee and Indemnity) or of any Transaction Security;
shall not be made, or given, without the prior consent of all the Lenders.

42.3	Other exceptions

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An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger, the Issuing Bank, the Security Agent (each in their capacity as such) may not be effected without the consent of the Agent, the Arranger, the Issuing Bank or the Security Agent, as the case may be.

42.4	Replacement of Screen Rate
Subject to Clause 42.3 (Other exceptions), if the Screen Rate is not available for dollars, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to dollars in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Majority Lenders and the Obligors.

43.	CONFIDENTIALITY

43.1	Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 43.2 (Disclosure of Confidential Information) and Clause 43.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

43.2	Disclosure of Confidential Information
Any Finance Party may disclose:

43.2.1
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 43.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

43.2.2	to any person:

(A)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(B)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(C)
appointed by any Finance Party or by a person to whom Clause 43.2.2(A) or (B) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including any person appointed under Clause 32.15.2 (Relationship with the Lenders));

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(D)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 43.2.2(A) or (B) above;

(E)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(F)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(G)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 29.8 (Security over Lenders' rights);

(H)	who is a Party; or

(I)	with the consent of the Company;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(1)
in relation to Clauses 43.2.2(A), (B) and (C) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(2)
in relation to Clause 43.2.2(D) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(3)
in relation to Clause 43.2.2(E), (F) and (G) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

43.2.3
to any person appointed by that Finance Party or by a person to whom Clause 43.2.2(A) or 43.2.2(B) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 43.2.3 if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

43.2.4
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or

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the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

43.3	Disclosure to numbering service providers

43.3.1
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(A)	names of Obligors;

(B)	country of domicile of Obligors;

(C)	place of incorporation of Obligors;

(D)	date of this Agreement;

(E)	Clause 46 (Governing Law);

(F)	the names of the Agent and the Arranger;

(G)	date of each amendment and restatement of this Agreement;

(H)	amount of Total Commitments;

(I)	currency of the Facility;

(J)	type of Facility;

(K)	ranking;

(L)	Termination Date;

(M)	changes to any of the information previously supplied pursuant to Clauses 43.3.1(A) to (L) above; and

(N)	such other information agreed between such Finance Party and the Company, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

43.3.2
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

43.3.3	Each Obligor represents that none of the information set out in Clauses 43.3.1(A) to 43.3.1(N) above is, nor will at any time be, unpublished price-sensitive information.

43.3.4	The Agent shall notify the Company and the other Finance Parties of:

(A)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(B)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

43.4	Entire agreement
This Clause 43 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

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43.5	Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

43.6	Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

43.6.1
of the circumstances of any disclosure of Confidential Information made pursuant to Clause 43.2.2(E) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

43.6.2	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 43.

43.7	Continuing obligations
The obligations in this Clause 43 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 6 months from the earlier of:

43.7.1
the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

43.7.2	the date on which such Finance Party otherwise ceases to be a Finance Party.

44.	CONFIDENTIALITY OF FUNDING RATES

44.1	Confidentiality and disclosure

44.1.1	The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by Clauses 44.1.2 and 44.1.3 below.

44.1.2	The Agent may disclose:

(A)	any Funding Rate to the Company (or the Parent) pursuant to Clause 12.4 (Notification of rates of interest); and

(B)
any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

44.1.3	The Agent may disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:

(A)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (A) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional

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obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(B)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(C)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor , as the case may be, it is not practicable to do so in the circumstances; and

(D)	any person with the consent of the relevant Lender, as the case may be.

44.2	Related obligations

44.2.1
The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

44.2.2	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(A)
of the circumstances of any disclosure made pursuant to Clause 44.1.3(B) (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(B)	upon becoming aware that any information has been disclosed in breach of this Clause 44.

44.3	No Event of Default
No Event of Default will occur under Clause 28.3 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 44.

45.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

46.	GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

47.	ENFORCEMENT

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47.1	Jurisdiction of English courts

47.1.1
Save where a Finance Document expressly provides to the contrary and subject to Clause 47.1.3 below, the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

47.1.2
Save where a Finance Document expressly provides to the contrary and subject to Clause 47.1.3 below, the Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

47.1.3
This Clause 47.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

47.2	Service of process

47.2.1	Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(A)
irrevocably appoints Fasken Martineau of 15th Floor, 125 Old Broad Street, London EC2N 1AR, United Kingdom attention Abayomi Akinjide, Esq. as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(B)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

47.2.2
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Parent (on behalf of all the Obligors) must immediately (and in any event within 10 days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

48.	WAIVER OF IMMUNITY

48.1	Waiver of Immunity

48.1.1	Each Obligor waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

(A)	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and

(B)	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

48.1.2
Each Obligor agrees that in any proceedings in England this waiver shall have the fullest scope permitted by the English State Immunity Act 1978 and that this waiver is intended to be irrevocable for the purposes of the English State Immunity Act 1978.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

THE ORIGINAL LENDER

Name of Original Lender	Commitment (USD)	Status (Non-Acceptable L/C Lender: Yes/No)
The Mauritius Commercial Bank Limited	USD 100,000,000	No
TOTAL	USD 100,000,000

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SCHEDULE 2
CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	OBLIGORS

1.1	A copy of the constitutional documents of each Obligor.

1.2	A copy of a resolution of the board of directors of each Obligor:

1.2.1
approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

1.2.2	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf;

1.2.3
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation) to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party;

1.2.4	in the case of the Company, authorising the Parent to act as Company's Agent in connection with the Finance Documents; and

1.2.5	in the case of the Parent, authorising a specified person or persons, on its behalf to act as Company's Agent in connection with the Finance Documents.

1.3
A copy of a resolution signed by the majority holders of the issued shares in the Company approving the terms of, and the transactions contemplated by, the Transaction Documents to which each Obligor is a party.

1.4	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above in relation to the Transaction Documents and related documents.

1.5
A certificate of each Obligor (signed by an authorised officer) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on either Obligor to be exceeded.

1.6
A certificate of an authorised signatory of each Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

1.7	A copy of any document relating to the Borrower which any legal counsel may require for the purposes of any legal opinion referred to in paragraph 7 of this Schedule 2.

2.	SALES CONTRACT AND OTHER TRANSACTION DOCUMENTS
A certified copy of the Sales Contract (together with any amendments or supplements thereto prior to the date of this Agreement).

3.	FINANCE DOCUMENTS

3.1	This Agreement duly executed by each party thereto.

3.2	The Override Deed duly executed by each party thereto.

3.3	The Subordination Agreement duly executed by each party thereto.

3.4	The SBSA Guarantee duly executed by each party thereto.

3.5	The Fee Letters duly executed by each party thereto.

3.6	The Financing Support Agreement duly executed by each party thereto.

3.7	At least two originals of the documents referred to in paragraphs (a)-(d) of the definition of "Transaction Security Documents", duly executed by each party thereto.

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3.8	A copy of all notices required to be sent under the Transaction Security Documents referred to in paragraph 3.7 above executed by the Company and duly acknowledged by the addressee.

3.9	Irrevocable Payment Instructions, issued to and acknowledged by the Buyer under the Sales Contract.

4.	INSURANCE
A letter from an insurance broker addressed to the Agent, the Arranger, the Security Agent and the Lenders listing the insurance policies of the Group and confirming that they are on risk and that the insurance for the Group at the date of this Agreement is at a level acceptable to the Majority Lenders and covering appropriate risks for the business carried out by the Group.

5.	MATERIAL LICENCES
A copy (certified by an authorised officer of the Company) of each Material Licence.

6.	ACCOUNTS

6.1
Confirmation from Zenith Bank to the Agent confirming the Zenith Accounts to be held with it and specifying the account names, account numbers and the names and addresses of the bank where the account is held.

6.2	A confirmation from the Agent that the Offshore Collection Account has been opened.

7.	LEGAL OPINIONS
The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lender and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility.

7.1
A legal opinion of Herbert Smith Freehills LLP, legal advisers to the Agent and the Arranger as to English law substantially in the form distributed to the Original Lender prior to signing this Agreement.

7.2	A legal opinion of the following legal advisers to the Agent and Arranger:

7.2.1	Young Conaway Stargatt & Taylor LLP, as to Delaware law;

7.2.2	Herbert Smith Freehills South Africa LLP as to South African law;

7.2.3	BLC Robert & Associates Ltd as to Mauritius law; and

7.2.4	Adepetun Caxton-Martins Agbor &Segun as to Nigerian law.
each substantially in the form distributed to the Original Lender prior to signing this Agreement.

8.	OTHER DOCUMENTS AND EVIDENCE

8.1	Evidence that the process agent referred to in Clause 47.2 (Service of process) has accepted its appointment.

8.2	A copy, certified by an authorised signatory of the Parent to be a true copy, of the Group Structure Chart.

8.3	A copy of the initial CAPEX Program.

8.4	The initial Financial Projection in order to establish the CFADS of the Company approved by the Technical Advisor and acceptable to the Lenders, to be provided in electronic and paper form.

8.5	A detailed list of creditors of the Company, including the FPSO owner, with expected repayment schedule and details of any security granted.

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8.6	A copy of the comfort letter signed by FPSO owner, in form and substance satisfactory to the Lenders.

8.7	A copy, certified by an authorised signatory of each Obligor to be a true copy, of the Original Financial Statements of that Obligor.

8.8	A copy of the SARB Authorisation.

8.9	Satisfactory due diligence on the existing debt structure of the Company and the Parent.

8.10	A copy of the PIC Letter, duly signed by the parties thereto.

8.11	Confirmation from Zenith that the undertakings by the Company, under Clause 14 of the Override Deed, have been satisfied.

8.12
Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 15 (Fees), Clause 16.5 (Stamp taxes) and Clause 20 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

8.13
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or advisable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document.

Part A

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SCHEDULE 3
UTILISATION REQUESTS

Part I
Utilisation Request
Loans

From:    [Company] / [Parent]*
To:    Agent
Dated:

Dear Sir or Madam,
ERIN Petroleum Nigeria Limited – USD [100,000,000] Facility Agreement
dated [__] 2017 (the "Facility Agreement")

1.
We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

2.1	Borrower [ ]

2.2	Proposed Utilisation Date: [ ] (or, if that is not a Business Day, the next Business Day)

2.3	Amount: [ ] or, if less, the Available Facility

2.4	Interest Period: [ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	[The proceeds of this Loan should be credited to [account]].

5.	[We also include original or certified copies of the invoices relating to payment to be financed in accordance with Clause 3.1.3 (Purpose)].

6.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………
authorised signatory for
[the Company]/[the Parent][the Parent on behalf of the Company]*

NOTES:

*	Amend as appropriate.

1 Note: to be included in case of a Utilisation intended to finance the CAPEX Program.

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**	Select the Facility to be utilised and delete references to the other Facility.

Encl. Invoices intended to be financed.

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Part II
Utilisation Request
Letters of Credit

From:    [Company]/[Parent]*
To:    [Agent]
Dated:
Dear Sirs
[Parent] – [ ] Senior Facilities Agreement
dated [ ] (the "Facilities Agreement")

1.
We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for a Letter of Credit to be issued by the Issuing Bank specified below (which has agreed to do so) on the following terms:
(a)    Borrower:    [ ]
(b)    Issuing Bank:    [ ]

(c)	Proposed Utilisation Date: [ ] (or, if that is not a Business Day, the next Business Day)
(d)    Currency of Letter of Credit:    [ ]
(e)    Amount:    [ ] or, if less, the Available Facility
(f)    Beneficiary:    [ ]
(g)    Term:    [ ]

3.	We confirm that each condition specified in Clause 6.5.2 (or, to the extent applicable, Clause 6.5 (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request.
4.    We attach a copy of the proposed Letter of Credit.
5.    The purpose of this proposed Letter of Credit is [ ].
6.    This Utilisation Request is irrevocable.
7.    [Specify delivery instructions].
Yours faithfully,
………………………………
authorised signatory for
[the Parent on behalf of the Company] [the Company]*

NOTES:

*	Amend as appropriate.

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SCHEDULE 4
FORM OF TRANSFER CERTIFICATE

To:    [                     ] as Agent
From:    [The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:
ERIN Petroleum Nigeria Limited – USD [100,000,000] Facility Agreement
dated [__] 2017 (the "Facility Agreement")

1.
We refer to the Facility Agreement. This agreement (the "Agreement") shall take effect as a Transfer Certificate for the purpose of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 29.5 (Procedure for transfer) of the Facility Agreement:

2.1
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 29.5 (Procedure for transfer) all of the Existing Lender's rights and obligations under the Facility Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment and participations in Utilisations under the Facility Agreement as specified in the Schedule.

2.2	The proposed Transfer Date is [ ].

2.3	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 38.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in Clause 29.4.3 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms that it [is]/[is not]* a Non-Acceptable L/C Lender.

5.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

6.	This Agreement [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

7.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:
The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

* Delete as applicable.

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THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]                [New Lender]

By:                    By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facility Agreement by the Agent and the Transfer Date is confirmed as [               ].
[Agent]
By:

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SCHEDULE 5
FORM OF ASSIGNMENT AGREEMENT

To:	[ ] as Agent and [ ] as the Parent, for and on behalf of each Obligor
From:    [the Existing Lender] (the "Existing Lender") and [the New Lender] (the "New Lender")

Dated:
ERIN Petroleum Nigeria Limited – USD [100,000,000] Facility Agreement
dated [__] 2017 (the "Facility Agreement")

1.
We refer to the Facility Agreement. This is an Assignment Agreement. This agreement (the "Agreement") shall take effect as an Assignment Agreement for the purpose of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 29.6 (Procedure for assignment) of the Facility Agreement:

2.1
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender's Commitment and participations in Utilisations under the Facility Agreement as specified in the Schedule.

2.2
The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitment and participations in Utilisations under the Facility Agreement specified in the Schedule.

2.3	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph 2.2 above.

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes Party to the relevant Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 38.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in Clause 29.4.3 (Limitation of responsibility of Existing Lenders).

7.	[The New Lender confirms that it [is]/[is not]* a Non-Acceptable L/C Lender.]**

8.
This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 29.7 (Copy of Transfer Certificate or Assignment Agreement to the Company), to the Company of the assignment referred to in this Agreement.

9.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

10.	This Agreement [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

11.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:
The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing

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Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.
* Delete as applicable.

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THE SCHEDULE
Commitment/rights and obligations to be transferred by assignment, release and accession
[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]
[Existing Lender]                        [New Lender]
By:                            By:
This Agreement is accepted as an Assignment Agreement for the purposes of the Facility Agreement by the Agent and the Transfer Date is confirmed as [__].
Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.
[Agent]
By:

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SCHEDULE 6
COVER RATIOS CERTIFICATE

To:    [              ] as Agent

From:    Parent
Dated:

Dear Sir or Madam,
ERIN Petroleum Nigeria Limited – USD [100,000,000] Facility Agreement
dated [__] 2017 (the "Facility Agreement")

1.
We refer to the Facility Agreement. This is a Cover Ratios Certificate. Terms defined in the Facility Agreement have the same meaning when used in this Cover Ratios Certificate unless given a different meaning in this Cover Ratios Certificate.

2.	We confirm that:
[Insert details of covenants to be certified].

Signed        ……………………..    ……………………..
Director            Director
of the Company        of the Company

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SCHEDULE 7
LMA FORM OF CONFIDENTIALITY UNDERTAKING

THIS MASTER CONFIDENTIALITY UNDERTAKING is dated [__] and made between:

1.	[ ]; and
[ ].
Either party (in this capacity the "Purchaser") may from time to time consider acquiring an interest from the other party (in this capacity the "Seller") in certain Agreements which, subject to the Agreements, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more relevant Finance Documents and/or the Company or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (each an "Acquisition"). In consideration of the Seller agreeing to make available to the Purchaser certain information in relation to each Acquisition it is agreed as follows:

1.	CONFIDENTIALITY UNDERTAKING
The Purchaser undertakes in relation to each Acquisition made or which may be made by it (a) to keep all Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition is protected with security measures and a degree of care that would apply to the Purchaser's own confidential information and (b) until that Acquisition is completed, to use the Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition only for the Permitted Purpose.

2.	PERMITTED DISCLOSURE
The Purchaser may disclose in relation to each Acquisition made or which may be made by it:

2.1
to any of its Affiliates and any of its or their officers, directors, employees, professional advisers and auditors such Confidential Information as the Purchaser shall consider appropriate if any person to whom such Confidential Information is to be given pursuant to this paragraph 2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to such Confidential Information;

2.2	subject to the requirements of the relevant Agreement, to any person:

2.2.1
to (or through) whom the Purchaser assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations which it may acquire under that Agreement such Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition as the Purchaser shall consider appropriate if the person to whom such Confidential Information is to be given pursuant to this sub-paragraph 2.2.1 of paragraph 2.2 has delivered a letter to the Purchaser in equivalent form to this undertaking;

2.2.2
with (or through) whom the Purchaser enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to that Agreement or any relevant Obligor such Confidential Information which the Seller supplies to the

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Purchaser in relation to that Acquisition as the Purchaser shall consider appropriate if the person to whom such Confidential Information is to be given pursuant to this sub-paragraph 2.2.2 of paragraph 2.2 has delivered a letter to the Purchaser in equivalent form to this undertaking;

2.2.3
to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition as the Purchaser shall consider appropriate; and

2.3
notwithstanding paragraphs 2.1 and 2.2 above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose such Confidential Information under the Agreement to which that Acquisition relates, as if such permissions were set out in full in this undertaking for the purposes of that Acquisition and as if references in those permissions to Finance Party were references to the Purchaser for the purposes of that Acquisition.

3.	NOTIFICATION OF DISCLOSURE
The Purchaser agrees in relation to each Acquisition made or which may be made by it (to the extent permitted by law and regulation) to inform the Seller:

3.1
of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph 2.2.3 of paragraph 2.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

3.2	upon becoming aware that Confidential Information relating to that Acquisition has been disclosed in breach of this undertaking.

4.	RETURN OF COPIES
If the Purchaser does not enter into an Acquisition and the Seller so requests in writing, the Purchaser shall return or destroy all Confidential Information supplied to the Purchaser by the Seller in relation to that Acquisition and destroy or permanently erase (to the extent technically practicable) all copies of such Confidential Information made by the Purchaser and use its reasonable endeavours to ensure that anyone to whom the Purchaser has supplied any such Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that the Purchaser or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph 2.2.3 of paragraph 2.2 above.

5.	CONTINUING OBLIGATIONS
The obligations in this undertaking are continuing and, in particular, shall survive and remain binding on the Purchaser in relation to each Acquisition made or which may be made by it until (a) if the Purchaser becomes a party to the Agreement to which that Acquisition relates as a lender of record, the date on which the Purchaser becomes such a party to such Agreement; (b) if the Purchaser enters into that Acquisition but it does not result in the Purchaser becoming a party to the Agreement to which that Acquisition relates as a lender of record, the date falling [12] months after the date on which all of the Purchaser's rights and obligations contained in the documentation entered into to implement that Acquisition have terminated; or (c) in any other case the date falling [12] months after the date of the Purchaser's final receipt (in whatever manner) of any Confidential Information in relation to that Acquisition.

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6.	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC
The Purchaser acknowledges and agrees that, in relation to each Acquisition made or which may be made by it:

6.1
neither the Seller, nor any member of the relevant Group nor any of the Seller's or the relevant Group's respective officers, employees or advisers (each a "Relevant Person") (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information supplied by the Seller to the Purchaser in relation to that Acquisition or any other information supplied by the Seller to the Purchaser in relation to that Acquisition or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information supplied by the Seller to the Purchaser in relation to that Acquisition or any other information supplied by the Seller to the Purchaser in relation to that Acquisition or be otherwise liable to the Purchaser or any other person in respect of the Confidential Information supplied by the Seller to the Purchaser in relation to that Acquisition or any such information; and

6.2
the Seller or members of the relevant Group may be irreparably harmed by the breach of the terms of this undertaking and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this undertaking by the Purchaser.

7.	ENTIRE AGREEMENT: NO WAIVER; AMENDMENTS, ETC

7.1
This undertaking constitutes the entire agreement between the Seller and the Purchaser in relation to the Purchaser's obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2
No failure to exercise, nor any delay in exercising any right or remedy under this undertaking will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this undertaking.

7.3	The terms of this undertaking and the Purchaser's obligations under this undertaking may only be amended or modified by written agreement between the parties.

8.	INSIDE INFORMATION
The Purchaser acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Purchaser undertakes not to use any Confidential Information for any unlawful purpose.

9.	NATURE OF UNDERTAKINGS
The undertakings given by the Purchaser in this undertaking are given to the Seller and are also given for the benefit of the relevant Company and each other member of the relevant Group.

10.	THIRD PARTY RIGHTS

10.1
Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this undertaking has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this undertaking.

10.2	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

10.3	Notwithstanding any provisions of this undertaking, the parties to this undertaking do not require the consent of any Relevant Person to rescind or vary this undertaking at any time.

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11.	GOVERNING LAW AND JURISDICTION

11.1
This undertaking and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of any Acquisition) are governed by English law.

11.2
The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this undertaking (including a dispute relating to any non-contractual obligation arising out of or in connection with either this undertaking or the negotiation of any Acquisition).

12.	DEFINITIONS
In this undertaking terms defined in the relevant Agreement (as defined below) shall, unless the context otherwise requires, have the same meaning and:
"Agreement" means any credit agreement in which the Seller has an interest and which requires the Seller to obtain from the Purchaser an undertaking in or substantially in the form of this undertaking as a condition to permitting disclosure by the Seller of certain information to the Purchaser.
"Company" means, in relation to each Acquisition, the principal company party to the relevant Agreement.
"Confidential Information" means, in relation to each Acquisition, all information relating to the relevant Company, any relevant Obligor, the relevant Group, the relevant Finance Documents, the Facility and/or that Acquisition which is received by the Purchaser in relation to the relevant Finance Documents or the Facility from the Seller or any of its affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Purchaser of this undertaking; or

(b)	is identified in writing at the time of delivery as non-confidential by the Seller or its advisers; or

(c)
is known by the Purchaser before the date the information is disclosed to the Purchaser by the Seller or any of its affiliates or advisers or is lawfully obtained by the Purchaser after that date, from a source which is, as far as the Purchaser is aware, unconnected with the relevant Group and which, in either case, as far as the Purchaser is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Group" means, in relation to each Acquisition, the relevant Company and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).
"Permitted Purpose" means, in relation to each Acquisition, considering and evaluating whether to enter into that Acquisition.
This undertaking has been entered into on the date stated at the beginning of this undertaking

SIGNATURES
[ ]
By:

[ ]
By:

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SCHEDULE 8
TIMETABLES
Loans

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-10
Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' participation)	U-5
LIBOR	Quotation Day 11.00am

"U"	= date of utilisation or, if applicable, in the case of a Loan that has already been borrowed, the first day of the relevant Interest Period for that Loan.
"U - X"    =    X Business Days prior to date of utilisation

Letters of Credit

Delivery of a duly completed Utilisation Request (Clause 6.2 (Delivery of a Utilisation Request for Letters of Credit))	U-10

Agent notifies the Issuing Bank and Lenders of the Letter of Credit in accordance with paragraph 4 of Clause 6.5 (Issue of Letters of Credit).	U-6
Delivery of duly completed Renewal Request (Clause 6.6 (Renewal of a Letter of Credit))	U-4

"U"
=     date of utilisation, or, if applicable, in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), the first day of the proposed term of the renewed Letter of Credit

"U-X"    =    Business Days prior to date of utilisation

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SCHEDULE 9
ZENITH SECURITY DOCUMENTS

FIRST SECURITY AGREEMENTS

1.	Deed of account charge over Zenith Bank PLC account no. 5050009368 between the Company as charger/borrower and Zenith Bank as the bank dated ____.

2.
Deed of assignment of rights over material contracts (general, to be specified and notified) between the Company, Allied Energy PLC and the Parent (formerly known as Camac Energy Inc) as assignors and Zenith Bank as assignee dated ____.

EXCLUSIVE FIRST SECURITY AGREEMENT
All assets debenture over the fixed and floating assets, present and future chargeable assets of the Company dated 25 November 2014 between the Company as borrower and Zenith Bank as lender.
ZENITH SECURITY AGREEMENTS

1.	The First Security Agreements.

2.	The share charge over all the shares of the Company in favour Zenith dated ___.

3.	The Exclusive First Security Agreement.

4.	Legal Charge over Allied’s interest in the OMLs dated____.

5.	Pledge over all the shares of shareholders of the Company (to be extended to any new shares issued in the event of increase in share capital) in favour of Zenith Bank dated____.

6.	Irrevocable domiciliation agreement between the Company and offtakers that all proceeds in respect of the offtakes for OMLs will be domiciled with Zenith Bank dated ____.

7.
Assignment of rights over hedge, insurance (including license non-renewal risk insurance) and all reinsurance contracts including performance guarantees by any EPC related to project execution and activities on the OMLs to Zenith Bank dated ____.

8.	First charge over all the Company's accounts, receivables, rights and interests with respect to the OMLs dated___.

9.	Security assignment by the Company of all rights under the hedging agreements entered into in relation to the Zenith Facility Agreement dated ___.

10.	Corporate guarantee of the Company in favour of Zenith Bank dated ___.

11.	Corporate guarantee of the Parent in favour of Zenith Bank dated____.

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SCHEDULE 10
SHAREHOLDER DEBT INSTRUMENTS

1.	Promissory note between Allied and the Parent dated 6 June 2011.

2.	Second amended and restated promissory note between Allied and the Parent dated 7 August 2014 as amended by letter agreement dated 19 October 2015.

3.	Convertible note between Allied and the Parent dated 11 March 2015 as amended by a letter from Allied dated 14 March 2016.

4.	Promissory note between the Parent and James Street Capital Partners dated 9 May 2016.

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SCHEUDLE 11
FORM OF LETTER OF CREDIT
To:    [Beneficiary](the "Beneficiary")
Date
Irrevocable Standby Letter of Credit no. [ ]
At the request of [ ], [Issuing Bank] (the "Issuing Bank") issues this irrevocable standby Letter of Credit ("Letter of Credit") in your favour on the following terms and conditions:
1.    Definitions
In this Letter of Credit:
"Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for general business in [Port Louis].*
"Demand" means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.
"Expiry Date" means, for a Letter of Credit, the last day of its Term.
"Total L/C Amount" means [ ].
2.    Issuing Bank's agreement

(a)
The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by no later than [ ] p.m. ([Port Louis] time) on the Expiry Date.

(b)
Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [10] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)
The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.    Expiry

(a)
The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(b)
Unless previously released under paragraph (a) above, on [ ] p.m.([Port Louis] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

(c)	When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.
4.    Payments
All payments under this Letter of Credit shall be made in [ ] and for value on the due date to the account of the Beneficiary specified in the Demand.
5.    Delivery of Demand

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Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the Issuing Bank at its address and by the particular department or office (if any) as follows:
[ ]
6.    Assignment
The Beneficiary's rights under this Letter of Credit may not be assigned or transferred.
7.    ISP 98
Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.
8.    Governing Law
This Letter of Credit and any non-contractual obligations arising out of or in connection with it are governed by English law.
9.    Jurisdiction
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit (including a dispute relating to any non-contractual obligation arising out of or in connection with this Letter of Credit).
Yours faithfully

[Issuing Bank]
By:

NOTES:

*	This may need to be amended depending on the currency of payment under the Letter of Credit.

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SCHEDULE 12
FORM OF DEMAND
To:    [ISSUING BANK]
[Date]
Dears Sirs
Standby Letter of Credit no. [ ] issued in favour of [BENEFICIARY] (the "Letter of Credit")
We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.	We certify that the sum of [ ] is due [and has remained unpaid for at least [ ] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [ ].
2.    Payment should be made to the following account:
Name:
Account Number:
Bank:
3.    The date of this Demand is not later than the Expiry Date.
Yours faithfully

(Authorised Signatory)        (Authorised Signatory)

For
[BENEFICIARY]

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SCHEDULE 13
EXISTING FINANCIAL INDEBTEDNESS

Name of Obligor	Instrument	Total Principal Amount of Indebtedness
Parent	Promissory Note in favour of Allied dated 6 June 2011 between the Parent and Allied	USD 25,000,000
Parent	Convertible Subordinated Note dated 7 August 2014 between the Parent and Allied	USD 50,000,000
Parent	Convertible Note dated 11 March 2015 between the Parent and Allied	USD 50,000,000
Parent	Promissory Note dated May 2016 between the Parent and James Street Capital Partners	USD 10,000,000

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SCHEDULE 14
EXISTING GUARANTEES

Name of Obligor	Guarantee	Total Principal Amount of Indebtedness Guaranteed
Parent	Guarantee agreement between the Parent and Allied dated 6 June 2011	USD 25,000,000

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SCHEDULE 15
EXISTING SECURITY

Name of Obligor	Security	Total Principal Amount of Indebtedness Secured
Parent	Equitable Share Mortgage in respect of shares of CAMAC Energy Ltd dated 10 September 2013	USD 25,000,000

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SCHEDULE 16
EXISTING LOANS

Name of Obligor	Instrument	Total Principal Amount of Indebtedness
Allied	Promissory note between Allied and the Parent dated 7 August 2014 as amended by letter agreement dated 19 October 2015	USD 50,000,000
Allied	Convertible note between Allied and the Parent dated 11 March 2015 as amended by a letter from Allied dated 14 March 2016	USD 50,000,000
Allied	Promissory note between Allied and the Parent dated 6 June 2011	USD 25,000,000
James Street Capital Partners	Promissory note between the Parent and James Street Capital Partners dated 9 May 2016.	USD 10,000,000
Zenith Bank	Zenith Facility Agreement	USD 100,000,000

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SCHEDULE 17
DISCLOSURE TABLE

Row	Disclosure
22.4.3
Pursuant to the 2015 Convertible Note, as amended by a letter from Allied dated 14 March 2016, the Parent is obliged to pay to Allied 10% of the amount of any debt fundraising towards satisfaction of accounts payable due to the Allied group for services performed. This Agreement does not permit such a payment.

22.6.4
Pursuant to the Transfer Agreement dated 19 November 2013 between (inter alia) the Parent and Allied, the Parent is required to make the following additional payments upon the occurrence of certain future events: (i) $25.0 million cash or the equivalent in shares of the Parent's common stock within fifteen days following the approval of a development plan by the DPR with respect to a first new discovery of hydrocarbons in an area outside of the Field; and (ii) $25.0 million cash or the equivalent in shares of the Parent’s common stock within fifteen days starting from the commencement of the first hydrocarbon production in commercial quantities in an area outside of the Field. The number of shares to be issued shall be determined by calculating the average closing price of the Parent’s common stock over a period of thirty days, counted back from the first business day immediately prior to the approval of a development plan by DPR or the date of the first hydrocarbon production in commercial quantities, as applicable.

22.13.3	The Oyo-7 well has been shut in since July 2016. Oyo-7 was producing circa 1,200 per day before it was shut in.

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SCHEDULE 18
FORM OF OVERRIDE DEED

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………………………….. 2017

ERIN ENERGY CORPORATION
as Parent or Guarantor

and

ERIN PETROLEUM NIGERIA LIMITED
as Company

and

ZENITH BANK PLC

and

THE MAURITIUS COMMERCIAL BANK LIMITED
as PXF Facility Agent

and

THE MAURITIUS COMMERCIAL BANK LIMITED
as PXF Security Agent

and

the FINANCIAL INSTITUTIONS NAMED HEREIN

OVERRIDE DEED

Herbert Smith Freehills LLP

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Signatories

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THIS OVERRIDE DEED is dated _____2017
BETWEEN:

2.	ERIN ENERGY CORPORATION, having its registered office at 1330 Post Oak Blvd., Suite 2250, Houston, TX 77056, with registration number 30-0349798 (the "Parent" or the "Guarantor");

3.	ERIN PETROLEUM NIGERIA LIMITED (formerly known as Camac Petroleum Limited), having its registered office at Camac House, Plot 1649, Olosa Street, Victoria Island, Lagos, Nigeria (the "Company");

2.	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Second Lenders) as second lenders (the "Second Lenders");

3.
ZENITH BANK PLC, a banking company incorporated and licensed under the Federal Republic of Nigeria having its registered office at Plot 84 Ajose Adeogun Street, Victoria Island, Lagos State in its capacity as lender ("Zenith Bank");

4.	THE MAURITIUS COMMERCIAL BANK LIMITED in its capacity as agent and trustee for the Second Lenders (the "PXF Facility Agent"); and

5.	THE MAURITIUS COMMERCIAL BANK LIMITED in its capacity as agent and trustee for the Second Lenders (the "PXF Security Agent").
It is intended that this document takes effect as a deed notwithstanding that a Party may only execute it under hand.
IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions
In this Deed:
"Accession Deed" means an agreement by which a person becomes a party to this Deed, substantially in the form of Schedule 3 (Form of Accession Deed).
"Acceleration Event" means a PXF Acceleration Event or a Zenith Facility Acceleration Event, approved by the Majority Creditors.
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Agent" means Zenith Bank or the PXF Facility Agent.
"Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for general business in Lagos, Geneva and Port Louis, and in relation to any date for payment or purchase of dollars, New York.
"Capex Reserve Account" means the account to be opened in the name of the Company with Zenith Bank and the details of which shall be communicated by the Company to all parties within 15 days of the date hereof.
"Capex Forecast" has the meaning given to such term set out in Clause 6.2.1 (Payments prior to enforcement).
"Cash Sweep Account" means the account to be opened in the name of the Company with Zenith Bank and the details of which shall be communicated by the Company to all parties within 15 days of the date hereof.
"Close Family Member of a Public Official" means a spouse, one of his/her children or parents.

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"Common or Shared Security Agreement" means any First Security Agreements or any Second Security Agreement, excluding for the avoidance of doubt the Exclusive First Security Agreement and the Exclusive Second Security Agreement.
"Corrupt Act" has the meaning given to that term in Clause 22.18.5 (Anti-corruption law, anti-bribery law representation).
"Credit Participation" means, in relation to the First Creditor, its aggregate commitments under the Zenith Facility Agreement and in relation to each Second Creditor, it aggregate commitments under the PXF Facility Agreement.
"Creditor" means a First Creditor or a Second Creditor.
"Debt" means the First Debt or the Second Debt.
"Distributed Amounts" has the meaning given to that term in Clause 6.2.5 (Payments prior to enforcement).
"Export Proceeds" means all proceeds paid or payable under the Sales Contract.
"Exclusive First Security Agreement" means the security agreement listed in Schedule 2 (Security Agreements) as the exclusive first security agreement.
"Exclusive Second Security Agreement" means the security agreement listed in Schedule 2 (Security Agreements) as the exclusive second security agreement.
"FCPA" has the meaning given to that term in Clause 22.18.1 (Anti-corruption law, anti-bribery law representation).
"Financial Quarter" means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.
"First Creditor" means Zenith Bank or its successor who shall accede to this Deed as a First Creditor.
"First Debt" means all Liabilities payable or owing by the Company to a First Creditor secured under the First Security Agreements.
"First Security" means any Security Interest described in the First Security Agreements, to the extent it relates to the Export Proceeds.
"First Security Agreements" means the security agreements listed in Schedule 2 (Security Agreements) as the first security agreements.
"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.
"Liability" means any present or future liability (actual or contingent) whether or not matured or liquidated, together with:

(a)	any refinancing, novation, deferral or extension of that liability;

(b)	any further advance which may be made under any agreement expressed to be supplemental to any document in respect of that liability, together with all related interest, fees and costs;

(c)	any claim for damages or restitution in the event of rescission of that liability or otherwise;

(d)	any claim flowing from any recovery by a payment or discharge in respect of that liability on the grounds of preference or otherwise; and

(e)
any amount (such as post-insolvency interest) which would be included in any of the above but for its discharge, non-provability, unenforceability or non-allowability in any insolvency or other proceedings.

"Majority Creditors" means, at any time, those Creditors whose Credit Participations at that time aggregate more than 66.66 per cent. of the total Credit Participations at that time.

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"OECD Convention" has the meaning given to that term in Clause 22.18.1.
"Offshore Collection Account" means the offshore bank account opened in Mauritius and maintained by the Company with the PXF Facility Agent in accordance with the PXF Facility Agreement and includes any interest of the Company in any replacement account or any sub-division or sub-account of that account.
"Opex Forecast" has the meaning given to that term in Clause 6.2.1 (Payments prior to enforcement).
"Opex Forecast Amount" has the meaning given to that term in Clause 6.2.3(A) (Payments prior to enforcement).
"Opex Reserve Account" means the account to be opened in the name of the Company with Zenith Bank and the details of which shall be communicated by the Company to all parties within 15 days of the date hereof.
"Party" means a party to this Deed.
"Public Official" means an elected or appointed official, employee or agent of any national, regional or local government/state or department, agency or instrumentality of any such government/state or any enterprise in which such a government/state owns, directly or indirectly, a majority or controlling interest; an official of a political party; a candidate for public office; and any official, employee or agent of any public international organisation.
"PXF Debt Service Amount" means, in respect of a Financial Quarter, the scheduled debt service payment for that Financial Quarter set out in the PXF Repayment Schedule, as may be required to be updated from time to time.
"PXF Facility Acceleration Event" means, the PXF Agent exercising any of its rights under clause 28.25 (Acceleration) paragraphs 28.25.1 to 28.25.5 of the PXF Facility Agreement.
"PXF Facility Agreement" means the facility agreement dated on or about the date of this Deed between, amongst others, the Parent, the Company and the Second Creditors in the total aggregate principal amount as at the date of this Agreement equal to USD100,000,000, the purpose of which is to finance the capital expenditure programme for the development of OYO 9, OYO 7 or any other wells in OYO fields within OML 120 or OML 121.
"PXF Finance Documents" means the PXF Facility Agreement, the PXF Security Agreements, this Deed and each other agreement entered into by the Company and/or the Parent and the PXF Facility Agent in connection with the PXF Facility Agreement and the PXF Security Agreements.
"PXF Repayment Schedule" means the repayment schedule relating to the PXF Finance Documents as at the date of this Deed and as set out in Schedule 5 (PXF Repayment Schedule).
"PXF Security" means any Security Interest described in the PXF Security Agreements.
"PXF Security Agreements" means the security agreements listed in Schedule 2 (Security Agreements) as the PXF security agreements.
"Quarter Date" means each of 31 March, 30 June, 30 September and 31 December.
"Quarterly PXF Debt Payments" means, in respect of a Financial Quarter, the actual amount required to be paid by the Company to the PXF Facility Agent under the PXF Finance Documents in respect of that Financial Quarter, being the aggregate of the PXF Debt Service Amount and any other amount payable under the PXF Finance Documents in respect of that Financial Quarter.
"Quarterly Zenith Debt Payments" means, in respect of a Financial Quarter, the actual amount required to be paid by the Company to Zenith Bank under the Zenith Finance Documents in respect of that Financial Quarter, being the aggregate of the Zenith Debt

07/12851328_37	3

Service Amount and any other amount payable under the Zenith Finance Documents in respect of that Financial Quarter.
"Receiver" means a receiver, receiver and manager or administrative receiver appointed under a Security Agreement.
"Sales Contract" means the crude oil sale and purchase agreement dated on or about the date hereof and entered into between the Company as seller and Glencore (UK) Limited as off-taker for the sale of 100% of all crude oil arising from the total working interests of the Company in the oil mining leases numbered 120 and 121 issued by the government of the Federal Republic of Nigeria.
"Second Creditor" means a Second Lender, the PXF Facility Agent or any person that accedes to this Deed as a Second Creditor.
"Second Debt" means all Liabilities payable or owing by the Company or the Parent to a Second Creditor secured under the Second Security Agreements.
"Second Security" means any Security Interest described in the Second Security Agreements, to the extent it relates to the Export Proceeds.
"Second Security Agreements" means the security agreements listed in Schedule 2 (Security Agreements) as the second security agreements.
"Security" means the First Security or the Second Security.
"Security Interest" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Subsidiary" means any person (referred to as the "first person") in respect of which another person (referred to as the "second person"):

(a)
holds a majority of the voting rights in that first person or has the right under the constitution of the first person to direct the overall policy of the first person or alter the terms of its constitution; or

(b)	is a member of that first person and has the right to appoint or remove a majority of its board of directors or equivalent administration, management or supervisory body; or

(c)
has the right to exercise a dominant influence (which must include the right to give directions with respect to operating and financial policies of the first person which its directors are obliged to comply with whether or not for its benefit) over the first person by virtue of provisions contained in the articles (or equivalent) of the first person or by virtue of a control contract which is in writing and is authorised by the articles (or equivalent) of the first person and is permitted by the law under which such first person is established; or

(d)
is a member of that first person and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in the first person or the rights under its constitution to direct the overall policy of the first person or alter the terms of its constitution; or

(e)	has the power to exercise, or actually exercises dominant influence or control over the first person; or

(f)	together with the first person are managed on a unified basis, and, for the purposes of this definition, a person shall be treated as a member of another person if any of that person's Subsidiaries is a member of that other person or if any shares in that other person are held by a person acting on behalf of it or any of its Subsidiaries.

07/12851328_37	4

"Tax and Royalties Account" means the account to be opened in the name of the Company with Zenith Bank and the details of which shall be communicated by the Company to all parties within 15 days of the date hereof.
"Technical Advisor" means SacOil, a company incorporated under the laws of South Africa or any other technical advisor appointed by Public Investment Corporation SOC Ltd in connection with the PXF Finance Documents.
"Zenith Collection Account" means the account opened in the name of the Borrower with Zenith Bank under number 5050010111.
"Zenith Amendment Agreement" means the agreement dated 3 August 2016 documenting various amendments to the Zenith Facility Agreement.
"Zenith Debt Service Amount" means, in respect of a Financial Quarter, the scheduled debt service payment for that Financial Quarter set out in the Zenith Repayment Schedule, as may be required to be updated from time to time.
"Zenith Facility Acceleration Event" means, Zenith Bank exercising any of its rights under clause 17 (Events of Default) of the Zenith Facility Agreement and declaring any amounts outstanding under the Zenith Facility Agreement and interest accrued thereon and any other monies payable to be immediately due and payable.
"Zenith Facility Agreement" means the term facility agreement dated 30 December 2014 entered into between, inter alia, the Company and Zenith Bank, as amended by the Zenith Amendment Agreement, in the form existing as at the date of this Deed.
"Zenith Finance Documents" means the Zenith Security Agreements, the Zenith Facility Agreement, the Zenith Hedging Agreement and the Zenith Amendment Agreement.
"Zenith Hedging Agreement" means the commodity hedging agreement between Zenith Bank and the Company and any amendments thereto, in each case consented to by the PXF Facility Agent.
"Zenith Repayment Schedule" means the repayment schedule relating to the Zenith Finance Documents as at the date of this Deed and as set out in Schedule 4 (Zenith Repayment Schedule).
"Zenith Security Agreements" means the security agreements listed in Schedule 2 (Security Agreements) as the Zenith security agreements.

1.2	Construction

1.2.1	In this Deed, unless the contrary intention appears, a reference to:

(A)	a Clause or a Schedule is a reference to the clause or a schedule to, this Deed;

(B)
an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;

(C)	a provision of law is a reference to that provision as amended or re-enacted;

(D)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(E)
a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality); and

(F)	"$", "USD" and "dollars" is a reference to the lawful currency of the United States of America.

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1.2.2	A reference in this Deed to this Deed or any other agreement or instrument is a reference to this Deed or other agreement or instrument as amended, novated, supplemented, extended or restated.

1.2.3	The headings in this Deed are for ease of reference only do not affect its interpretation.

1.3	Third party rights

1.3.1
Unless expressly provided to the contrary in this Deed, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Deed.

1.3.2	Notwithstanding any term of this Deed, the consent of any person who is not a Party is not required to rescind or vary this Deed at any time.

2.	CONFIRMATION AND WAIVER

2.1	Confirmation
The First Creditor consents to the creation and existence of the PXF Finance Documents.

2.2	Waiver
The First Creditor irrevocably and unconditionally waives any default by the Company under the Zenith Finance Documents arising from the execution or existence of the PXF Finance Documents.

3.	PARI PASSU SECURITY

3.1	Pari Passu Security
The Common or Shared Security ranks pari passu in all respects.

3.2	Ranking
The ranking in Clause 3.1 (Pari Passu Security) applies regardless of:

3.2.1	the order of registration, notice or execution of any document;

3.2.2	when any Debt is incurred;

3.2.3	whether or when either Creditor is obliged to advance any Debt; or

3.2.4	any fluctuation in the outstanding amount of, or any intermediate discharge of, any Debt.

3.3	Registration and notice
Each Agent will co-operate to ensure that:

3.3.1	any registration of any Common or Shared Security Agreement; and

3.3.2	any notice given under any Common or Shared Security Agreement, is consistent with the pari passu ranking of the Security created by the Common or Shared Security Agreements under this Deed.

4.	ENFORCEMENT

4.1	Enforcement

4.1.1
No Creditor may take any action to enforce any Security under the PXF Security Agreements or the Zenith Security Agreements, including crystallising a floating charge, appointing a receiver or an administrator or exercising any remedy of

07/12851328_37	6

foreclosure unless it gives the other Creditor as much prior notice of its intention to do so as is reasonably possible, and shall give such notice at least 3 Business Days' before taking such action.

4.1.2	Subject to this Clause 4.1 (Enforcement) and Clause 7.1 (Defaults), nothing in this Deed affects the ability of a Creditor to:

(A)
give the Company or the Parent any notice in relation to any default under any document relating to any Debt, or exercise its rights in respect of any such default, including any rights in relation to acceleration of any Debt; or

(B)	enforce any Security in accordance with the PXF Security Agreements or the Zenith Security Agreements except that:

(1)
subject to paragraphs (2) and (3) below, the PXF Security Agreements or the Zenith Security Agreements (other than the Exclusive First Security Agreement but including the Common or Share Security Agreements) may only be enforced upon an Event of Default (as defined in the PXF Facility Agreement or the Zenith Facility Agreement respectively) as shall be notified to the Company;

(2)	the Exclusive First Security Agreement may only be enforced after the automatic termination of this Deed in accordance with Clause 15 (Termination); and

(3)	the Second Security Agreements shall automatically terminate upon an Acceleration Event.

5.	PROCEEDS OF ENFORCEMENT OF SECURITY

5.1	Order of application
Notwithstanding anything to the contrary in any PXF Finance Document or any Zenith Finance Document, and prior to the automatic termination of this Deed in accordance with Clause 15 (Termination), the proceeds of enforcement of the security conferred by the Common or Shared Security Agreements will be applied by the Creditors in the following order:

5.1.1	first, in or towards payment of any unpaid fees, costs and expenses of the Creditors and any Receiver, attorney or agent appointed under the Common or Shared Security Agreements;

5.1.2	secondly, in or towards payment of the First Debt and the Second Debt, divided equally; and

5.1.3	thirdly, in payment to the Company or other person entitled to it.

5.2	Good discharge
An acknowledgement of receipt signed by the relevant person to whom payments are to be applied under this Clause 5 (Proceeds of enforcement of security) will discharge each Creditor.

6.	PAYMENTS PRIOR TO ENFORCEMENT

6.1	Zenith Collection Account
Subject to Clause 6.2 (Payments prior to enforcement), the Creditors acknowledge and agree that the Company shall ensure that all Export Proceeds are credited in USD to the

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Zenith Collection Account, pursuant to the terms of this Deed, for immediate further transfer in accordance with Clause 6.2 (Payments prior to enforcement) herein.

6.2	Payments prior to enforcement
Prior to the enforcement of the security conferred by the Common or Shared Security Agreements, the following process for transfers of payments received under the Sales Contract shall apply:

6.2.1
No later than seven Business Days prior to the first day of any Financial Quarter, the Company must provide Zenith Bank and the PXF Facility Agent with (i) its forecast in respect of operating expenditure and taxes payable for that Financial Quarter, as approved by each of the Technical Advisor, the PXF Facility Agent and Zenith Bank (the "Opex Forecast") and (ii) its forecast in respect of capital expenditure (other than financed by the PXF Facility Agreement) payable for that Financial Quarter, as approved by each of the Technical Advisor, the PXF Facility Agent and Zenith Bank (the "Capex Forecast").

6.2.2	No Creditor may dispute an Opex Forecast or a Capex Forecast that has been approved by each of the Technical Advisor, the PXF Facility Agent and Zenith Bank for the purposes of this Deed.

6.2.3
Upon receipt on the Zenith Collection Account of any payment of Export Proceeds during a Financial Quarter, the amount of that payment of Export Proceeds shall be distributed from the Zenith Collection Account within two Business Days in Lagos of the date of receipt in the following order of priority (notwithstanding that any default under the Zenith Finance Documents or the PXF Finance Documents may have occurred or be continuing or that any distribution under this Clause 6.2.3 may give rise to a breach of the Zenith Finance Documents or the PXF Facility Documents):

(A)	first, to the Tax and Royalties Account, to pay tax and royalties related to the Export Proceeds;

(B)
second, to the Opex Reserve Account until the amount of Export Proceeds credited to the Opex Reserve Account during that Financial Quarter equals the amount of operating expenditure and taxes set out in the Opex Forecast for that Financial Quarter for application to operating expenses (the "Opex Forecast Amount");

(C)
third, (once the amount of Export Proceeds credited to the Opex Reserve Account during that Financial Quarter equals the Opex Forecast Amount), to the Zenith Debt Service Account and the Offshore Collection Account pro rata to the ratio of (1) the Zenith Debt Service Amount to (2) the PXF Debt Service Amount, for application in respect of the Quarterly Zenith Debt Payments and the Quarterly PXF Debt Payments (respectively) for that Financial Quarter;

(D)
fourth, to the Capex Reserve Account, as set out in the Capex Forecast for that Financial Quarter for application to capital expenditure, but excluding capital expenditure financed under the PXF Facility Agreement (the "Capex Forecast Amount");

(E)
fifth, (once the amount of Export Proceeds credited to the Capex reserve Account during that Financial Quarter equals the Capex Forecast Amount), to the Cash Sweep Account, and the Offshore Collection Account pro rata to the ratio of (1) the Zenith Debt Service Amount to (2) the PXF Debt Service Amount, for application in prepayment of amounts

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outstanding under the Zenith Facility Agreement and the PXF Facility Agreement on the next Quarter Date.

6.2.4
If following any payment event of default on any repayment date but prior to any Acceleration Event, a partial call is made on the SBSA Guarantee and amounts are paid under the Exclusive Second Security Agreement (the "Partial SBSA Payment Amount") and there are any amounts outstanding under the Zenith Facility Agreement in respect of a corresponding repayment date under the Zenith Facility Agreement, any amount to be applied pro-rata under paragraph 6.2.3(C) above to the Offshore Collection Account shall be applied instead to the Zenith Debt Service Account up to an amount equal to the Partial SBSA Payment Amount.

6.2.5
Two Business Days prior to the last day of each Financial Quarter, the amounts distributed pursuant to Clause 6.2.3(C) to the Zenith Collection Account and the Offshore Collection Account during that Financial Quarter (the "Distributed Amounts") shall be reconciled with the Quarterly Zenith Debt Payments and the Quarterly PXF Debt Payments in order to determine whether the Distributed Amounts were sufficient to fund both the Quarterly Zenith Debt Payments and the Quarterly PXF Debt Payments in full, provided that any corresponding amount of the Partial SBSA Payment Amount credited to the Zenith Debt Service Account shall be counted for the purpose of this calculation as being a Distributed Amount credited to the Offshore Collection Account. If, pursuant to such reconciliation:

(A)
the Distributed Amounts were not sufficient to fund both the Quarterly Zenith Debt Payments and the Quarterly PXF Debt Payments in full, then a transfer shall be made from the Zenith Collection Account or the Offshore Collection Account (whichever was credited with the greater portion of the Distributed Amounts) to the Zenith Collection Account or the Offshore Collection Account (whichever was credited with the lesser portion of the Distributed Amounts), so as to ensure that each of the Offshore Collection Account and the Zenith Collection Account are credited with 50 per cent. of the Distributed Amounts during that Financial Quarter; or

(B)
the Distributed Amounts during the Financial Quarter were sufficient to fund both the Quarterly Zenith Debt Payments and the Quarterly PXF Debt Payments in full, then no transfer pursuant to Clause 6.2.5(A) shall be made.

6.2.6	For the avoidance of doubt, Zenith Bank may not transfer any amount from the Zenith Collection Account and the PXF Facility Agent may not make any prepayment in accordance with clause 6.2.3 (E) until:

(A)	the last day of each Financial Quarter; and

(B)	completion of the balancing transfer pursuant to Clause 6.2.5(A) (if applicable).

7.	EXCHANGE OF INFORMATION

7.1	Defaults
Each Agent must promptly notify the other Agent:

7.1.1	upon the occurrence of any breach of any provision of any document relating to any Debt of which it has received notice;

7.1.2	any amendment to the PXF Finance Documents or the Zenith Finance Documents relevant to the terms of this Deed with reasonably prior notice; and

07/12851328_37	9

7.1.3	prior to giving the Company or the Parent any notice in relation to any default or acceleration of any Debt under any document relating to any Debt.

7.2	Amounts of Debt
Each Agent must on request notify the other Agent of the amount of the First Debt or the Second Debt, as appropriate (so far as known to it).

7.3	Other information
The Company authorises each Creditor to disclose to any other Creditor any information relating to the Company or any of its related entities and coming into its possession in connection with any Debt.

8.	EXPENSES
The Company must pay each Creditor within three Business Days of demand the amount of all costs and expenses (including legal fees) incurred by it in connection with any enforcement of, or the preservation of any rights against the Company under this Deed.

9.	ANTI-CORRUPTION LAW

9.1	Anti-corruption law, anti-bribery law representation
In recognition of the principles enshrined in the relevant international and regional conventions on combating corruption and to ensure compliance with the anti-corruption laws applicable in relation to this Deed and any other anti-corruption law, statute, regulation or convention otherwise applicable to the Parties and their Affiliates, each Party represents, warrants and agrees as follows:

9.1.1
It is aware of, understands and has been advised by legal counsel on the meaning of the OECD Convention on combating Bribery of Foreign Public Officials (the "OECD Convention"), and of any of the other laws, regulations, rules, decrees and/or official government orders applicable to it relating to anti-bribery or anti-money laundering, including but not limited to, the U.S. Foreign Corrupt Practices Act ("FCPA").

9.1.2
It is familiar with the OECD Convention and the FCPA’s prohibition of paying, offering, promising or giving anything of value, either directly or indirectly, to a Public Official in order to influence any act or decision of such Public Official in his official capacity, or inducing him to do or omit to do any act in violation of his lawful duty, or to secure any improper advantage in order to obtain or retain business for or with, or directing business to, any person or entity.

9.1.3
It has not breached, inter alia in connection with the execution of this Deed, and agrees that it shall not breach any provision of any United Nations, United States, European Union or any other applicable law related to bribery, whether in relation to a Public Official or a private person including the FCPA.

9.1.4
It will not, directly or indirectly, offer, give or agree to offer or give any payment, gift or other advantage with respect to any matter which is the subject of this Deed, including its responsibilities and obligations hereunder (i) which is intended to, or does influence any person to act or reward any person for acting in breach of an expectation of good faith, impartiality or trust; (ii) which it would otherwise be improper for the recipient to accept; or (iii) which is made to, or for a Public Official with the intention of influencing them to allow one of the Parties or any Affiliate to obtain or retain an advantage in the conduct of its business (a "Corrupt Act").

9.1.5	Except as previously disclosed to the other Parties in writing, none of its senior representatives or its senior representatives’ close family members is presently,

07/12851328_37	10

or has been in the last year, a Public Official. It further warrants that it will inform the other Parties promptly in writing if any such person assumes such position while at the same time remaining one of its senior representatives or a Close Family Member of a Public Official.

9.1.6	Neither it, nor any of its executives or employees is under current criminal investigation or has been subject to enforcement activities for improper conduct relating to bribery or corruption.

9.2	Anti-corruption law undertaking

9.2.1	No Party shall directly or indirectly use any payment made under this Deed for any purpose which would breach the Bribery Act 2010, the FCPA or other similar legislation in other jurisdictions.

9.2.2	Each Party shall:

(A)	conduct its businesses in compliance with applicable anti-corruption laws; and

(B)	maintain policies and procedures designed to promote and achieve compliance with such laws.

9.2.3
Each Party will maintain proper and accurate books, records and accounts which accurately and fairly reflect any and all payments made, expenses incurred, and assets disposed of, in connection with this Deed. Each Party will maintain such books and records for five (5) years following termination of this Deed, or any such longer period as may be required by the law applicable to such Party.

9.2.4	Each Party warrants that it will not use any of the proceeds of any payment made under this Deed, directly or indirectly, for the purpose of, or in connection with, any Corrupt Act.

9.2.5
No Party will make any payment to a Public Official that would be considered a facilitating payment, a grease payment, or any similar type of payment while fulfilling its responsibilities and obligations hereunder.

9.3	Statements of accounts
The PXF Facility Agent agrees to provide Zenith Bank with monthly statements of accounts in relation to disbursements under the PXF Facility Agreement and the Company hereby irrevocably authorises the PXF Facility Agent to provide such information to Zenith Bank.

10.	CHANGES TO THE PARTIES

10.1	Company
The Company may not assign or transfer any of its rights (if any) or obligations under this Deed.

10.2	Creditors
No Creditor may assign or transfer:

10.2.1	any Debt owing to it; or

10.2.2	any of its rights or obligations under a PXF Security Agreement or a Zenith Security Agreement;
to any person, unless that person agrees to be bound by this Deed as a Creditor by executing, and delivering to each Agent, an Accession Deed.

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11.	NATURE OF PARTIES' RIGHTS AND OBLIGATIONS

11.1	Company and Parent
The Company and the Parent do not have any rights under this Deed and no undertaking is given (or deemed to be given) to, or for the benefit of, the Company or the Parent.

11.2	Creditors
Unless otherwise agreed by all the Creditors:

11.2.1	the obligations of a Creditor under this Deed are several;

11.2.2	failure by a Creditor to perform its obligations under this Deed does not affect the obligations of any other Creditor under this Deed; and

11.2.3	no Creditor is responsible for the obligations of any other Creditor under this Deed.

12.	NOTICES

12.1	Communications in writing
Any communication to be made under or in connection with this Deed must be made in writing and, unless otherwise stated, may be made by fax or letter.

12.2	Addresses

12.2.1
Except as provided below, the contact details of each Party for any communication to be made or delivered under or in connection with this Deed are those notified by that Party for this purpose to each Agent on or before the date it becomes a Party.

12.2.2	The contact details of the Company for this purpose are:
Address: Camac House, Plot 1649, Olosa Street, Victoria Island, Lagos, Nigeria
Fax: +234.1.262.2306
Attention: The Managing Director

12.2.3	The contact details of the Parent for this purpose are:
Address: 1330 Post Oak Blvd., Suite 2250, Houston, TX 77056
Fax: +1-713-797-2990
Attention: Chief Financial Officer

12.2.4	The contact details of Zenith Bank for this purpose are:
Address:     Plot 84 Ajose Adeogun Street, Victoria Island, Lagos State

Phone:         234 -1 – 2781275, 2781278, 7040000070, 7040000349
234 – 1 – 2781976, 7040000235
Attention:    Nnamdi Edekobi / Ude Sams Ugbeda / Michael Anokwuru

12.2.5	The contact details of the PXF Facility Agent for this purpose are:
Address: 11th Floor, MCB Head Office, 9-15, Sir William Newton Street, Port Louis, Mauritius
Fax:    +230 208 7976
Attention: E&C Middle office /cibenergyandcommodities@mcb.mu

12.2.6	The contact details of the Mauritius Commercial Bank for this purpose are:

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Address: 11th Floor, MCB Head Office, 9-15, Sir William Newton Street, Port Louis, Mauritius
Fax:    +230 208 7976
Attention: E&C Middle office /cibenergyandcommodities@mcb.mu

12.2.7	Any Party may change its contact details by giving five Business Days' notice to the other Parties.

12.3	Delivery

12.3.1	Except as provided below, any communication made or delivered by one Party to another under or in connection with this Deed will only be effective:

(A)	if by way of fax, when received in legible form; or

(B)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 12.2 (Addresses), if addressed to that department or officer.

12.3.2	Any communication to be made or delivered to an Agent will be effective only when actually received by that Agent.

12.4	Notification of address and fax number
Promptly upon changing its own contact details, an Agent must notify the other Parties.

12.5	Electronic communication

12.5.1	Any communication to be made between any of the Parties under or in connection with this Deed may be made by electronic mail or other electronic means, if the relevant Parties:

(A)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(B)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(C)	notify each other of any change to their electronic mail address or any other such information supplied by them.

12.5.2	For the purposes of this Deed, an electronic communication will be treated as being in writing.

12.5.3
Any electronic communication made between the Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to an Agent only if it is addressed in such a manner as that Agent may specify for this purpose.

12.5.4
Any electronic communication which would otherwise become effective on a non-working day or after business hours in the place of receipt will be deemed only to become effective on the next working day in that place.

12.6	English language

12.6.1	Any communication made under or in connection with this Deed must be in English.

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12.6.2	All other documents provided under or in connection with this Deed must be:

(A)	in English; or

(B)
if not in English, and if so required by any Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

13.	AMENDMENTS AND WAIVERS

13.1	Amendments

13.1.1
Any term of this Deed may be amended or waived with the agreement of the Parties. Zenith Bank may effect and the PXF Facility Agent may effect on behalf of a Second Lender, any amendment or waiver allowed under this Clause.

13.1.2	In the event of any inconsistency between the terms of this Deed and any of the PXF Finance Documents or the Zenith Finance Documents, the terms of this Deed shall prevail.

13.2	Waivers, remedies cumulative
No failure to exercise, nor any delay in exercising, on the part of any Party, any right or remedy under this Deed will operate as a waiver, nor will any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law and may be waived only in writing and specifically.

14.	UNDERTAKINGS OF THE COMPANY
The Company hereby undertakes as follows:

14.1.1	to irrevocably domicile Export Proceeds into the Zenith Collection Account, subject to the terms of this Agreement;

14.1.2
to irrevocably assign its rights under any Sales Contract in favour of Zenith Bank Plc. prior to first drawdown under the PXF Facility Agreement, (such document to constitute a First Security Agreement); and

14.1.3
to provide to Zenith Bank not later than thirty (30) days after the execution of this Deed duly executed copies of the Second Security Agreements, the Exclusive Second Security Agreement and the other PXF Security Agreements substantially similar to the draft documents already reviewed by Zenith Bank prior to the date of this Agreement.

15.	TERMINATION
This Override Deed shall be automatically terminated:

15.1.1	in the event of failure by the Company to comply with the provisions of Clause 14 (Undertakings of the Company);

15.1.2
if material amendments are made to the Second Security Agreements, the Exclusive Second Security Agreement or the other PXF Security Agreements which are detrimental to the interest of Zenith Bank Plc.; or

15.1.3	Upon the occurrence of an Acceleration Event.

16.	COUNTERPARTS

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This Deed may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

17.	GOVERNING LAW
This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

18.	ENFORCEMENT

18.1	Jurisdiction

18.1.1
The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed or any non-contractual obligation arising out of or in connection with this Deed) (a "Dispute").

18.1.2	The Parties agree that the English courts are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

18.1.3
No Party will be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Parties may take concurrent proceedings in any number of jurisdictions.

18.2	Service of process

18.2.1	Without prejudice to any other mode of service allowed under any relevant law:

(A)	the First Creditor:

(1)
irrevocably appoints Zenith Bank (UK) of No. 39 Cornhill London EC3V 3ND, United Kingdom as its agent under this Deed for service of process in relation to any proceedings before the English courts in connection with this Deed; and

(2)	agrees that failure by a process agent to notify the relevant Creditor of the process will not invalidate the proceedings concerned; and

(B)	each Second Creditor:

(1)	irrevocably appoints the Law Debenture as its agent under this Deed for service of process in relation to any proceedings before the English courts in connection with this Deed; and

(2)	agrees that failure by a process agent to notify the relevant Creditor of the process will not invalidate the proceedings concerned.

18.2.2
If any person appointed as process agent under this Clause 18.2 (Service of process) is unable for any reason so to act, that Creditor must immediately (and in any event within 10 days of the event taking place) appoint another agent on terms acceptable to Zenith Bank (in the case of an appointment by a Second Creditor) or the PXF Facility Agent (in the case of an appointment by a First Creditor). Failing this, Zenith Bank (in the case of an appointment by a Second Creditor) or the PXF Facility Agent (in the case of an appointment by a First Creditor) may appoint another process agent for this purpose.

THIS DEED has been entered into as a deed on the date stated at the beginning of this Deed.

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SCHEDULE 1
SECOND LENDERS

SECOND LENDERS	COMMITMENTS AS AT THE DATE OF THIS AGREEEMENT
The Mauritius Commercial Bank Limited	USD 100,000,000

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SCHEDULE 2
SECURITY AGREEMENTS

FIRST SECURITY AGREEMENTS

3.	Deed of account charge over Zenith Bank PLC account no. 5050009368 between the Company as charger/borrower and Zenith Bank as the bank dated July 14, 2015.

4.
Deed of assignment of rights over material contracts (general, to be specified and notified) between the Company, Allied Energy PLC and the Parent (formerly known as Camac Energy Inc) as assignors and Zenith Bank as assignee dated July 14, 2015.

EXCLUSIVE FIRST SECURITY AGREEMENT
All assets debenture over the fixed and floating assets, present and future chargeable assets of the Company dated 25 November 2014 between the Company as borrower and Zenith Bank as lender.
SECOND SECURITY AGREEMENTS

1.
Onshore Account Charge Agreement in favour of the PXF Security Agent in relation to the Capex Reserve Account, the Cash Sweep Account, the Opex Reserve Account, the Tax and Royalties Account and the Zenith Collection Account.

2.	Sales Contract Assignment Agreement in favour of the PXF Security Agent.
EXCLUSIVE SECOND SECURITY AGREEMENT
The independent on demand guarantee issued by The Standard Bank South Africa Limited for a maximum aggregate amount of USD 100,000,000 in connection with the obligations and liabilities of the Company and the Parent under the PXF Facility Agreement dated on or about the date hereof.
ZENITH SECURITY AGREEMENTS

12.	The First Security Agreements.

13.	The share charge over all the shares of the Company in favour of Zenith dated September 19, 2014.

14.	The Exclusive First Security Agreement.

15.	Legal Charge over Allied Energy’s interest in the OMLs dated May 14, 2015.

16.	Pledge over all the shares of shareholders of Allied Energy Plc (to be extended to any new shares issued in the event of increase in share capital) in favour of Zenith Bank dated September 19, 2014.

17.	Irrevocable domiciliation agreement to be entered into between the Company and offtakers that all proceeds in respect of the offtakes for OMLs 120 and 121 will be domiciled with Zenith Bank.

18.
Assignment of rights over hedge, insurance (including license non-renewal risk insurance) and all reinsurance contracts including performance guarantees by any EPC related to project execution and activities on the OMLs to Zenith Bank to be entered into.

19.	First charge over all the Company's accounts, receivables, rights and interests with respect to the OMLs dated_July 14, 2015.

20.	Security assignment to be entered into by the Company of all rights under the hedging agreements entered into in relation to the Zenith Facility Agreement.

21.	Corporate guarantee of Allied Energy Plc in favour of Zenith Bank dated September 11, 2014.

22.	Corporate guarantee of the Parent in favour of Zenith Bank dated September 11, 2014.
PXF SECURITY AGREEMENTS

1.	The Second Security Agreements.

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2.	Offshore Collection Account Pledge Agreement in favour of the PXF Security Agent.

3.	Offshore DSRA Pledge Agreement in favour of the PXF Security Agent.

4.	The Exclusive Second Security Agreement

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SCHEDULE 3
FORM OF ACCESSION DEED
To:    [ZENITH BANK] as Zenith Bank
[PXF FACILITY AGENT] as the PXF Facility Agent
From:    [PROPOSED NEW PARTY]
Date:    [●]
[COMPANY] – Override Deed dated [          ] (the "Override Deed")
We refer to the Override Deed. This Deed is an Accession Deed.
We, [name of new Party] of [address/registered office], agree to be a [First][Second] Creditor under the Override Deed and to be bound by the term of the Override Deed as a Creditor.
Our contact details and facility office are as follows:
[●].
This deed is intended to be executed as a deed.
This deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

EXECUTED as a DEED	)
by [PROPOSED NEW PARTY]	)
acting by	)
and	)
acting under the authority of	)
that company in the presence of:	)

Witness's Signature:
Name:
Address:

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SCHEDULE 4

ZENITH REPAYMENT SCHEDULE

Customer:	CAMAC PETROLEUM LIMITED
Amount:	$84,375,000.00
Effective Date:	30/Mar/16
Maturity Date:	28/Feb/21
Interest Rate:	Libor + 9.5%
Repayment:	Quarterly Repayment of Interest & Principal
Maratorium	12 months on principal
Loan account	3700242141
Loan Source	Multiloan
Restructured				I noticed the interest accrued on phoenix, is lagging by a day computation on excel.
LOAN AMOUNT ($)	LIBOR	MARGIN	INTEREST	INTEREST PERIOD FROM TO		NO OF DAYS	INT. DUE ($)	% PRIN DUE	PRIN. DUE ($)	Total Due ($)	DUE DATE	STATUS
84,375,000.00	0.62860%	9.000%	9.6286%	30/Mar/16	30/Jun/16	92	2,076,166.88			2,076,166.88	30/Jun/16	paid
84,375,000.00	0.63110%	9.000%	9.6311%	30/Jun/16	30/Sep/16	92	2,076,705.94			2,076,705.94	30/Sep/16	paid
84,375,000.00	0.83769%	9.000%	9.8377%	30/Sep/16	########	91	2,098,194.82			2,098,194.82	########
84,375,000.00		9.000%		30/Dec/16	########	90	—				########
84,375,000.00		9.000%		30/Mar/17	30/Jun/17	92	—	5.00%	4,218,750.00		30/Jun/17
80,156,250.00		9.000%		30/Jun/17	30/Sep/17	92	—	5.00%	4,218,750.00		30/Sep/17
75,937,500.00		9.000%		30/Sep/17	########	91	—	5.00%	4,218,750.00		########
71,718,750.00		9.000%		30/Dec/17	########	90	—	5.50%	4,640,625.00		########
67,078,125.00		9.000%		30/Mar/18	30/Jun/18	92	—	5.50%	4,640,625.00		30/Jun/18
62,437,500.00		9.000%		30/Jun/18	30/Sep/18	92	—	5.50%	4,640,625.00		30/Sep/18
57,796,875.00		9.000%		30/Sep/18	########	91	—	5.50%	4,640,625.00		########
53,156,250.00		9.000%		30/Dec/18	########	90	—	6.00%	5,062,500.00		########
48,093,750.00		9.000%		30/Mar/19	30/Jun/19	92	—	6.00%	5,062,500.00		30/Jun/19
43,031,250.00		9.000%		30/Jun/19	30/Sep/19	92	—	6.00%	5,062,500.00		30/Sep/19
37,968,750.00		9.000%		30/Sep/19	########	91	—	6.00%	5,062,500.00		########
32,906,250.00		9.000%		30/Dec/19	########	91	—	7.50%	6,328,125.00		########
26,578,125.00		9.000%		30/Mar/20	30/Jun/20	92	—	7.50%	6,328,125.00		30/Jun/20
20,250,000.00		9.000%		30/Jun/20	30/Sep/20	92	—	7.50%	6,328,125.00		30/Sep/20
13,921,875.00		9.000%		30/Sep/20	########	91	—	7.50%	6,328,125.00		########
7,593,750.00		9.000%		30/Dec/20	########	60	—	9.00%	7,593,750.00		########

					1612
					53.73333

07/12851328_37	21

SCHEDULE 5
PXF REPAYMENT SCHEDULE

Repayment Date	Repayment Instalment (USD)
30 June 2017	500,000
30 September 2017	10,000,000
31 December 2017	10,000,000
31 March 2018	10,500,000
30 June 2018	10,500,000
30 September 2018	10,500,000
31 December 2018	10,500,000
31 March 2019	10,500,000
30 June 2019	10,500,000
30 September 2019	10,500,000
31 October 2019	2,000,000
30 November 2019	2,000,000
31 December 2019	2,000,000
The rate of interest on each loan for each interest period payable on each Quarter Date or Repayment Date as the case may be, is the percentage rate per annum which is the aggregate of the applicable:

(i)	six per cent. per annum; and

(ii)	LIBOR.

07/12851328_37	22

SIGNATORIES

Company
EXECUTED as a DEED	)
by ERIN PETROLEUM NIGERIA LIMITED	)
acting by	)
and	)
acting under the authority of	)
that company in the presence of:	)

Witness's Signature:
Name:
Address:

07/12851328_37	23

Parent
EXECUTED as a DEED	)
by ERIN ENERGY CORPORATION	)
acting by	)
and	)
acting under the authority of	)
that company in the presence of:	)

Witness's Signature:
Name:
Address:

07/12851328_37	24

Zenith Bank
EXECUTED as a DEED	)
by ZENITH BANK PLC	)
acting by	)
and	)
acting under the authority of	)
that company in the presence of:	)

Director

Director/Secretary

07/12851328_37	25

Second Lenders
EXECUTED as a DEED	)
by THE MAURITIUS	)
COMMERCIAL BANK LIMITED	)
acting by	)
and	)
acting under the authority of	)
that company in the presence of:	)

Witness's Signature:
Name:
Address:

07/12851328_37	26

PXF Facility Agent
EXECUTED as a DEED	)
by THE MAURITIUS	)
COMMERCIAL BANK LIMITED	)
acting by	)
and	)
acting under the authority of	)
that company in the presence of:	)

Witness's Signature:
Name:
Address:

07/12851328_37	27

PXF Security Agent
EXECUTED as a DEED	)
by THE MAURITIUS	)
COMMERCIAL BANK LIMITED	)
acting by	)
and	)
acting under the authority of	)
that company in the presence of:	)

Witness's Signature:
Name:
Address:

07/12851328_37	28

SIGNATURES

THE PARENT or THE GUARANTOR

/s/ Daniel Ogbonna
ERIN ENERGY CORPORATION
By: DANIEL OGBONNA
Address: 1330 Post Oak Blvd., Suite 2250, Houston, TX 77056
Fax: +1-713-797-2990
Attention: The Chief Financial Officer

THE COMPANY

/s/ Adefemi Ayoade
ERIN PETROLEUM NIGERIA LIMITED
By: AEFEMI AYOADE
Address: Camac House, Plot 1649, Olosa Street, Victoria Island, Lagos, Nigeria
Fax:    +234.1.262.2306
Attention: The Managing Director

THE ARRANGER
Neekeea RAMEN
Head of Credit Management
The Mauritius Commercial Bank Ltd.
Head Office, Port Louis
/s/ Neekeea Ramen /s/ Raoul Gufflet
THE MAURITIUS COMMERCIAL BANK LIMITED
By: NEEKEEA RAMEN     RAOUL GUFFLET
Address: 11th Floor, MCB Head Office, 9-15, Sir William Newton Street, Port Louis, Mauritius
Fax:    +230 208 7976
Attention:

07/12851328_37	29

THE AGENT
Neekeea RAMEN
Head of Credit Management
The Mauritius Commercial Bank Ltd.
Head Office, Port Louis
/s/ Neekeea Ramen /s/ Raoul Gufflet
THE MAURITIUS COMMERCIAL BANK LIMITED
By: NEEKEEA RAMEN     RAOUL GUFFLET
Address: 11th Floor, MCB Head Office, 9-15, Sir William Newton Street, Port Louis, Mauritius
Fax:    +230 208 7976
Attention:

THE SECURITY AGENT
Neekeea RAMEN
Head of Credit Management
The Mauritius Commercial Bank Ltd.
Head Office, Port Louis
/s/ Neekeea Ramen /s/ Raoul Gufflet
THE MAURITIUS COMMERCIAL BANK LIMITED
By: NEEKEEA RAMEN     RAOUL GUFFLET
Address: 11th Floor, MCB Head Office, 9-15, Sir William Newton Street, Port Louis, Mauritius
Fax:    +230 208 7976
Attention:

07/12851328_37	30

THE ISSUING BANK
Neekeea RAMEN
Head of Credit Management
The Mauritius Commercial Bank Ltd.
Head Office, Port Louis
/s/ Neekeea Ramen /s/ Raoul Gufflet
THE MAURITIUS COMMERCIAL BANK LIMITED
By: NEEKEEA RAMEN     RAOUL GUFFLET
Address: 11th Floor, MCB Head Office, 9-15, Sir William Newton Street, Port Louis, Mauritius
Fax:    +230 208 7976
Attention:

THE ORIGINAL LENDER
Neekeea RAMEN
Head of Credit Management
The Mauritius Commercial Bank Ltd.
Head Office, Port Louis
/s/ Neekeea Ramen /s/ Raoul Gufflet
THE MAURITIUS COMMERCIAL BANK LIMITED
By: NEEKEEA RAMEN     RAOUL GUFFLET
Address: 11th Floor, MCB Head Office, 9-15, Sir William Newton Street, Port Louis, Mauritius
Fax:    +230 208 7976
Attention:

07/12851328_37	31